  As filed with the Securities and Exchange Commission on April 22, 1999
                                                      Registration No. 333-72437

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                            AMENDMENT NO. 3 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                             ---------------------

                            MPATH INTERACTIVE, INC.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                         7310                        94-3217317
 (State or Other Jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
     of Incorporation or         Classification Code Number)        Identification No.)
        Organization)

                                665 Clyde Avenue
                            Mountain View, CA 94043
                                 (650) 429-3900
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                                LINDA R. PALMOR
                            Chief Financial Officer
                            MPATH INTERACTIVE, INC.
                                665 Clyde Avenue
                        Mountain View, California 94043
                                 (650) 429-3900
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                             ---------------------

                                   Copies to:

               Joshua L. Green               Nora L. Gibson
               Jeffrey Y. Suto             Lindsay C. Freeman
              Heather A. Harlan      BROBECK, PHLEGER & HARRISON LLP
               David T. Sobota             Spear Street Tower
              George Kellerman                 One Market
              VENTURE LAW GROUP          San Francisco, CA 94105
         A Professional Corporation
             2800 Sand Hill Road
            Menlo Park, CA 94025

                             ---------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.    [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                             Proposed
   Class of Each Class Of Securities     Maximum Aggregate       Amount of
           To Be Registered              Offering Price(1)   Registration Fee
-----------------------------------------------------------------------------
Common Stock, par value $.00005 per
 share ...............................      $49,450,000         $13,748(2)
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2) Previously paid.

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED APRIL 22, 1999

                          [LOGO OF MPATH APPEARS HERE]

                                3,900,000 Shares
                                  Common Stock

     Mpath Interactive, Inc. is offering 3,900,000 shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "MPTH." We anticipate that the initial public offering price will be between $10.00 and $12.00 per share. Some of our existing stockholders and/or their affiliates have indicated to us that they intend to purchase, at the initial public offering price, $3.0 million of our common stock in this offering, which they are prohibited from selling for 90 days.

                                ---------------

                 Investing in our common stock involves risks.

                  See "Risk Factors" beginning on page 9.

                                ---------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................    $       $
Underwriting Discounts and Commissions..........................    $       $
Proceeds to Mpath...............................................    $       $

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We have granted the underwriters a 30-day option to purchase up to 585,000 additional shares of our common stock.

                                ---------------

BancBoston Robertson Stephens
            Thomas Weisel Partners LLC
                          Warburg Dillon Read LLC
                                                         Wit Capital Corporation
                                                           as e-Manager(TM)

                                ---------------

                  The date of this prospectus is      , 1999.

                              [INSIDE FRONT COVER]

Title: "Mpath Interactive, Inc., Leading Technology Solutions for Live Internet Communities"

Block of text on left side:
"Mpath Interactive, Inc., develops, licenses and operates technologies that enable Internet sites to create and manage live Internet communities. These communities are characterized by real-time interaction among multiple simultaneous users. Mpath operates leading live communities, such as HearMe.com and Mplayer.com, serving over 3 million registered users."

Overlaying the images described below is an arrow leading from "Conventional Communities," going through "Technologies for Live Communities," ending on top of "Live Communities," and pointing at "Benefits of Live Communities."

Graphics on left side bottom:
Four small graphic images creating a circle around the phrase "Conventional Communities." The images include:
1.  Image of an envelope with text "Email"
2.  Image of a memo with text "Bulletin Boards"
3.  Image of hands shaking with text "Text Chat"
4.  Image of globe with text "Web Hosting"

Text and Graphics on right side bottom:
"Technologies for Live Communities. POP.X allows you to deploy and operate multi-participant Internet applications quickly and easily." POP.X logo.

Graphics on right side center:
Five small graphic images creating a circle around the phrase "Live Communities." The images include:
1. Image of two people talking to each other with text "Real-time Audio Chat (with text and instant messaging)"
2.  Image of a gavel and a block of wood with text "Live Auctions"
3.  Image of race car with text "Multi-participant Games"
4.  Image of microphone with text "Live Music Events"
5.  Image of computer with text "Help Desk Applications"

Block of text on right side top:
"Benefits of Live Communities:
    .   Highly engaging experiences
    .   Lengthy member session times
    .   Rich media advertising
    .   Integrated, targeted advertising
    .   High leverage of member-created content"

                                  [GATE 1]

Title:
"Live Communities" with text centered below title reading: "Live Communities reach millions of people, offering them the ability to interact in real-time, while utilizing rich media tools such as audio chat, game play, graphics, text chat and instant messaging and paging."

Text and graphics on left side of page:
Mplayer.com logo with text "Internet Multi-Participant Entertainment Communities" and "www.mplayer.com." Five images of Mplayer.com Web pages that show visitors to the site the steps involved in utilizing Mplayer.com's services. The text associated with such images of Mplayer.com's Web pages is as follows:

"1. Becoming a member of Mplayer.com takes a few simple steps and begins at the www.mplayer.com site."

"2. To get started, sign up and download the Mplayer.com software. It's free and installs automatically. Then choose a member name and password. Other Mplayer.com members will know you by your member name."

"3. Log-on to the Mplayer.com Service. Click on the `Games' navigation button and it will take you to the Main Menu. There are dozens of games to choose from. You can visit one of the many chat rooms by clicking on the title."

"4. Once you have entered a Game Lobby, you may enter a Game Room and join in the fun, or create your own room and invite others to join you. There are a variety of tournaments, events, contests, sweepstakes and drawings in which to participate. There are also many prizes to win, some awarded for skill, others at random."

"5. Members can choose to participate in Mplayer.com's premium service, which offers Ratings and Rankings that display an icon next to the player's name to demonstrate their ranking in a particular game. Premium service also includes special events, contests, magazine subscriptions, special features and exclusive games."

Text and graphics on right side of page:
HearMe.com logo with text "Live Internet Audio Communities" and
"www.hearme.com." Five images of HearMe.com Web pages that show visitors to the site the steps involved in utilizing HearMe.com's services. The text associated with such images of HearMe.com's Web pages is as follows:

"1. Joining the Live Audio Communities on HearMe.com involves a few quick steps and the process begins by visiting www.hearme.com."

"2. To start, download the free HearMe.com self-installing software. It will allow you to enter live audio chat rooms. You'll only need to download the first time you join."

"3. Now you can select a Lobby to enter. There are several communities to choose from to suit all tastes."

"4. Inside the Lobby, join a specific audio room that suits your mood or create you own room. Using your PC microphone and speakers, you can hold personal conversations or conference calls with friends and family. These private live audio communities allow you to lock or password protect your chat. Musically-inclined members are invited to the On Stage community to perform or to sit back and listen."

"5. You can use the HearMe.com pager to see if your friends and family are on the service and page them to join you in an audio room You can also send them instant messages if they're on the service or a telegram will be waiting for them the next time they sign on."

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
Summary.................................................................    5
Risk Factors............................................................    9
  Risks related to our business.........................................    9
  Risks related to our industry.........................................   14
  Risks related to the offering ........................................   16
You Should Not Rely on Forward-Looking Statements Because They Are
 Inherently Uncertain...................................................   19
How We Intend to Use the Proceeds from this Offering....................   19
Dividend Policy.........................................................   19
Other Information.......................................................   19
Capitalization..........................................................   20
Dilution................................................................   21
Selected Consolidated Financial Data....................................   22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations..........................................................   23
Business................................................................   32
Management..............................................................   51
Related Party Transactions with Directors, Officers and 5%
 Stockholders...........................................................   59
Principal Stockholders..................................................   62
Description of Capital Stock............................................   64
Shares Eligible for Future Sale.........................................   66
Underwriting............................................................   68
Legal Matters...........................................................   70
Experts.................................................................   70
Additional Information..................................................   70
Index to Financial Statements...........................................  F-1


  We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products and services. Mpath Interactive and Mplayer are registered trademarks owned by us. Mpath, the Mpath logo, Mplayer.com, the Mplayer.com logo, hearme, HearMe.com, the HearMe.com logo, and POP.X are trademarks that are owned by us. XOOM.com is a trademark of XOOM.com. This prospectus also makes reference to trademarks of other companies.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                    SUMMARY

    Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock. This prospectus assumes that the underwriters have not exercised their option to purchase additional shares and that all shares of preferred stock have been automatically converted into shares of common stock.

                                  Our Company

    Mpath develops, licenses and operates technologies that enable Internet sites to create and manage live communities. Live communities are gathering places on the Internet where multiple users interact with each other in real-time. Real-time interaction means that the communication, activity and related responses shared among users occurs almost immediately. We also operate our own leading live communities serving over 3 million registered users with over 80,000 unique daily visitors generating over 300 minutes of average monthly usage per visitor, as of March 1999. Our technology allows users to communicate with one another using graphics, text and sound, such as voice and music, over the Internet. In addition, our technology can be deployed across a vast network, such as the Internet, and can support thousands of users at the same time. We license our proprietary technology, which we call POP.X, to third party Web site operators, and we provide services for building live communities that may be self-managed by the third party or by us. People who visit live communities meet other people with similar interests and backgrounds. This reinforces their desire to return to a site and spend long periods of time participating in a number of activities with other people they meet. As a result, our technologies offer Internet advertisers an opportunity to reach targeted audiences participating in absorbing, memorable activities and to do so with message formats that go beyond traditional Web advertisements that are often sold as banners appearing at the top of Web pages. We believe we deliver high value solutions that significantly enhance the impact of a broad range of Internet marketing and Web site management efforts.

    The Internet has become an important medium for communications, content and commerce. According to International Data Corporation, the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe the Internet represents the fastest growing form of media in history. The Internet is increasingly being used as a medium for direct communication as well as a rapidly growing sales and marketing channel. Jupiter Communications estimates that total online advertising revenue in the U.S. will increase from $1.9 billion in 1998 to $7.7 billion by 2002. As the Internet has grown, so too have the efforts to commercialize the Internet for business purposes, such as selling products and services to people who visit Web sites. Although sites representative of the early stages of Internet commercialization provide valuable services, they did not initially enable Web users to interact or communicate with other individuals. As a result, Internet communities have emerged to satisfy user demand for interaction and communication. We believe an opportunity exists to create, operate and enable higher quality Internet communities characterized by real-time interaction among multiple users, which we call live communities. Creating successful live communities presents numerous technological challenges, requiring high standards of performance, accessibility, ease-of-use, security, content management and the ability to support thousands of users at the same time. Given the attractiveness of live communities to users, advertisers and Internet retailers, and given the time and effort required to build such communities, we believe a significant opportunity exists for delivering proven online technologies and services that enable rapid creation and management of full-featured live communities on the Internet.

    Through our Mpath Foundation business unit, we derive revenue by licensing our proprietary POP.X technology and by providing services for a fee to a growing customer base of online companies seeking to create and operate live communities on the Internet. We offer our customers broad technological expertise in networks, operations, information systems, integration technologies, and the customer support capabilities necessary to deploy live community applications rapidly and manage large Internet communities. A representative list of the customers of Mpath Foundation consist of a growing base of leading online entertainment companies is:
  .  CSK Sega;
  .  Electronic Arts;
  .  Fujitsu;
  .  GTECH; and
  .  LG Internet.

    Through our Live Communities business unit, we have developed and operate two services, Mplayer.com and HearMe.com. We generate the substantial majority of revenues from Live Communities by selling advertisements. While our services are free to all registered members, users may also pay subscription fees to us in exchange for access to premium services. In October 1996, we launched Mplayer.com, a premier live entertainment service on the Internet. The Mplayer.com service now consists of three active communities that are built around common interests and offers over 100 of the most popular online multi-participant games. According to our internal company reports, total usage time on Mplayer.com exceeds 200 million user minutes per month, as of January 1999, compared to 67 million user minutes per month as of January 1998. After less than two years of operations, Mplayer.com has become the tenth largest Internet site in terms of total usage time per month according to our usage data. In January 1999, we launched HearMe.com, our second live community service. HearMe.com is currently comprised of seven live communities, making live audio interaction available to people whose interests extend beyond entertainment. We intend to build the HearMe.com services through relationships with Web sites that want to offer live audio communities to their members. We intend to continue to expand this business unit by creating additional services and live communities.

    To maintain our leadership position in providing enabling technologies for companies seeking to build live communities on the Internet and in operating our own premier live communities, we have adopted the following strategies:

  .  expand our sales and marketing efforts;

  .  maintain and extend technology leadership and expertise;

  .  promote membership growth and usage;

  .  maximize value for advertisers and Internet retailers; and

  .  pursue multiple revenue streams.

    We have assembled an impressive group of corporate partners who bring capital, brand recognition, promotional strength and technology expertise to our service offering and facilitate the growth of our overall business. A representative list of these partners is:

  .  Infoseek;

  .  XOOM.com;

  .  Intel;

  .  Yahoo!;

  .  Excite;

  .  Macromedia;

  .  GTECH;

  .  Sega; and

  .  Cox Enterprises.

    Our principal executive offices are located at 665 Clyde Avenue, Mountain View, California 94043. Our telephone number at that location is (650) 429-3900. Information contained on our Web sites at http://www.mpath.com, http://www.mplayer.com and http://www.hearme.com does not constitute part of this prospectus.

    Unless otherwise indicated, the information in this prospectus, irrespective of the date referenced, assumes:

  . the sale and subsequent automatic conversion of 3,035,306 shares of preferred stock in January 1999;

  . the exercise and subsequent automatic conversion into common stock of warrants to purchase 77,422 shares of preferred stock at an exercise price of $6.60 per share;

  . the repayment of $1,500,000 in notes payable upon the sale of preferred stock in January 1999;

  . the automatic conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering; and

  .  no exercise of the underwriters' option to purchase additional shares.

                                  The Offering

 Common stock offered by Mpath...................... 3,900,000 shares
 Common stock to be outstanding after the offering.. 21,264,158 shares
 Use of proceeds.................................... Working capital and general corporate purposes
 Proposed Nasdaq National Market symbol............. MPTH

    The common stock to be outstanding after the offering is based on the number of shares outstanding as of December 31, 1998. This number excludes:

  . shares issuable upon conversion of a promissory note, in the principal amount of $1,864,000 that is convertible in the discretion of the note holder upon this offering or our sale;

  . 1,673,410 shares subject to outstanding options under our 1995 Stock Option/Stock Issuance Plan at a weighted average exercise price of $1.34 per share;

  . 1,986,282 shares subject to outstanding warrants at a weighted average exercise price of $6.97 per share, assuming these warrants are all exercised in full; and

  . an aggregate of 3,550,000 shares reserved for issuance under our stock plans. See "Management--Stock Plans" and the notes to our consolidated financial statements.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

   In the following summary consolidated financial data, the consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and consolidated balance sheet data as of December 31, 1998 are derived from and qualified in their entirety by the annual consolidated financial statements of Mpath. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                   Year Ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Statement of Operations Data:
Net revenues:
  Live Communities..............................  $     12  $    686  $  3,022
  Foundation....................................       112     2,041     5,005
                                                  --------  --------  --------
    Total revenues..............................       124     2,727     8,027
Cost of net revenues:
  Live Communities..............................        35     1,808     2,221
  Foundation....................................        90       620       790
                                                  --------  --------  --------
    Total cost of revenues......................       125     2,428     3,011
                                                  --------  --------  --------
      Gross profit (loss).......................        (1)      299     5,016
Operating expenses..............................    25,334    13,859    16,854
Loss from operations............................   (25,335)  (13,560)  (11,838)
Net loss........................................  $(25,045) $(13,654) $(11,951)
Pro forma basic and diluted net loss per share..                      $  (0.95)
Number of shares used in the pro forma
 calculation....................................                        12,643
                                                         December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Selected Non-Financial Data:
Total registered users..........................       --        317     2,340
Total user minutes per month....................       --     45,917   181,341

   The Pro Forma column in the Balance Sheet Data below reflects:

  . the sale and subsequent automatic conversion of 3,035,306 shares of preferred stock we sold in January 1999 for an aggregate purchase price of approximately $20.0 million;

  . the proceeds of approximately $511,000 from the exercise of warrants to purchase 77,422 shares of preferred stock that will be exercised effective as of the closing of this offering;

  . the repayment of $1,500,000 in notes payable upon the sale of preferred stock in January 1999; and

  . the automatic conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering.

  The Pro Forma As Adjusted column gives effect to the sale of the shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Please see "How We Intend to Use the Proceeds from this Offering" and "Capitalization."

                                                         December 31, 1998
                                                    ----------------------------
                                                               Pro    Pro Forma
                                                    Actual    Forma  As Adjusted
                                                    -------  ------- -----------
Balance Sheet Data:
Cash and cash equivalents.......................... $ 1,114  $20,158   $59,058
Working capital (deficit)..........................  (2,067)  18,477    57,377
Property and equipment, net........................   1,878    1,878     1,878
Total assets.......................................   6,177   25,221    64,121
Long term notes payable............................   1,864    1,864     1,864
Stockholders' equity (deficit).....................  (2,130)  18,414    57,314

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

    Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

                             ---------------------

 Risks related to our business

We have a limited operating history of less than three years upon which to base your investment decision

    We were founded in January 1995 and have a limited operating history. Due to our limited operating history, it is difficult or impossible for us to predict future results of operations. As a result, you should not expect future revenue growth to be comparable to our recent revenue growth. We believe that comparing different periods of our operating results is not meaningful, as you should not rely on the results for any period as an indication of our future performance. We did not begin generating advertising or licensing revenues until October 1996. For the year ended December 31, 1997, we generated revenues of $2.7 million, and for the year ended December 31, 1998, we generated revenues of $8.0 million. As an investor in our common stock, you should consider the risks and difficulties that we face as an early stage company in a new and rapidly evolving market. Some of the specific risks we face include our:

  . ability to maintain and to increase levels of traffic on our live communities;

  .  ability to develop and extend the Mplayer.com and HearMe.com brands; and

  .  ability to increase demand for our products and services.

We had an accumulated deficit of $53.0 million as of December 31, 1998 and our history of losses may continue in the future

    We have had substantial losses since our inception and our operating losses may increase in the future. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates, our operating expenses increase without a commensurate increase in our revenues or we fail to adjust operating expense levels accordingly, our business, results of operations and financial condition will be adversely affected. As of December 31, 1998, we had an accumulated deficit of $53.0 million, which includes a write-off of $14.5 million of goodwill and in-process research and development expenses incurred in connection with our acquisition of Catapult Entertainment in 1996. Although we have experienced growth in net revenues, members, customers and Internet reach in recent periods, we cannot be certain that our growth rates will continue at their current levels or increase in the future.

    We have not yet become profitable on a quarterly or annual basis, and we anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount of growth in our revenues from advertising, licensing, commerce and premium subscription fees. We expect our operating expenses to increase significantly, especially in the areas of engineering, sales and marketing and brand promotion, and, as a result, we will need to generate increased quarterly revenues to become profitable.

The sales and implementation cycle(s) for our Mpath Foundation products and services is long, which makes it difficult to predict our results of operations

    Our Mpath Foundation customers often take a long time to evaluate our products and services, and many people are involved in the sales process. The long sales and implementation cycles for our products and services and the timing of these sales may cause license and service revenues and operating results to vary significantly from period to period. We spend a lot of time educating and providing information to our prospective customers regarding the use and benefits of our products and services. Even after deciding to license our products, our customers tend to deploy our products slowly and deliberately depending on the skill set of the customer, the size of deployment, the complexity of the customer's system architecture, the quantity of hardware involved, and the degree of hardware and software configuration necessary to deploy our products.

We depend on short-term advertising contracts that may not be renewed, making it difficult to predict our results of operations

    We derive a significant portion of our revenues from the sale of advertising. If customers cancel or defer existing advertising or commerce contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods will be adversely affected. A significant number of these advertising sales are made under short-term contracts that average two to three months in length. Consequently, many of our advertising customers can cease advertising on our Web site quickly and without penalty. As a result, our quarterly revenues and operating results depend heavily on advertising revenues from contracts entered into within the quarter and on our ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

    Furthermore, our advertising revenues are based in part on the amount of traffic on Mplayer.com and HearMe.com. Accordingly, if the amount of traffic on our live communities falls below our expectations or those of existing or potential advertisers, we may lose advertising customers. In addition, substantially all of our advertising contracts require us to guarantee a minimum number of impressions. In the event that we fail to deliver the minimum number of impressions, we could be required to provide credit for additional impressions and we may have to reduce advertising rates in order to maintain existing advertisers and attract new advertisers.

The unpredictability of our quarterly results makes it difficult to predict our financial performance

    Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These fluctuations make it difficult to predict our financial performance and may adversely affect the trading price of our common stock. These factors include:

  . demand for and market acceptance of our products and services and Web-based advertising;

  .  budgeting cycles of advertisers;

  . amount and timing of capital expenditures and other costs relating to the expansion of our operations and future acquisitions;

  . engineering or development fees that we may pay for new Web site development and publishing tools; and

  .  general economic conditions.

    As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of the Mplayer.com and HearMe.com brands, we intend to significantly increase our marketing budget. Such an increase in marketing expenditures may adversely affect our results of operations for a number of quarterly periods.

    Due to our relatively short operating history we have limited meaningful historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenues from advertising, software licensing fees, commerce revenue-sharing arrangements, premium membership service fees and our anticipated growth in memberships and to a large extent are fixed. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of the intense competition for the sale of Web-based advertisements, revenue-sharing opportunities and new members, our limited operating history and the uncertainty as to the broad acceptance of the Web as an advertising and commerce medium. If we fail to accurately predict revenues in relation to fixed-expense levels, our business, results of operations and financial condition could be adversely affected.

We depend upon strategic relationships with media, Internet and technology companies, and we may not be able to maintain and develop strategic relationships successfully

    Although we view our strategic relationships with media, Internet and technology companies as a key factor in our overall business strategy, we cannot be certain that we will be successful in developing new strategic relationships or that our strategic partners will view such relationships as significant to their own business or that they will continue their commitment to us in the future. Our business, results of operations and financial condition, and our stock price may be materially adversely affected if any strategic partner discontinues its relationship with us for any reason. Additionally, any party to a strategic agreement with us may fail to perform its contractual obligations and we cannot be certain that we could enforce any such agreement. We do not generally establish minimum performance requirements for our strategic partners but instead rely on their voluntary efforts. In addition, most of these agreements may be terminated by either party with little notice. Therefore, we cannot be certain that these relationships will be successful.

Our Mpath Foundation business unit has a limited number of customers upon whom we rely, and any decrease in revenue from one of these customers would have a greater effect on us than if we had more customers

    Mpath Foundation revenues have accounted for the majority of our revenues to date. Historically, we have received a significant portion of our Mpath Foundation revenues from a limited number of sales and license agreements. Therefore, any downturn in the business of these customers or potential customers could have a material adverse effect on our revenues and quarterly results of operations. We believe that a customer's decision to license our technology is relatively discretionary and, for large-scale users, often involves a significant long-term commitment of resources. We currently have eight Mpath Foundation customers. Revenues from significant Mpath Foundation customers as a percentage of total revenues are as follows:

                                                                       1997 1998
                                                                       ---- ----
     CSK/Sega......................................................... 35%   23%
     Sony............................................................. 11%   12%
     Electronic Arts.................................................. --    10%

    Hilltop New Media, Inc., an affiliate company of Columbia TriStar Television, Inc. and a subsidiary of Sony, has informed us that it is withholding payment of approximately $350,000 that was invoiced in December 1998. The customer claims that some contractual issues must be resolved before it will make payment. We believe that we are entitled to payment in full and are in discussions with the customer. However, we have taken a reserve as to the full amount in question for the three months ended March 31, 1999. We do not anticipate that this customer will account for a material amount of revenue in the future.

We rely on advertising revenue, and we are subject to the risk that the Web does not continue its development as an effective advertising medium

    We have derived a significant portion of our revenues to date from the sale of advertisements and intend to continue to do so in the future. If the Web does not continue its development as an effective advertising medium, this could have a material adverse effect on our business, financial condition and results of operations. Intense competition in the sale of advertising on the Web has resulted in a wide variety of pricing models, rate quotes and advertising services, making it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models, if any, will achieve broad acceptance among advertisers. Our strategy is to continue to emphasize advertising as a method of generating revenues. Our current business model is therefore highly dependent on the amount of traffic on our Web site. This type of business model, however, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge our effectiveness as compared with traditional advertising media. Many of our advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising budgets to Web-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For 1998, advertising on the Web represented a nominal portion of overall advertising revenues in the United States. Our ability to generate significant advertising revenues will also depend on, among other things, our ability to provide advertisers with a large base of users possessing demographic characteristics attractive to advertisers as well as our ability to develop or acquire effective advertising delivery and measurement systems.

We may be unable to effectively manage advertising within our live communities
 Web sites, which could affect our advertising revenue

    The process of managing advertising within a large, high-traffic Web site such as ours is an increasingly important and complex task. Any extended failure of, or material difficulties encountered in connection with, our advertising management system may expose us to "make good" obligations with our advertisers, which, by decreasing saleable advertising inventory would reduce revenues and have a material adverse effect on our business, results of operations and financial condition. We license our advertising sales and management system from NetGravity. Any replacement of this system could disrupt our ability to manage our advertising operations for a period of time. In addition, to the extent that we encounter system failures or material difficulties in the operation of this system, we could be unable to deliver banner advertisements and sponsorships through our Web site.

We rely on our intellectual property and proprietary rights and may be unable to protect these rights

    Our success depends in part on our ability to protect our proprietary software and other intellectual property. In addition, we may be sued over intellectual property rights. These lawsuits, or our inability to protect our intellectual property rights, could have a material adverse effect on our business, results of operations and financial condition. See "Business-- Proprietary Rights."

We may not be able to manage successfully our expanding business, which could cause our business to fail

    We have experienced and may continue to experience rapid growth, which has placed, and could continue to place, a significant strain on our managerial, financial and operational resources. If we cannot successfully manage our growth, our business may fail. We are required to manage multiple relationships with our strategic partners, technology licensors, members, POP.X licensees, advertisers and other third parties.

    These requirements will be exacerbated in the event of our further growth or in the number of third-party relationships, and we cannot be certain that our systems, procedures or controls will be adequate to support our operations or that our management will be able to manage any growth effectively. To effectively manage our potential growth, we must continue to implement and improve our operational, financial and management information systems and to expand, train and manage our employee base. As of December 31, 1998, we had grown to 111 full-time employees from 97 as of December 31, 1997, and we anticipate that the number of our employees will increase significantly in the next 12 months.

We may not be able to hire and retain the personnel necessary to support our expanding business effectively in a rapidly changing market

    Our performance is substantially dependent on the performance of our senior management and other key employees. Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial condition. We have experienced difficulty from time to time in hiring and retaining the personnel necessary to support the growth of our business, and we may experience similar difficulty in the future. Three members of the management team have only been employed by us for less than five months. We do not currently have "key person" life insurance policies on any of our employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on the business, results of operations and financial condition. Competition for senior management, experienced media sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining the personnel that we need. The importance of our personnel is especially heightened in the Internet field, and at a time when many companies are seeking to expand rapidly their operations.

Any acquisitions we make could result in dilution, unfavorable accounting charges and difficulties in managing successfully our business

    As part of our business strategy, we review acquisition prospects that would complement our existing business or enhance our technological capabilities. Future acquisitions by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our results of operations. Furthermore, acquisitions entail numerous risks and uncertainties, including:

  . difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies;

  .  diversion of management's attention from other business concerns;

  . risks of entering geographic and business markets in which we have no or limited prior experience; and

  .  potential loss of key employees of acquired organizations.

    We cannot be certain that we would be able to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, results of operations and financial condition. Although we do not currently have any agreement with respect to any material acquisitions, we may make acquisitions of complementary businesses, products or technologies in the future. However, we may not be able to locate suitable acquisition opportunities. Except for our acquisition of Catapult, we have not made any material acquisitions in the past.

We depend on access to commercial content and must pay for that access

    Our future success depends in large part upon our ability to aggregate and deliver compelling content over the Internet. If we fail to aggregate and deliver compelling third-party content to our users, Web traffic to our site might decrease and, as a result, advertising revenue might decrease. This could have a material adverse effect on our business, results of operations and financial condition. Although we create some of our own content such as poker and chess, we also rely on third-party content providers, such as game developers, for entertaining content. Our ability to aggregate and deliver compelling content provided by third parties may be adversely impacted by a number of factors, including the following:

  .  third-parties may increase the price of the content they provide;

  . many of our third-party content providers compete with us for members and advertising and may decide not to provide us with content;

  . our contracts with third-party content providers are usually short-term and may be canceled if we do not fulfill our obligations; and

  . our competitors and many of our third-party content providers provide content that is similar or the same as our content and may do so at a lower cost.

System failure may cause interruption of our services, which could impair our advertising revenues, our reputation and the attractiveness of our brand name

    The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Web users, advertisers, new members and commerce partners to our live communities. If system failures were sustained or repeated, our advertising revenues, our reputation and the attractiveness of our brand name could be impaired. Because we have incorporated third-party software into our systems and we depend upon Internet service providers to provide consumers with access to our products and services, we are limited in our ability to prevent system failures. We have sustained system failures for significant periods of time and may experience similar failures in the future. Users have also occasionally experienced difficulties due to system failures unrelated to our systems. These system failures caused an interruption in our live community services resulting in less traffic.

    Our disk storage is configured to survive multiple drive failures without data loss. To ensure backup and restoration of all production data, our system is comprised of several dedicated servers and tape libraries that have the capacity to backup the Mpath live communities sites every 24 hours. We rotate backup media into offsite archives to ensure data integrity should catastrophic events occur onsite.

We are subject to patent litigation that costs money and occupies management time

    In 1996, we acquired Catapult Entertainment, Inc. In connection with this acquisition, we are involved in litigation with respect to patent licenses that were held by Catapult. We must pay legal fees and our management could be distracted by this litigation. See "Business--Legal Proceedings."

We will increasingly depend on others to properly distribute our Mpath
 Foundation products and services

    We currently sell the vast majority of our Mpath Foundation products and services through our internal sales staff. If demand for our products and services increases, however, we will need to enter into reseller arrangements with Web development firms, enterprise applications resellers and OEM partners to distribute our products and technologies. If we do not adequately develop and maintain a network of resellers and OEMs, our business, results of operations and financial condition could be adversely impacted. Resellers and OEMs frequently have exclusive sales territories pursuant to individually negotiated contracts, which may limit our ability to build and expand our network of resellers and OEMs. In addition, some resellers and OEMs may offer products of one or more of our competitors, and they may emphasize our competitors' products at the expense of our products.

Risks related to our industry

We may not be able to compete successfully against our current and future competitors, which could adversely affect our business

    Our Live Communities business unit competes with other companies for Internet users and advertisers. Our Mpath Foundation business unit competes with companies marketing software and services for the Internet. Both our business units are subject to competition that is expected to intensify in the future. We may not be able to compete successfully against our current or future competitors, which would have a material adverse effect on our business, results of operations and financial condition. See "Business--Competition."

We could face liability or regulation of the personal identifying information obtained from people using our Web site

    The Federal Trade Commission is considering the adoption of regulations regarding the collection and use of personal identifying information obtained from individuals, including children, when accessing Web sites. These developments could have an adverse effect on our ability to target product offerings and attract advertisers and would have a material adverse effect on our business, results of operations and financial condition. These regulations may include a requirement that companies establish procedures to:

  . give adequate notice to consumers regarding information collection and disclosure practices;

  . provide consumers with the ability to have personal identifying information deleted from a company's database;

  . clearly identify affiliations or a lack of affiliations with third parties which may collect information or sponsor activities on a company's Web site; and

  . obtain express parental consent prior to collecting and using personal identifying information obtained from children under 13 years of age.

    While we have implemented or intend to implement programs designed to enhance the protection of the privacy of our members, including children, we cannot be certain that such programs will conform with any regulation adopted by the FTC. Moreover, even in the absence of regulation, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation by the FTC has resulted in a consent decree pursuant to which the Internet company has agreed to establish programs to implement the four principles noted above. We may become subject to an investigation by the FTC, and the FTC's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from members.

    In addition, at the international level, the European Union has adopted a directive that will impose restrictions on the collection and use of personal data. Such directive could affect U.S. companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. We cannot be certain that this directive will not adversely affect the activities of entities such as us that engage in data collection from users in European Union member countries.

We may not be able to protect against or respond in an appropriate manner to unauthorized access, computer viruses and other disruption problems

    Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our Web sites, which could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

Our products are new and face rapid technological changes, and if we do not respond appropriately, we would be adversely affected

    Our future success depends upon our ability to enhance our current products and services and to develop and introduce new products and services that will achieve market acceptance. If we do not adequately respond to the need to develop and introduce new products or services, then our business, operating results and financial condition will be adversely affected.

      The market for our products is characterized by:

  .  rapid technological advances;

  .  evolving standards in the Internet and software markets;

  .  changes in customer requirements; and

  .  frequent new product and service introductions and enhancements.

    We strive to incorporate new technology into the Mpath live communities and our Mpath Foundation products for the benefit of our members, visitors, licensees and advertising and commerce partners. Introducing new technology into our systems involves numerous technical challenges, substantial amounts of personnel resources and often times takes many months to complete. We cannot be certain that we will be successful at integrating new technology into the Mpath live communities and our Mpath Foundation products on a timely basis. In addition, the integration of new technology may degrade the responsiveness and speed of the Mpath live communities and our Mpath Foundation products and we cannot be certain that, once integrated, the new technology will function as expected.

    Major product enhancements and new products and services often require long development and testing periods to achieve market acceptance. In addition, our software products are complex and, despite vigorous testing and quality control procedures, may contain undetected errors or "bugs" when first introduced or updated. Any inability to timely deliver quality products and services could have a material adverse effect on our business, results of operations and financial condition. See "--We may be sued for product liability claims and our products may contain defects."

We may be sued for product liability claims, and our products may contain defects

    By licensing and supporting our products, we run the risk of product liability and related claims. Although our license agreements typically contain provisions that are designed to limit our exposure to claims, there can be no assurance that these provisions will be enforceable in all jurisdictions where we license and service our products. We currently have products liability insurance coverage in the amount of $6,000,000, which covers claims resulting from bodily injury or property damage. To the extent that any claims are not covered by insurance, we may be adversely affected.

    In addition, the computer software and hardware environment is characterized by a wide variety of non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by us and by our customers, there can be no assurance that errors will not be found in new products or enhancements. The occurrence of any errors in our products could result in adverse publicity, loss of or delay in market acceptance, or claims by customers against us, any of which could have an adverse effect upon our business, operating results and financial condition. See "--Our products are new and face rapid technological changes and if we do not respond appropriately, we would be adversely affected."

We face a number of unknown risks associated with trying to become Year 2000 compliant

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. We have just begun to identify measures to address the issues arising from Year 2000 requirements and therefore the risks associated with being Year 2000 compliant are unknown. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance." As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

Risks related to the offering

Insiders will continue to have substantial control over Mpath after the offering that could delay or prevent a change in our corporate control

    After completion of this offering, our executive officers and directors and their affiliates beneficially own approximately 48.9% of the shares of common stock, or 47.7% if the underwriters exercise the over-allotment option in full. As a result, our officers, directors and their affiliates will have the ability to influence the election of our Board of Directors and the outcome of corporate actions requiring stockholder approval. Such concentration of ownership may have the effect of delaying or preventing a change in our corporate control. See "Principal Stockholders."

There has been no prior market for our common stock, and we expect the price of our common stock to be volatile

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering, and the market price might fall below the initial public offering price. The initial public offering price may bear no relationship to the price at which the common stock will trade upon completion of this offering. The initial public offering price will be determined based on negotiations between us and the representatives of the underwriters, based on factors that may not be indicative of future market performance. The market price of the common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

  .  quarterly variations in operating results;

  .  changes in financial estimates by securities analysts;

  .  changes in market valuation of software and Internet companies;

  . announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

  . loss of a major customer or failure to complete significant license transactions;

  .  additions or departures of key personnel;

  . any shortfall in revenue or net income or any increase in losses from levels expected by securities analysts;

  .  future sales of common stock; and

  . stock market price and volume fluctuations, which are particularly common among highly volatile securities of Internet and software companies.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, operating results and financial condition.

We have broad discretion in how we use the proceeds from this offering in ways with which you may not agree

    Our management can spend most of the proceeds from this offering in ways with which the stockholders may not agree. See "How We Intend to Use the Proceeds from this Offering."

A large number of shares of our common stock will be eligible for sale shortly after the offering, which could result in a decline in our stock price

    Sales of a substantial number of shares of common stock after the offering could adversely affect the market price of the common stock and could impair our ability to raise capital through the sale of additional equity securities. On completion of this offering, we will have 21,264,158 shares of common stock outstanding or subject to currently exercisable options, with 21,849,158 shares if the underwriters' option to purchase additional shares is exercised in full. The 3,900,000 shares sold in this offering, which would be 4,485,000 shares if the underwriter's option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the Federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining 17,718,739 shares of common stock outstanding on completion of the offering will be "restricted securities" as that term is defined in Rule 144.

    Our stock and option holders are subject to agreements that limit their ability to sell common stock. These securityholders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of BancBoston Robertson Stephens. When these agreements expire, these shares and the shares underlying the options will become eligible for sale, in some cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Management--1995 Stock Option/Stock Issuance Plan."

Some of the provisions of our charter documents may have anti-takeover effects that could prevent a change in our control

    Some of the provisions of our Amended and Restated Certificate of Incorporation and bylaws could make it more difficult for a third party to acquire us, even if a change of control would be beneficial to our stockholders. For more information, see "Description of Capital Stock."

 YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY
                                   UNCERTAIN

    This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of Internet use and Internet advertising. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described in the preceding pages and elsewhere in this prospectus.

              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

    Our net proceeds from the sale of the 3,900,000 shares of common stock we are offering are estimated to be $38.9 million, or $44.9 million if the underwriters' option to purchase additional shares is exercised in full, assuming an offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. We currently expect to use the net proceeds primarily for working capital and general corporate purposes, including approximately $5.0 million for funding product development and approximately $5.0 million for expanding our sales and marketing organization. In addition, we may use a portion of the net proceeds for further development of our product lines through acquisitions of products, technologies and businesses. Accordingly, although we have no present commitments or agreements with respect to any such acquisitions, management will have significant discretion in applying the net proceeds of this offering. Pending such uses, we will invest the net proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our common stock or preferred stock and anticipate that all future earnings, if any, will be retained for development of our business. The payment of dividends will be at the discretion of our Board of Directors and will depend upon factors such as future earnings, capital requirements, the financial condition of Mpath, and general business conditions.

                               OTHER INFORMATION

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    This prospectus includes statistical data regarding the Internet industry. The statistical data that we used was taken or derived from information published by sources including Jupiter Communications, LLC, a media research firm that focuses on the Internet industry, and International Data Corporation, a firm that provides market and strategic information to the information technology industry. Although we believe that the statistical data we used was generally indicative of the matters for which we used it, statistical data is inherently imprecise, and you are cautioned not to place undue reliance on the statistical data regarding the Internet industry that we used in this prospectus.

                                 CAPITALIZATION

    The Actual column in the following table sets forth Mpath's actual capitalization as of December 31, 1998. The Pro Forma column in the following table gives effect to:

  . the filing of an amendment to Mpath's Certificate of Incorporation to provide for authorized capital stock of 150,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock;

  .  the sale of 3,035,306 shares of preferred stock in January 1999;

  . the exercise and subsequent automatic conversion into common stock of warrants to purchase 77,422 shares of preferred stock; and

  . the automatic conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering.

    The Pro Forma As Adjusted column gives effect to the sale of the shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses. Please see "How We Intend to Use the Proceeds from this Offering" and notes to our consolidated financial statements. The Pro Forma and Pro Forma As Adjusted information set forth below is unaudited and should be read in conjunction with Mpath's consolidated financial statements and notes.

                                                     December 31, 1998
                                              ---------------------------------
                                                                     Pro Forma
                                               Actual    Pro Forma  As Adjusted
                                              --------  ----------- -----------
                                                        (unaudited) (unaudited)
                                                       (in thousands)
Long term notes payable, less current
 portion..................................... $  1,864   $  1,864     $ 1,864
Long term capital lease obligations, less
 current portion.............................      326        326         326
Stockholders' equity (deficit):
  Preferred stock, $0.00005 par value;
    16,294,986 shares authorized actual,
    10,416,615 shares issued and outstanding,
    actual; 5,000,000 shares authorized, no
    shares issued or outstanding pro forma
    and pro forma as adjusted................        1         --          --
  Common stock warrants......................        2          2           2
  Common stock, $0.00005 par value,
    25,000,000 shares authorized actual,
    150,000,000 shares authorized pro forma
    and pro forma as adjusted; 3,834,815
    shares issued and outstanding actual;
    17,364,158 shares issued and outstanding
    pro forma and 21,264,158 shares issued
    and outstanding pro forma as adjusted....       --          1           1
  Additional paid in capital.................   63,155     83,699     122,599
  Deferred stock based compensation..........  (11,263)   (11,263)    (11,263)
  Notes receivable from stockholders.........   (1,020)    (1,020)     (1,020)
  Accumulated deficit........................  (53,005)   (53,005)    (53,005)
                                              --------   --------    --------
    Total stockholders' equity (deficit).....   (2,130)    18,414      57,314
                                              --------   --------    --------
      Total capitalization................... $     60   $ 20,604     $59,504
                                              ========   ========    ========

    The information in the table above excludes:

  . shares issuable upon conversion of a promissory note, in the principal amount of $1,864,000 that is convertible at the discretion of the note holder upon this offering or our sale;

  . 1,673,410 shares subject to outstanding options under our 1995 Stock Option/Stock Issuance Plan at a weighted average exercise price of $1.34;

  . 1,986,282 shares subject to outstanding warrants at a weighted average exercise price of $6.97 per share, assuming these warrants are all exercised in full; and

  . an aggregate of 3,550,000 shares reserved for issuance under our stock plans. See "Management--Stock Plans" and the notes to our consolidated financial statements.

                                    DILUTION

    Mpath's pro forma net tangible book value as of December 31, 1998 was approximately $18.4 million or $1.06 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding. After giving effect to the sale of the 3,900,000 shares of common stock offered by us at an assumed initial public offering price of $11.00 per share, and the adjustments set forth above, our pro forma net tangible book value as of December 31, 1998 would have been $57.3 million or $2.70 per share of common stock. This represents an immediate increase in net tangible book value of $1.64 per share to existing stockholders and an immediate dilution of $8.30 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $11.00
 Pro forma net tangible book value per share before the offering... $1.06
 Increase attributable to new investors............................  1.64
                                                                    -----
Pro forma net tangible book value after the offering...............         2.70
                                                                          ------
Dilution per share to new investors................................       $ 8.30
                                                                          ======

      The following table summarizes on a pro forma basis, as of December 31, 1998, the differences between the existing stockholders, as adjusted, and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing stockholders....  17,364,158   81.7% $ 67,744,000   61.2%    $ 3.90
New investors............   3,900,000   18.3    42,900,000   38.8      11.00
                           ----------  -----  ------------  -----
  Totals.................  21,264,158  100.0% $110,644,000  100.0%
                           ==========  =====  ============  =====

    The information presented with respect to existing stockholders assumes no exercise of warrants to purchase 1,986,282 shares that were outstanding on February 11, 1999 and no exercise of outstanding options under the 1995 Stock Option/Stock Issuance Plan. As of February 11, 1999:

  . options to purchase 1,673,410 shares were outstanding under our 1995 Stock Option/Stock Issuance Plan;

  . 124,694 shares were reserved for issuance upon exercise of options that may be granted subsequent to February 11, 1999 under the 1995 Stock Option/Stock Issuance Plan; and

  . an aggregate of 3,550,000 shares are reserved for issuance under our stock plans.

    The issuance of common stock under these plans will result in further dilution to new investors. See "Management--Stock Plans" and the notes to our consolidated financial statements. These figures also include 3,035,306 shares of preferred stock (which will automatically be converted into 3,035,306 shares of common stock upon the closing of this offering) and the exercise and subsequent conversion into common stock of a warrant to purchase 77,422 shares of preferred stock issued after December 31, 1998 in a private placement to investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and notes to our consolidated financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the consolidated balance sheet data at December 31, 1997 and 1998, are derived from audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the period from inception to December 31, 1995 and the consolidated balance sheet data as of December 31, 1995 and 1996 are derived from audited financial statements not included in this prospectus.

                                   Period from
                                    January 9,
                                       1995
                                  (inception) to     Year Ended December 31,
                                   December 31,  ---------------------------------
                                       1995        1996         1997        1998
                                  -------------- --------  -------------- --------
Statement of operations Data         (in thousands, except for per share data)
Net revenues:
 Live Communities................    $   --      $     12     $    686    $  3,022
 Foundation......................        --           112        2,041       5,005
                                     -------     --------     --------    --------
  Total revenue..................        --           124        2,727       8,027
Cost of net revenues:
 Live Communities................        --            35        1,808       2,221
 Foundation......................        --            90          620         790
                                     -------     --------     --------    --------
  Total cost of revenues.........        --           125        2,428       3,011
                                     -------     --------     --------    --------
    Gross profit (loss)..........        --            (1)         299       5,016
Operating expenses:
 Research and development........      1,502        5,261        2,436       3,132
 Sales and marketing.............        171        3,937        6,906       7,847
 General and administrative......        746        2,877        2,841       3,274
 Stock based compensation........         34          383        1,676       2,601
 Write-off of acquired
  intangibles....................        --        12,876          --          --
                                     -------     --------     --------    --------
  Total operating expenses.......      2,453       25,334       13,859      16,854
                                     -------     --------     --------    --------
Loss from operations.............     (2,453)     (25,335)     (13,560)    (11,838)
 Interest and other income
  (expense), net.................         99          291          (93)       (111)
                                     -------     --------     --------    --------
Loss before provision for income
 taxes...........................     (2,354)     (25,044)     (13,653)    (11,949)
 Provision for income taxes......         (1)          (1)          (1)         (2)
                                     -------     --------     --------    --------
Net loss.........................    $(2,355)    $(25,045)    $(13,654)   $(11,951)
                                     =======     ========     ========    ========
Basic and diluted net loss per
 share...........................    $(23.55)    $ (33.80)    $  (7.81)   $  (5.39)
Weighted average shares
 outstanding used in basic and
 diluted net loss per-share
 calculation.....................        100          741        1,749       2,217
Pro forma basic and diluted loss
 per share (unaudited)...........        --           --           --     $  (0.95)
Number of shares used in the pro
 forma calculation (unaudited)...        --           --           --       12,643
                                                   December 31,
                                  ------------------------------------------------
                                       1995        1996         1997        1998
                                  -------------- --------  -------------- --------
Balance Sheet Data:                               (in thousands)
Cash and cash equivalents........    $ 3,548     $  5,511     $  9,132    $  1,114
Working capital (deficit)........      3,169        4,006        7,580      (2,067)
Total assets.....................      4,333        8,142       12,356       6,177
Long term notes payable..........        --         2,756        1,864       1,864
Stockholders' equity (deficit)...      3,580        2,762        7,141      (2,130)
                                                           December 31,
                                                 ---------------------------------
                                                   1996         1997        1998
                                                 --------  -------------- --------
Selected Non-Financial Data:                               (in thousands)
Total registered users..........................      --           317       2,340
Total user minutes per month....................      --        45,917     181,341

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

Overview

    Mpath develops, licenses and operates technologies that enable Internet sites to create and manage live communities. We were incorporated and commenced operations in January 1995. From inception through September 1996, our activities primarily consisted of recruiting employees and raising capital, performing product and technology development, engaging in marketing activities and negotiating strategic relationships. In November 1995, we entered into an agreement with PSINet, Inc. for the deployment of a low-latency network, which provided a platform for launching and operating the Mplayer.com service. Testing of the Mplayer.com service began in February 1996 and the service was launched commercially in October 1996. In April 1996, we licensed our live community software and network services to SegaSoft Networks, Inc., which occurred concurrently with an equity investment by affiliates of SegaSoft's parent, CSK Corporation. In November 1996, we acquired Catapult Entertainment, Inc., in order to acquire its enabling network technology. In January 1999, we launched HearMe.com, our second live community service. During the period from January 1995 to December 31, 1998, we raised gross proceeds of approximately $34.9 million from the sale of equity securities to venture capital investors and strategic partners. In January 1999, we raised approximately an additional $20.0 million from the sale of equity securities to venture capital investors and strategic partners. The proceeds from these financings have primarily been used to finance our research and development and the sales and marketing of our products and services. In addition, we also issued 868,254 shares of Series C Preferred Stock in our acquisition of Catapult.

    We generate our revenues from two business units, Live Communities and Mpath Foundation. With respect to Live Communities, we derive the substantial majority of revenues from advertising fees. While the Mplayer.com and the HearMe.com services are free to all registered members, users may also pay subscription fees to us in exchange for access to premium services such as special events, rankings and ratings, contests, magazine subscriptions, special features and exclusive games. We also have a subscription plan that allows the members to purchase a year's subscription up front at a discounted rate. Additionally, we have begun to derive revenues from e-commerce activities, including fees from special event promotions and merchandise sales. Advertising revenue is recognized ratably over the term of each particular advertising agreement. E-commerce revenue is recognized when notification of shipment has taken place and the revenue has been earned. With respect to Mpath Foundation, we derive revenues from licensing fees for our technology and related services. We also derive incremental Mpath Foundation revenues from service, maintenance and upgrade fees, which represent a significant source of recurring revenues each year. Monthly service revenues are recognized over the period in which services are provided. Development revenue is recognized at the time services are completed or as development milestones are achieved. License revenue is recognized in the period earned. Deferred revenue consists primarily of monthly service revenue billed and paid in advance.

    Since we launched our first Live Community service in October 1996 and began negotiating certain license agreements through the Mpath Foundation business unit, we have generated $10.9 million in revenues through December 31, 1998. For the period from inception to December 31, 1998 we have incurred a cumulative net loss of $53.0 million, of which $14.5 million came from a one-time write-off of goodwill and in-process research and development expenses associated with our acquisition of Catapult.

    Cost of net revenues for Live Communities consists primarily of the cost of operating the network infrastructure and royalties paid to third-party content providers. Cost of revenues for Mpath Foundation consists primarily of network operating expenses in conjunction with providing services to Mpath Foundation customers.

    Mpath's operating expenses consist of sales and marketing expenses, research and development expenses and general and administrative expenses. Sales and marketing expenses consist principally of salaries paid to employees in sales and marketing activities, advertising and promotional materials, public relations costs and travel. Research and development expenses consist principally of salaries and compensation paid to employees and consultants engaged in research and development activities and product testing. General and administrative expenses consist principally of salaries and compensation paid to employees and consultants engaged in activities other than sales and marketing and research and development, facilities and related depreciation, in-house and outside legal and accounting fees and related costs, and travel. All operating costs are expensed as incurred.

    We have a limited operating history upon which an evaluation of us, our current business, and our prospects can be based. In addition, our revenue model is evolving and relies substantially upon the sale of advertising on our Mplayer.com and HearMe.com services and the licensing of our POP.X technology. Our business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as the Internet. Our results of operations and financial condition may be subject to volatility in future periods.

    We anticipate that our revenue and net loss for the three months ended March 31, 1999 will be approximately $2.1 million and $6.0 million, respectively.

Results of Operations

    The following table presents Mpath's statement of operations data for the periods indicated as a percentage of total revenues.

                                                  Year Ended December 31,
                                                 -----------------------------
                                                  1996       1997       1998
                                                 -------   --------   --------
Net revenues:
  Live Communities..............................     9.7 %     25.2 %     37.6 %
  Foundation....................................    90.3       74.8       62.4
                                                 -------   --------   --------
    Total revenues..............................   100.0      100.0      100.0
Cost of net revenues:
  Live Communities..............................    28.2       66.3       27.7
  Foundation....................................    72.6       22.7        9.8
                                                 -------   --------   --------
    Total cost of revenues......................   100.8       89.0       37.5
                                                 -------   --------   --------
     Gross profit (loss)........................    (0.8)      11.0       62.5

Operating expenses:
  Research and development......................     n/m       89.3       39.0
  Sales and marketing...........................     n/m      253.2       97.8
  General and administrative....................     n/m      104.2       40.8
  Stock compensation............................     n/m       61.5       32.4
  Write-off of acquired intangibles.............     n/m        --         --
                                                 -------   --------   --------
    Total operating expenses....................     n/m      508.2      210.0
                                                 -------   --------   --------
Loss from operations............................     n/m     (497.2)    (147.5)
  Interest and other income(expense), net.......     n/m       (3.4)      (1.4)
                                                 -------   --------   --------
Loss before provision for income tax............     n/m     (500.6)    (148.9)
  Provision for income taxes....................     --         --         --
                                                 -------   --------   --------
Net loss........................................     n/m     (500.6)%   (148.9)%
                                                 =======   ========   ========

 Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

    Revenues. Net revenues increased 194.3% from approximately $2.7 million for the year ended December 31, 1997 to approximately $8.0 million for the year ended December 31, 1998. Net revenues from Live Communities increased from $686,000 to $3.0 million. This increase was primarily driven by growth in advertising revenues associated with an expanding number of advertisers and the growth of traffic and usage time in our live communities. Net revenues from Mpath Foundation increased from $2.0 million for the year ended December 31, 1997 to approximately $5.0 million for the year ended December 31, 1998.

Approximately $1.0 million of this increase was primarily attributable to the successful development and release of our POP.X technology, and approximately $2.0 million was due to an increase in the number of Mpath Foundation customers and the related increase in license revenues. Since $1.5 million of Mpath Foundation revenue was recognized in late 1998, the accounts receivable balance associated with Mpath Foundation revenue increased at a faster rate than related revenue.

    Cost of revenues. Cost of revenues increased 25.0% from approximately $2.4 million, or 89.0% of net revenues, for the year ended December 31, 1997 to approximately $3.0 million, or 37.5% of net revenues, for the year ended December 31, 1998. Cost of revenues declined as a percentage of net revenues primarily due to the substantial increase in net revenues between 1997 and 1998. Cost of revenues for Live Communities increased from approximately
$1.8 million for the year ended December 31, 1997 to approximately $2.2 million for the year ended December 31, 1998. This increase was primarily due to server and network costs associated with the growth of the Live Communities business unit. Cost of revenues for Mpath Foundation increased from approximately $620,000 for the year ended December 31, 1997 to approximately $790,000 for the year ended December 31, 1998. The increase was attributable to connectivity and server costs associated with services provided to Mpath Foundation customers.

    Research and development. Research and development expenses increased 28.6% from approximately $2.4 million, or 89.3% of net revenues, for the year ended December 31, 1997 to approximately $3.1 million, or 39.0% or net revenues, for the year ended December 31, 1998. Research and development expenses declined as a percentage of net revenues primarily because of the substantial increase in net revenues between 1997 and 1998. The increase in research and development expenses was primarily due to an increase of salary expense in 1998 as additional engineers were hired to support the Mpath Foundation development of the POP.X technology and to additional equipment and software expenditures associated with the increased headcount.

    Sales and marketing. Sales and marketing expenses increased 13.6% from approximately $6.9 million, or 253.2% of net revenues, for the year ended December 31, 1997, to approximately $7.8 million, or 97.8% of net revenues, for the year ended December 31, 1998. Sales and marketing expenses decreased as a percentage of net revenues primarily because of the substantial increase in net revenues between 1997 and 1998. The increase in sales and marketing expenses was primarily due to an increase in additional salary expense related to expanding our sales force in order to grow advertising revenues in our Live Communities business unit.

    General and administrative. General and administrative costs increased 15.2% from approximately $2.8 million, or 104.2% of net revenues, for the year ended December 31, 1997 to approximately $3.3 million, or 40.8% of net revenues, for the year ended December 31, 1998. General and administrative costs decreased as a percentage of net revenues primarily because of the substantial increase in net revenues between 1997 and 1998. These increases were primarily due to salary increases in the operations support area of approximately $300,000 and patent filings and legal expenses associated with general corporate matters of approximately $100,000.

    Stock based compensation. Stock based compensation costs increased from approximately $1.7 million in the year ended December 31, 1997 to approximately $2.6 million or 32.3% of net revenues in the year ended December 31, 1998. The increase relates to an increase in the number of options granted as we continued to hire additional employees resulting in a larger cumulative amount of options granted. The increase attributable to these new issuances was added to the 1998 expense from grants in previous years which continued to vest in 1998.

    Interest and other income (expense), net. Interest and other income (expense), net includes interest expense primarily related to lease and debt obligations and interest income earned on short-term investment of cash.

 Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

    Revenues. Net revenues increased from approximately $124,000 in the year ended December 31, 1996 to approximately $2.7 million in the year ended December 31, 1997. Net revenues from Live Communities increased from approximately $12,000 for the year ended December 31, 1996 to approximately $686,000 for the year ended December 31, 1997. This increase was primarily attributable to an increase in advertising revenues associated with the launch of the Mplayer.com service in October 1996. Net revenues from Mpath Foundation increased from approximately $112,000 for the year ended December 31, 1996 to approximately $2.0 million for the year ended

December 31, 1997. This increase was primarily attributable to license revenues generated by relationships with key Mpath Foundation customers.

    Cost of revenues. Cost of revenues increased from approximately $125,000 in the year ended December 31, 1996 to approximately $2.4 million, or 89.0% of net revenues, in the year ended December 31, 1997. Cost of revenues for Live Communities increased from approximately $35,000 for the year ended December 31, 1996 to approximately $1.8 million for the year ended December 31, 1997. This increase was primarily due to an increase of approximately $1.2 million in server and network costs associated with the Live Communities services, an increase of approximately $250,000 in royalties to third-party content providers and an increase of approximately $250,000 in Internet service provider access charges. Cost of revenues for Mpath Foundation increased from approximately $90,000 for the year ended December 31, 1996 to approximately $620,000 for the year ended December 31, 1997. This increase was primarily due to an increase in server and network costs necessary to support Mpath Foundation customers.

    Research and development. Research and development expenses decreased from approximately $5.3 million in the year ended December 31, 1996 to approximately $2.4 million, or 89.3% of net revenues, in the year ended December 31, 1997. This decrease was primarily due to $1.6 million in-process research and development expense associated with the acquisition of Catapult in November 1996. The remaining decrease was primarily associated with reduced cost in consulting fees of approximately $570,000 and software support fees of approximately $170,000, which were required during the development of Mplayer.com client and server software in 1996.

    Sales and marketing. Sales and marketing costs increased from approximately $3.9 million in the year ended December 31, 1996 to approximately $6.9 million, or 253.2% of net revenues, in the year ended December 31, 1997. This increase was primarily due to additional salary expense of approximately $2.7 million, depreciation for Catapult assets of approximately $327,000 and outside consulting fees of approximately $120,000. This increase was partially offset by a decrease of approximately $500,000 in the costs associated with member acquisition, branding, product development and public relations. We were able to make these expense reductions in 1997, as Mplayer.com went from a primarily subscription-based model to an advertising-based model.

    General and administrative. General and administrative costs decreased from approximately $2.9 million in the year ended December 31, 1996 to approximately $2.8 million, or 104.2% of net revenues, in the year ended December 31, 1997. Expenditures are primarily for salary, patent filings and legal expenses associated with general corporate matters.

    Write-off of acquired intangibles. The write-off of acquired intangibles is associated with the November 1996 acquisition of Catapult. We acquired all of the assets and assumed the liabilities of Catapult as part of a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. The acquisition was accounted for as a purchase. The purchase price, including liabilities assumed included in-process research and development of $1.6 million, which was immediately expensed as research and development expenses, and goodwill of $12.9 million. The goodwill was originally assigned a two-year life based on the time it would take for competitors to develop competing technology. Shortly after the acquisition, however, significant changes in the industry caused the Company to move from a "pay for play" business model to an advertising supported model. The technology and business acquired from Catapult was based entirely on a "pay for play" business model. As a result, the Company no longer intended to further develop or use the Catapult technology. Accordingly, the Company wrote off the goodwill in December, 1996.

    Interest and other income (expenses), net. Interest and other income (expenses), net includes interest expense primarily related to lease and debt obligations and interest income earned on short-term investment of cash.

    Stock compensation. Stock compensation costs increased from approximately $377,000 in the year ended December 31, 1996 to approximately $1.7 million or 61.2% of net revenues in the year ended December 31, 1997. The increase relates to an increase in the number of options granted as we continued to hire additional employees resulting in a larger cumulative amount of options granted. The increase attributable to these new issuances was added to the 1997 expense from grants in previous years which continued to vest in 1997.

Quarterly Results of Operations

    The following tables set forth unaudited consolidated statements of operations data for the eight quarters ended December 31, 1998, as well as the percentage of our revenues represented by each item. This data has been derived from unaudited interim consolidated financial statements prepared on the same basis as our audited consolidated financial statements contained in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of such information when read in conjunction with our consolidated financial statements and notes to our consolidated financial statements appearing elsewhere in this prospectus. Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. See "Risk Factors--The unpredictability of our quarterly results may adversely affect the trading price of our common stock," for a list of factors affecting our quarterly operating results. In addition, our quarterly results may be adversely impacted by the long sales and implementation cycle(s) for our Mpath Foundation products and services. See "Risk Factors--The sales and implementation cycle(s) for our Mpath Foundation products and services is long, which makes it difficult to predict our results of operations."

                                                    Three Months Ended
                          -------------------------------------------------------------------------------------
                          Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,   Mar. 31,   Jun. 30,   Sep. 30,   Dec. 31,
                            1997       1997       1997       1997       1998       1998       1998       1998
                          --------   --------   --------   --------   --------   --------   --------   --------
                                  (in thousands, except as a percentage of net revenues)
Statement of operations:
 Net revenues:
 Live Communities.......  $    120   $   176      $ 145    $   245    $   317    $   393    $   931    $ 1,381
 Foundation.............       171       344        449      1,077      1,134      1,103      1,287      1,481
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total revenues........       291       520        594      1,322      1,451      1,496      2,218      2,862
 Cost of net revenues:
 Live Communities.......       235       475        508        590        584        567        463        607
 Foundation.............       203       121        153        143        192        190        210        198
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total cost of
   revenues.............       438       596        661        733        776        757        673        805
                          --------   -------    -------    -------    -------    -------    -------    -------
 Gross profit (loss)....      (147)      (76)       (67)       589        675        739      1,545      2,057
 Operating expenses:
 Research and
  development...........       665       597        551        623        779        767        779        807
 Sales and marketing....     2,155     1,468      1,630      1,653      1,852      1,896      2,058      2,041
 General and
  administrative........       789       616        766        670        767        820        785        902
 Stock based
  compensation..........       419       419        419        419        650        650        650        651
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total operating
   expenses.............     4,028     3,100      3,366      3,365      4,048      4,133      4,272      4,401
                          --------   -------    -------    -------    -------    -------    -------    -------
Loss from operations....    (4,175)   (3,176)    (3,433)    (2,776)    (3,373)    (3,394)    (2,727)    (2,344)
Interest and other
 income (expense), net..       (41)      (82)        19         11        (15)       146        (87)      (155)
                          --------   -------    -------    -------    -------    -------    -------    -------
Loss before provision
 for income taxes.......    (4,216)   (3,258)    (3,414)    (2,765)    (3,388)    (3,248)    (2,814)    (2,499)
Provision for income
 taxes..................       --        --         --          (1)       --         --         --          (2)
                          --------   -------    -------    -------    -------    -------    -------    -------
Net loss................  $ (4,216)  $(3,258)   $(3,414)   $(2,766)   $(3,388)   $(3,248)   $(2,814)   $(2,501)
                          ========   =======    =======    =======    =======    =======    =======    =======
As a percentage of net
 revenues:
Net revenues:
 Live Communities.......      41.2%     33.8%      24.4%      18.5%      21.8%      26.3%      42.0%      48.3%
 Foundation.............      58.8      66.2       75.6       81.5       78.2       73.7       58.0       51.7
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total revenues........     100.0     100.0      100.0      100.0      100.0      100.0      100.0      100.0
Cost of revenues:
 Live Communities.......      80.5      91.3       85.5       44.6       40.2       37.9       20.8       21.2
 Foundation.............      70.0      23.3       25.8       10.8       13.3       12.7        9.6        6.9
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total cost of
   revenues.............     150.5     114.6      111.3       55.4       53.5       50.6       30.4       28.1
                          --------   -------    -------    -------    -------    -------    -------    -------
  Gross profit (loss)...     (50.5)    (14.6)     (11.3)      44.6       46.5       49.4       69.6       71.9
Operating expenses:
 Research and
  development...........     228.5     114.8       92.8       47.1       53.7       51.3       35.1       28.2
 Sales and marketing....     740.5     282.3      274.4      125.0      127.6      126.7       92.8       71.3
 General and
  administrative........     271.1     118.5      129.0       50.7       52.9       54.8       35.4       31.5
 Stock based
  compensation..........     144.0      80.6       70.5       31.7       44.7       43.4       29.3       22.7
                          --------   -------    -------    -------    -------    -------    -------    -------
  Total operating
   expenses.............   1.384.1     596.2      566.7      254.5      278.9      276.2      192.6      153.7
                          --------   -------    -------    -------    -------    -------    -------    -------
Loss from operations....  (1,434.6)   (610.8)    (578.0)    (209.9)    (232.4)    (226.8)    (123.0)     (81.8)
Interest and other
 income (expense), net..     (14.1)    (15.7)       3.2        0.8       (1.0)       9.7       (3.9)      (5.5)
                          --------   -------    -------    -------    -------    -------    -------    -------
Loss before provision
 for income taxes.......  (1,448.7)   (626.5)    (574.8)    (209.1)    (233.4)    (217.1)    (126.9)     (87.4)
Provision for income
 taxes..................       --        --         --         --         --         --         --         --
                          --------   -------    -------    -------    -------    -------    -------    -------
Net loss................  (1,448.7)%  (626.5)%   (574.8)%   (209.1)%   (233.4)%   (217.1)%   (126.9)%    (87.4)%
                          ========   =======    =======    =======    =======    =======    =======    =======

    As a strategic response to changes in the competitive environment, we may from time to time make pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of the Mplayer.com and HearMe.com brands, we intend to significantly increase their marketing budgets. A substantial increase in marketing expenditures will have a negative impact on our results of operations for a number of quarterly periods.

    As a result of our limited operating history, we have limited meaningful historical financial data upon which to base planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenues from advertising, software licensing, commerce revenue-sharing arrangements, premium membership service fees and our anticipated growth in membership. There can be no assurance that we will be able to accurately predict our revenues, particularly in light of the intense competition for the sale of Web-based advertisements, revenue-sharing opportunities and new members, our limited operating history and the uncertainty as to the broad acceptance of the Web as an advertising and commerce medium. Any failure by us to accurately predict revenues in relation to fixed-expense levels could have a material adverse effect on our business, results of operations and financial condition.

Liquidity and Capital Resources

    We have generated limited revenues from operations to date. Since our inception, we have financed our operations primarily through the private sale of equity securities and, to a lesser extent, capitalized leases and bank borrowings. As of December 31, 1998, we had raised approximately $34.9 million from the issuance of preferred stock which does not include an additional $20.0 million we raised from the issuance of preferred stock in January 1999. We had also drawn down approximately $2.5 million from a $4.0 million financing agreement with Greyrock Business Credit, as detailed below. As of December 31, 1998, we had approximately $1.1 million of cash and cash equivalents, which does not include approximately an additional $20.0 million we raised from the issuance of preferred stock in January 1999.

    Net cash used in operating activities was $9.4 million, $11.1 million and $9.3 million in fiscal 1996, 1997 and 1998, respectively. For such periods, net cash used by operating activities was primarily a result of funding ongoing operations.

    Net cash used in investing activities was $3.8 million, $1.0 million and $719,000 in fiscal 1996, 1997 and 1998, respectively. Cash used in investing activities in each period was primarily related to purchases of property and equipment, except for fiscal 1996, when $2.4 million was used as payment for the Catapult acquisition.

    Net cash provided by financing activities of $15.1 million, $15.7 million and $2.0 million in fiscal 1996, 1997 and 1998, respectively, was primarily attributable in each period to net proceeds from the issuance of preferred stock and notes payable. We have funded our operations primarily by capital contributed by investors in five rounds of private financing. The first round, completed in January 1995, raised approximately $1.4 million through the sale of Series A Preferred Stock. The second round, completed between August 1995 and January 1996, raised approximately $4.5 million through the sale of Series B Preferred Stock. The third round, completed between April 1996 and January 1997, raised approximately $15.4 million through the sale of Series C Preferred Stock. The fourth round, completed between July 1997 and August 1997, raised a total of approximately $16.8 million, through the sale of Series D Preferred Stock. Of the $16.8 million raised with Series D Preferred Stock, approximately $14.9 million was cash and $1.8 million was through conversion of a promissory note and Series C Preferred Stock. In January 1999, we completed a fifth round in which we raised a total of approximately $20.0 million through the sale of Series E Preferred Stock.

    In 1995, we entered into a capital lease agreement with Lighthouse Capital and have drawn down all available funds of approximately $1.5 million. We entered into a Loan and Security Agreement with Greyrock Business Credit, a Division of NationsCredit Commercial Corporation in July 1998. The agreement consisted of a term loan for $1.5 million, an accounts receivable revolving line of credit for $1.5 million and a capital equipment loan of $1.0 million. Amounts borrowed under these agreements are collateralized by substantially all our assets, bear interest at the prime rate plus two percent and mature on June 30, 1999. As of December 31, 1998 we had drawn down $1.5 million against the term loan agreement and approximately $1.0 million against the capital equipment agreement. We fully repaid the term loan with a portion of the net proceeds from the sale of our Series E Preferred Stock in January 1999.

    In November 1996, we acquired all of the assets and assumed the liabilities of Catapult as part of a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. The total acquisition cost was approximately $11.8 million, which consisted of

  . cash payments of approximately $2.4 million, including approximately $549,000 paid to fund Catapult's unsecured creditor payments;

  .  shares of Series C Preferred Stock; and

  .  legal and accounting costs of approximately $367,000.

    Net liabilities in excess of assets assumed by Mpath amounted to approximately $2.6 million.

    We currently anticipate that the net proceeds of the offering, together with our existing lines of credit and available funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We may need to raise additional funds in the future in order to fund more aggressive brand promotions and more rapid expansion, to develop newer or enhanced products or services, to fund acquisitions, to respond to competitive pressures, or to acquire complementary businesses, technologies or services. There can be no assurance that additional financing will be available on terms favorable to Mpath, or at all.

Year 2000 Compliance

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    State of Readiness. We have made a preliminary assessment of the Year 2000 readiness of our information technology ("IT") systems, including the hardware and software that enable us to provide and deliver our products and services. We have completed our Year 2000 compliance plan and contracted for the services of two Year 2000 compliance consultants. Our assessment plan consists of:

  . quality assurance testing of our internally developed proprietary software incorporated in our products;

  . contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our products and services;

  .  contacting vendors of material non-IT systems;

  .  assessment of repair or replacement requirements;

  .  repair or replacement;

  .  implementation; and

  .  creation of contingency plans in the event of Year 2000 failures.

    In accordance with our Year 2000 compliance plan we have begun to identify measures that will have to be taken to avoid Year 2000 disruptions to our business operations. We have also begun a preliminary assessment of our systems and third party products that must be verified for Year 2000 compliance. Our Year 2000 compliance plan schedules the following activities:

  . First quarter 1999--Began engineering and operational work required to make our products Year 2000 compliant.

  . Second quarter 1999--Complete component evaluation for Year 2000 compliance.

  .  Third quarter 1999--Complete development of Year 2000 compliant systems.

  . Third quarter 1999--Test our systems in a constrained environment for Year 2000 compliance.

  .  Fourth quarter 1999--Resolve remaining Year 2000 compliance issues.

    We have been informed by many of our hardware and software component vendors that the products we use are currently Year 2000 compliant. We will require our other material hardware and software component vendors to provide assurance of their Year 2000 compliance. We will complete this process during 1999. We are currently assessing our non-IT systems and will seek assurance of Year 2000 compliance from providers of material non-IT systems. Until such testing is complete and such vendors and providers are contacted, we will not be able to completely evaluate whether our IT systems or non-IT systems will need to be revised or replaced.

    We have located and printed Year 2000 readiness disclosure statements for 100% of our software and hardware vendors. In accordance with our Year 2000 compliance plan and under the guidance of our Year 2000 consultants we will contact our hardware, software and service vendors concerning Year 2000 compliance, we will contact by letter, email or fax the vendors that have not provided Year 2000 readiness disclosure statements. This communication to the vendors will request a written response confirming that the vendor's products and services are Year 2000 compliant. At present we believe there are upgrade products for all the significant third party hardware products, software products and services we rely upon to operate our business. If the vendors are, in fact, not Year 2000 compliant, we may experience some short term difficulty procuring software applications, computer hardware and telecommunication services to replace non-compliant products and services.

    Costs. To date, we have incurred approximately $10,000 in connection with identifying or evaluating Year 2000 compliance issues. Our expenses have related to the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. We anticipate our costs will continue to include employee expenses and will increase for purchases of Year 2000 compliant upgrades to our existing hardware and software platforms. We estimate that these costs will total between approximately $150,000 and $200,000 and approximately $100,000 for two Year 2000 compliance consultants; however, if these costs are substantially higher than anticipated, it could have a material adverse effect on our business, results of operations and financial condition. The cost of Year 2000 compliance will be accounted for as an operating expense and funded from working capital.

    Risks. We are not currently aware of any Year 2000 compliance problems relating to our technology or our IT or non-IT systems that would have a material adverse effect on our business, results of operations or financial condition, without taking into account our efforts to avoid or fix potential problems. We may discover Year 2000 compliance problems in our technology that will require substantial revisions. In addition, third-party software, hardware or services incorporated into our material IT and non-IT systems may need to be revised or replaced, all of which could be time consuming and expensive. If we fail to fix our technology or to fix or replace third-party software, hardware or services on a timely basis, the result could be lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in our technology, and our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend. In addition, there can no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside our control will be Year 2000 compliant. The failure by these types of entities to be Year 2000 compliant could result in a systemic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent us from delivering our products and services to our customers, decrease the use of the Internet or prevent users from accessing the Web sites of our strategic partners, which could have a material adverse effect on our business, results of operations and financial condition.

    Contingency Plan. As discussed above, we are engaged in an ongoing Year 2000 assessment and the development of contingency plans. The results of our Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans. We have identified our worst-case scenario as the interruption of our business resulting from Year 2000 failure of the electric company or our ISPS to provide services. We have not yet completed our worst-case scenario contingency plan. Without a worst-case scenario contingency plan we may not have enough time to complete remedial measures and implement contingency planning for the worst-case scenario. We do plan to complete our contingency plan in accordance with our compliance plan and under the guidance of our consultants in the second quarter of 1999.

Recently Issued Accounting Principles

    On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1 should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, the Company will adopt SOP 98-1 in its financial statements for the year ending December 31, 1999. The impact on the financial statements of the adoption of this standard has not yet been determined, but is not expected to be significant.

Interest Rate Risk

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

                                    BUSINESS

    The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements as a result of several factors, including those set forth under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Overview

    Mpath develops, licenses and operates technologies that enable Internet sites to create and manage live communities. Live communities are gathering places on the Internet where multiple users interact with each other in real-time. Real-time interaction means that the communication, activity and related responses shared among users occurs almost immediately. We also operate our own leading live communities serving over 3 million registered users with over 80,000 unique daily visitors generating over 300 minutes of average monthly usage per visitor, as of March 1999. Our technology allows users to communicate with one another using graphics, text and sound, such as voice and music, over the Internet. In addition, our technology can be deployed across a vast network, such as the Internet, and can support thousands of users at the same time, without additional investment or cost. We license our proprietary technology, which we call POP.X, to third party Web site operators and we provide services for building live communities that may be self-managed by the third party or by us. People who visit live communities meet other people with similar interests and backgrounds. This reinforces their desire to return to a site and spend long periods of time participating in a number of activities with other people they meet. As a result, our technologies offer Internet advertisers an opportunity to reach targeted audiences participating in absorbing, memorable activities and to do so with message formats that go beyond traditional Web advertisements that are often sold as banners appearing at the top of Web pages. We believe we deliver high value solutions that significantly enhance the impact of a broad range of Internet marketing and Web site management efforts.

    Through our Mpath Foundation business unit, we derive revenue by licensing our proprietary POP.X technology and by providing services for a fee to a growing customer base of online companies seeking to create and operate live communities on the Internet. Mpath Foundation is dedicated to delivering proven online technologies and services that enable the creation of full-featured, live communities on the Internet. We offer our customers broad technological expertise in networks, operations, information systems, integration technologies, and the customer support capabilities necessary to deploy live community applications rapidly and manage large Internet communities. Customers of Mpath Foundation consist of a growing base of leading online entertainment companies, a representative list of which is:

  .  CSK Sega;
  .  Electronic Arts;
  .  Fujitsu;
  .  GTECH; and
  .  LG Internet.

    Through our Live Communities business unit we have developed and operate two services, Mplayer.com and HearMe.com. We generate the substantial majority of revenues from Live Communities by selling advertisements. While our services are free to all registered members, users may also pay subscription fees to us in exchange for access to premium services. In October 1996 we launched Mplayer.com, a premier live entertainment service on the Internet. The Mplayer.com service now consists of three active communities that are built around common interests and offers over 100 of the most popular online multi-participant games. According to internal company reports, total usage time on Mplayer.com exceeds 200 million user minutes per month, as of January 1999, compared to 67 million user minutes per month as of January 1998. After less than two years of operations, Mplayer.com has become the tenth largest Internet site in terms of total usage time per month according to our usage data. In January 1999, we launched HearMe.com, our second live community service. HearMe.com is currently comprised of seven live communities, making live audio interaction available to people whose interests extend beyond entertainment. We intend to build the HearMe.com services through relationships with Web sites that want to offer live audio communities to their members. We intend to continue to expand this business unit by creating additional services and live communities.

Industry Opportunity

 The Internet and the World Wide Web

    The Internet has become an important medium for communications, content and commerce. According to International Data Corporation, the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe that the Internet represents the fastest growing form of media in history. According to a recent study, the Internet achieved a reach of 50 million households in only 5 years, whereas cable television, broadcast television and radio each attained a similar level of adoption only after at least 10 years. The dramatic growth in Internet usage has been fueled by a number of key factors, including:

  . technological, functional and infrastructure advances in computing and communications;

  . relatively lower costs associated with publishing content on the Internet as compared to traditional media;

  . increased quantity and improved quality of information and services offered on the Web; and

  . increased affordability of, access to and resulting proliferation of multimedia PCs.

    As Internet accessibility, usage and functionality grow, the Internet is increasingly being used as a medium for direct communication as well as a rapidly growing sales and marketing channel. Jupiter Communications estimates that total online advertising revenue in the U.S. will increase from $1.9 billion in 1998 to $7.7 billion by 2002. We anticipate that the growth in Web advertising will be largely driven by the unique interactive character of the Internet. Specifically, the Internet allows advertisers to target their messages to distinct, self-qualified audiences, measure the effectiveness of their advertisements and modify campaigns on a real-time basis. While we believe that the growth rate of the Internet represents a tremendous opportunity, the current growth rates of the Internet are not necessarily indicative of growth rates that we may experience in the future.

 The Demand for Live Communities on the Internet

    During the Internet's brief history, we believe three stages of commercialization have emerged, with each successive stage building upon the experience and momentum of the previous stage. The first stage has enabled users to search and view Web sites containing professionally created content on topics of general interest such as current events, sports, weather and finance. During this stage, Internet search and information destination sites (e.g., CNET, Disney, ESPN SportsZone, Excite, Infoseek, Yahoo!, etc.) have gained widespread prominence as they provided a valuable function for users seeking Web content. The second stage has been characterized by the emergence of Internet commerce sites (e.g., Amazon, eBay, E*Trade, priceline.com, etc.). Such sites typically offer visitors a wide variety of compelling commerce opportunities allowing the Internet to serve as a substitute for direct retail, telephone or catalog sales, thereby generating substantial levels of user traffic.

    Although sites representative of the first two stages of commercialization provide valuable services, they did not initially enable Web users to interact or communicate with other individuals. As a result, Internet communities such as GeoCities, theglobe.com and XOOM.com have emerged as the third stage of Internet commercialization to address the demand by users to interact and communicate with each other. Using existing technologies, these Internet communities aggregate large numbers of people and leverage member-generated content by offering user-created personal web sites, free e-mail, user-defined bulletin boards, text chat and shared-interest categories. However, the attractiveness of the interactive experience within these Internet communities depends on several factors, including the nature of the communication, the richness of the media and the quality of member-created content. We believe an opportunity exists to create, operate and enable higher quality Internet communities characterized by real-time interaction among multiple users, which we call live communities.

    We believe that live communities are differentiated from existing Internet communities because they offer a more complete interactive experience. Within live communities, thousands of people can communicate in real-time, which means that the communication, activity and related responses shared among users occurs almost immediately. For example, a telephone conversation between two people happens in real-time. By contrast, communications that are not real-time have significant delays between each response. E-mail is a good example of a conversation that does not happen in real-time; people who send e-mails typically have to wait a number of minutes, hours or even days for a response. In addition, live communities use rich media tools such as audio, graphics, text chat and instant messaging to enhance the quality of the user experience. The combination of these tools and capabilities provides users with the ability to engage with others in activities such as live concerts, live auctions, group conferencing, help desk applications, distance learning, multi-player games and more. While live communities enhance the quality of the interactive experience for users, we believe they also provide advertisers and Internet retailers with an attractive means of promoting and selling their products and services over the Web. These communities allow advertisers and Internet retailers to reach highly targeted audiences within a more personalized context, thereby improving the impact of sales and marketing efforts. The real-time nature of live communities typically results in long usage times and repeat visits, providing further value for advertisers and Internet retailers. In addition, the use of advanced technologies enables advertisers to create rich and effective advertisements that go beyond traditional Web advertisements which are often sold as banners that appear at the top of most Web pages.

    Creating successful live communities presents numerous technological challenges, requiring high standards of performance, accessibility, ease-of-use, security, content management and the ability to support thousands of people using the services at the same time. Given the attractiveness live communities offer users, advertisers and Internet retailers, and given the time and effort required to build such communities, we believe there is a tremendous opportunity to deliver proven online technologies and services that enable the rapid creation and management of full-featured live communities on the Internet.

The Mpath Solution

    We are well-positioned to capitalize on the demand and future growth prospects for live communities through licensing of our proprietary technologies and by operating our own live communities. We provide technology and services to a growing customer base of online companies seeking to create and operate live communities on the Internet. In addition, we have developed and operate Mplayer.com, a live entertainment service comprised of multi-participant entertainment communities, and HearMe.com, a service comprised of live audio communities.

    Through our Mpath Foundation business unit, we offer our customers proprietary technologies necessary to rapidly deploy live community applications. Additionally, we provide broad technological expertise in networks, operations, information systems, integration technologies and services necessary to manage large Internet communities. We have developed POP.X, the first commercially available software product for rapid deployment of mass-consumer, live community applications on the Internet. POP.X allows companies to build live community applications that are easy for consumers to use without also requiring the company to build the numerous components necessary to support those applications. Such components typically consist of the ability to register new users, authenticate repeat users, manage user-generated information and scale the service to support thousands of users at the same time.

    Through our Live Communities business unit, we have developed and operate our own live communities serving over 3 million registered users with over 80,000 unique daily visitors generating over 300 minutes of average monthly usage per visitor, as of March 1999. Launched in October 1996, Mplayer.com is a live multi-participant entertainment service on the Internet. In January 1999, we launched HearMe.com, our second live community service. HearMe.com is currently comprised of seven live audio communities, making live audio interaction available to people whose interests extend beyond entertainment. We believe Mplayer.com and HearMe.com offer one of the widest range of opportunities to advertisers and Internet retailers available on the Internet today. Advertisers may choose among several options to achieve both branding and direct marketing objectives. Our live communities offer advertisers rich 3D and audio advertisements, targeting based on consumer data and the ability to obtain direct customer feedback and research on the impact of particular advertising campaigns. In addition, Internet retailers can offer their products directly to targeted consumers in a variety of vertical markets.

Mpath Strategy

    In order to maintain our position in providing enabling technologies for companies seeking to build live communities on the Internet and in operating our own live communities, we have adopted the following strategies:

    Expand Our Sales and Marketing Efforts. Through our direct sales efforts, we have developed a base of large, high profile customers who provide an attractive stream of both initial and follow-on revenues, validate our reputation as a technology leader and help to demonstrate the capabilities of our technology and services. While we will continue to pursue these customers through direct sales efforts, we also intend to package diverse product offerings and distribute them through reseller arrangements with Web development firms, enterprise applications resellers and partnerships with developers of customer service, e-commerce or other applications. In addition, we plan to develop an entry-level product with features and a price point more suited for smaller Web sites and target customers who can use the capabilities of the Mpath Foundation technology and services outside of the entertainment and media market segments. We intend to spend approximately $5.0 million of our proceeds on increasing our sales and marketing efforts. See "How We Intend to Use the Proceeds from this Offering."

    Maintain and Extend Technology Leadership and Expertise. We have developed proprietary technology for, and accumulated extensive expertise in, delivering a broad range of live community applications on the Internet. This technology and expertise extends to several areas, including client software, network infrastructure, Internet protocols, security, large systems development and scaling. We will continue to expand our features, capabilities and customer solutions with our POP.X product. In particular, we intend to add support for third party content authoring tools and add to our suite of POP.X applications. This will make it easier for developers to create POP.X content and further speed the launch of their custom Web applications on POP.X. We will also add new features and capabilities to POP.X that will enable us to significantly improve the customer experiences on our live community services, such as simplifying and expediting the process of acquiring new customers and immediately engaging them in an entertaining experience. We intend to spend approximately $5.0 million of our proceeds on research and development and we expect research and development to remain a significant percent of our operating expenses in the foreseeable future. See "How We Intend to Use the Proceeds from this Offering."

    Promote Membership Growth and Usage. We plan to increase membership and usage levels on Mplayer.com, HearMe.com and future services by continuing to provide compelling content and services. In particular, we encourage member-created content because it is often the most original, engaging and frequently updated content available on the Internet. We seek to drive membership growth by expanding distribution of the Mplayer.com and HearMe.com services through partnering relationships with major sites, such as portal sites, destination content and commerce sites, community sites and entertainment content companies. In addition, we intend to expand our membership base and increase usage by:

  .  adding new third-party content to our sites;

  . entering into arrangements with content providers to co-market our live community sites;

  . providing an entertaining community for current users, thereby motivating current users to recruit new members; and

  .  streamlining the registration and installation process.

In addition, we intend to increase membership and usage by continuing to improve the community features offered by Mplayer.com and HearMe.com, such as live audio chat, paging, tournaments and hosting of member fan sites.

    Maximize Value for Advertisers and Internet Retailers. We seek to maximize the value that our live communities offer to advertisers by providing an attractive, growing and targeted audience, as well as by delivering innovative advertising products and campaign management techniques. The Mplayer.com and HearMe.com services consist of multiple desirable and demographically distinct communities, with strong membership growth and long average usage times, which, combined with our technology, allow advertisers to present TV-style full-screen advertisements and other rich media advertising products. The Mplayer.com and HearMe.com services allow advertisers to deliver different messages to different users within the same community experience. Advertisers may also conduct integrated campaigns such as event sponsorships coupled with regular branded advertising. Finally, advertisers may use the chat room technology to conduct online focus groups prior to, during and following an advertising campaign to help plan and measure the effectiveness of a particular campaign. The combination of our live community context, highly specific and desirable user demographics, and long usage times provides a favorable platform for targeted and cost-effective online advertising and e-commerce.

    Pursue Multiple Revenue Streams. Our proprietary technology and live communities enable us to maximize revenue from multiple sources. Mpath Foundation derives the majority of its revenues through licenses of its technology solutions, including POP.X, to customers interested in creating live communities on the Internet. The Live Community services, Mplayer.com and HearMe.com, derive a majority of their revenues through advertising and we intend to maximize advertising revenues by continuing to provide a compelling value proposition for advertisers. We will also seek to increase premium subscription revenues by improving the special benefits and features that are available beyond the free services offered by these communities. These benefits and features include access to special events, rankings and ratings, contests, magazine subscriptions, special features and exclusive games. In addition, we intend to derive revenues from e-commerce activities, including fees from special event promotions and merchandise sales.

    These strategies are listed in order of their relative importance. We believe expanding our sales and marketing efforts will generate the greatest impact on our financial results. We are currently implementing each of these strategies and we intend to continue executing these strategies in the foreseeable future. We plan to finance these strategies with revenue generated from our existing business and in part with the process of this offering. See "How We Intend to Use the Proceeds from this Offering."

Products and Services

    We derive revenues from two business units, Live Communities and Mpath Foundation. Through our Live Communities business unit we have developed and operate two services, Mplayer.com and HearMe.com, with over 3 million registered users as of March 1999. Through our Mpath Foundation business unit, we are a provider of enabling technology and services to a growing customer base of online companies seeking to create and operate live communities on the Internet. In the year ended December 31, 1998, Live Communities accounted for $3.0 million or 37.6% of total revenues and Mpath Foundation accounted for $5.0 million or 62.4% of total revenues.

 Live Communities

    Through our Live Communities business unit we have developed and operate two services, Mplayer.com and HearMe.com. The Mplayer.com service consists of three interactive communities built around common interests. The HearMe.com service is also characterized by multiple communities which have been created by members with similar interests. We intend to build the HearMe.com service through relationships with Web sites that want to offer live audio communities to their members. Our early efforts to recruit partners for HearMe.com will focus on sites with targeted demographics attractive to key advertisers.

                             [CHART APPEARS HERE]

                        Title: "Mpath live communities"
Flow chart with "Live Communities" at the top with arrows pointing to two boxes below it. The box below and to the left of "Live Communities" contains the Mplayer.com logo and text reading "Entertainment." This box has arrows pointing to three boxes below it, which contain text reading, from left to right: (Box 1) "Classics and Casino Community," (Box 2) "Sports Community," and (Box 3) "Gamers Community." The box below and to the right of "Live Communities" contains the HearMe.com logo and text reading "Live Audio." This box has arrows pointing to two boxes below it, which contain text reading, from left to right: (Box 1) "HearMe.com communitiies, Family & Friends, On Stage, Romance, Teen Chat, Sports, College, General Chat," and (Box 2) "Partner Communities, Developed by Partners."

    Our live community services are free to registered members. To join, users log on to the Mplayer.com and HearMe.com Web sites, complete a short registration form and download the client software for Mplayer.com and HearMe.com either from the Web site or a retail CD-ROM. In addition, Mplayer.com members may also choose to become Mplayer Plus members for a fee of $39.95 for a one-year membership, $49.90 for a two-year membership or $3.95 for a one-month membership. In exchange, they receive access to special events, rankings and ratings, contests, magazine subscriptions, special features and exclusive games.

    Mplayer.com offers over 100 games for online play, more than any other Internet game and entertainment service. These games cover a wide range of interests including action, strategy, simulation and sports with top retail titles such as Army Men, Commandos, Links LS, Panzer General I & II, Quake I & II, Rainbow 6, Total Annihilation and Unreal. The retail games are licensed from leading game publishers such as ABC Multimedia, Acclaim Entertainment, Broderbund Software, Eidos Interactive, Electronic Arts, Hasbro Interactive, Id Software, MGM Interactive, Mindscape, THQ and The 3DO Company. For certain titles, users must purchase the CD-ROM from the publisher to play on Mplayer.com, while for other games a free shareware version of the game can be downloaded from Mplayer.com. Unlike most other online game services, the Mplayer.com technology offers multi-player games with quick response times which, combined with Mplayer.com's easy-to-use software, has enabled Mplayer.com to be one of the leading live entertainment services on the Internet. In addition to its retail games, Mplayer.com offers over a dozen classic board and card games, such as checkers, backgammon, hearts and spades, most of which can be downloaded for free. These games in the aggregate generate approximately the same amount of usage as retail games. Many of these games offer in-game text and live audio chat, allowing players to speak with one another using their microphones during game play.

    Our live communities also offer a rich set of community features including text and live audio chat, instant messaging, member profiles, ranking, tournaments, member submitted editorial, a bulletin board service and hosting of member game fan sites. Mplayer.com and HearMe.com live audio chat allows members to speak with one another in real-time and requires only a microphone to be connected to their PC. HearMe.com enables many popular community activities including live concerts, live auctions, group conferencing, help desk applications, distance learning, multi-player games and more.

    We believe our live communities offer a wide range of Internet advertising opportunities to marketers, allowing them to achieve both branding and direct marketing objectives. In general, on Mplayer.com and HearMe.com, advertisers can use a variety of formats, including rich media, to communicate their messages to targeted audiences based on demographics and content. At the end of an advertising campaign, Mplayer.com and HearMe.com facilitate market research on the impact of the campaign. This research shows that effective campaigns take advantage of a range of advertising products, thereby delivering an advertiser's message within multiple contexts, which leads to increased consumer brand awareness and purchase intent. Mplayer.com and HearMe.com's advertising products include:

  . TV-style full-screen ads, which, according to an industry analysis, are the best way to brand products and services on the Internet.

  . the Pop-Up Box, which is a web page that is shown to all registered members when they log-on. It drives high request rates for advertisers on our live communities.

  . the WebViewer, which is a web page that provides direct traffic to the advertiser's Web site and allows our registered members to surf within it without having to leave Mplayer.com or HearMe.com.

  . sponsorship of lobbies, channels, pagers and events, which provide advertisers with persistent visibility and branding.

  . member portraits, which are pictures of advertisers' logos and icons that our registered members choose to represent themselves online.

  . e-mail newsletters, which our members can use to connect directly to the advertiser's Web site.

  . banner ads, which are traditional Web advertisements that are approximately 1 inch wide by 5 inches long and have the ability to connect viewers directly to the advertiser's Web site.

 Mpath Foundation

    Mpath Foundation is a provider of enabling technology and services to a growing customer base of online companies seeking to create and operate live communities on the Internet. Leveraging our technological expertise in creating live communities, we recently introduced POP.X (short for POPulation eXplosion), our second generation technology product built on the experiences and knowledge obtained from the original architecture developed for Mplayer.com. The POP.X product has an open architecture, which means it can be installed and can run on any computer platform. POP.X is marketed and sold as a licensable technology product. POP.X allows companies to build live community applications that are easy for consumers to use without being concerned about also building the numerous components necessary to support those applications. These components typically consist of the ability to register new users, authenticate repeat users, manage user-generated information and scale the service to support thousands of users at the same time.

    POP.X is the first commercially available software product providing for the rapid deployment of mass-consumer, live community applications on the Internet. As the diagram below illustrates, the POP.X technology permits users to quickly access live community applications without the need for user installation, thereby increasing customer acquisition and retention. When a user first visits a Web site that uses POP.X, the user's browser downloads a lightweight Webtop from the Web site's server. This lightweight Webtop receives user input, displays graphics and plays sounds associated with live community applications. The POP.X application, which resides on the Web site's server, processes the bulk of the information required to enable the live community application. In particular, the Web site's server guides media assets, such as text, graphics and sound, to an individual user's PC when needed and communicates data between multiple users' PCs in real-time.

                             [CHART APPEARS HERE]

                      Title: "POP.X Technology Solution"
Flow chart with interconnected boxes and numbered blocks of text. The numbered blocks of text read as follows:
"1. Consumers visit Web site that uses POP.X for live people-to-people application. Browser requests Web page with embedded POP.X application."
"2. If the first visit, POP.X Webtop is fetched from the Web server by the browser to the consumer's PC."
"3. POP.X application server launches the applications associated with the Webtop."
"4. Media assets are sent as needed to the Webtop."
"5. The Webtop displays graphics, plays sounds and animations and receives user input under the direction of the POP.X application executing on the application server."
"6. Application instances on application server communicate data to implement people-to-people interaction."

In the center of the flow chart is a black circle with text reading "The Internet." At the top of the flow chart there are three boxes with text reading, from left to right: (Box 1) "Web Page," (Box 2) "Web Browser," and (Box 3) "POP.X Webtop." Leading from Box 2 is an arrow that points down and to the left to a box that is subdivided into two boxes that contain text reading, from top to bottom: "Customer-Created HTML For Web site" and "Industry Standard Web Server." This subdivided box has an arrow pointing down to a cylinder with text reading "Web Logs." Leading from Box 3 is an arrow that points down to a subdivided box that contains text reading, from top to bottom: "Customer-Created Server," "Asset Manager," and "Data Analysis Tools." Below "Asset Manager" is an arrow pointing down to a cylinder with text reading "Service Data Base." Below both of these cylinders is text reading "Web site administrators extract reports and update media assets." To the right of "Data Analysis Tools" is an arrow pointing to a box with text reading "Service Data & Reports."

    Using the POP.X technology, developers can create and deploy live community applications in a significantly shorter time frame, and can instead focus on creating such applications without being concerned about the inherent operating restrictions of the Internet. POP.X enables communities to scale rapidly without large technology or staffing expenditures, permits content to be easily and rapidly changed and refreshed, and provides for key data analysis capabilities. POP.X allows a complete online service to be easily constructed out of multiple small, component applications, without the developer having to become an expert in the details of how to design a service that can reliably scale to support thousands of users or how to develop a service that permits these users to communicate with each other at the same time. For example, a typical online service would consist of three core applications: a chat application which implements a single chat room, a lobby manager which allows a user to browse through a list of rooms, and a pager application which allows users to reach each other to determine where they are. With POP.X the developer's focus would be on the creation of the three distinct user experiences, without concerns about how they would work and inter-operate. In addition, given that many Web publishers have significant existing online sites and services, POP.X's open architecture supports existing industry standards for application development and for the integration of POP.X with older computer systems and programs, with well-defined and documented interfaces and APIs.

Technology for Live Communities

    We have developed technology solutions for creating a broad range of live community applications on the Internet. Since 1995, we have invested heavily in developing valuable proprietary software and related technologies, incurring over $12.3 million of research and development expenses in the aggregate. In particular, we have developed expertise and technology in four major areas: client software and user experience, network infrastructure for real-time live community applications, Internet protocols and security, and large systems development and scaling.

    The key to successfully delivering any mass-consumer real-time experience on the Internet is a strong command of client PC software technology and user experience design. Client PC software is software that is on an individual user's PC and makes it possible for the person using that PC to surf the Internet and communicate with other Internet users. Our proprietary software remedies several difficult problems in this area including the transmission of real-time media such as text, graphics and sound to client PCs, delivering software securely over the Internet, integrating applications with browsers such as Netscape and Microsoft Explorer, and automatically configuring our software once it has been installed on an individual user's PC. We have also built software and developed flexible and powerful technology for automatically updating our software that resides on users' PCs, while taking into account varying software versions and configurations.

    As the diagram on the following page illustrates, the level of technology required to enable Internet communities is driven by the type of community application offered within a particular Web site. Conventional communities, which offer users Web page hosting, bulletin boards and email services, require relatively simple technology such as Web servers, Java and email servers. Live communities, however, require highly sophisticated technology including network transport protocols, which are methods for sending rich media such as text, graphics and sound over the Internet to thousands of people at the same time, and latency matching software, which is software that minimizes the time it takes to transmit and receive rich media so that users who visit a live community do not experience delays. In addition, to be effective, live communities must be run over a distributed infrastructure, which is a network of large computers that run the live community applications and are located at various locations across the country and connected by high performance copper or fiber optic cables. A distributed infrastructure has the advantage of higher performance because the computers running the live community applications are located closer to the user. Primary examples of real-time live community applications are live auctions, help desk applications, distance learning, live audio chat, live music performance and multi-player fast-action games. We operate two branded services, Mplayer.com and HearMe.com, which deliver these applications. We have also developed and market POP.X, which is the first commercially available software product providing for the rapid deployment of live community experiences on the Internet.

                             [CHART APPEARS HERE]

Title: "Technology for Line Communications"
Flow chart with interconnected block of text. At the top of the chart there are two column headings: "Conventional Communities" and "Live Communities." On the left-hand side of the chart there are three row headings: "Examples," "Enabling Technology" and "Applications." At the bottom of the chart, there is an arrow pointing from left to right with the text "Asynchronous Communication" appearing on the left side of the arrow and the text "Real-time Communication" appearing the on the right side of the arrow. There are eight boxes within the chart located in the three rows described above. Each box within a row has an arrow pointing to the box to its right. The first box, located on the left side of the "Examples" row, contains the text "Geocities, theglobe.com, XOOM.com." The second box, located to the right of the first box, contains the text "Mplayer.com, HearMe.com." In addition, the bottom of the second box contains an arrow pointing from left to right with the text "POP.X" written across it. The third box, located on the left side of the "Enabling Technology" row, contains the text "Web servers, Java, Mail servers." The fourth box, located to the right of the third box, contains the text "Mpath: POP.X and community applications, Others: Custom built point solutions." The fifth box, located to the right of the fourth box, contains the text "Mpath: POP.X Multicast protocols, Latency matching, Distributing Infrastructure." The sixth box, located on the left side of the "Applications" row, contains the text "Web page hosting, Bulletin boards, Email." The seventh box, located to the right of the sixth box, contains the text "Live auctions, Help desk applications, Distance learning, Games, Text Chat." The eighth box, located to the right of the seventh box, contains the text "Live audio chat, Live music performance, Fast Actions Games."

    We have significant experience designing, deploying and managing high performance network infrastructures necessary to deliver real-time live community applications. Mplayer.com and HearMe.com leverage the same distributed Internet infrastructure, thereby delivering reliable and predictable low latency experiences. In addition, our technology provides a secure environment for operating live communities on the Internet.

    Large mass-consumer real-time communities also require significant support systems for operating the applications. We have developed significant software technology and expertise in large support systems for operating commercial live communities. Our software technology is designed to automatically deal with scaling and load balancing, and we also provide interfaces for commercial software packages, such as databases, billing systems and advertising tracking and rotation systems.

    We believe that we have created a significant barrier to potential competitors in the area of live Internet communities. This barrier is comprised of multiple pieces. The broad range of skills and technologies needed to enable live communities is difficult to assemble in a single company. We have accumulated multiple years of development experience. We aggressively protect our intellectual property and continue to heavily invest in new technology development. Our research and development expenses for the prior three years were as follows:

            Year                                Amount
            ----                             ------------
            1998............................ $3.1 million
            1997............................ $2.4 million
            1996............................ $5.3 million

Strategic Relationships

    Mpath has entered into strategic relationships with some of the most prominent media and technology companies in order to increase membership and usage, maximize revenues, build brand recognition, accelerate product development and acquire content. Some of these relationships are described below.

    Infoseek. Infoseek and Mpath have agreed to distribute a customized co-branded version of the Mplayer.com client software and create, on Infoseek's Go Network, co-branded pages that include Mplayer.com client software downloads and online and interactive entertainment. Infoseek and Mpath also plan to engage in significant cross-promotional activities and investigate e-commerce opportunities.

    XOOM.com. XOOM.com and Mpath have agreed to distribute a co-branded version of the Mplayer.com client software and to create and maintain a co-branded version of the Mplayer.com site for the use of XOOM.com members and site visitors. The co-branded version of Mplayer.com will be promoted on the XOOM.com site as "XOOM.com Games powered by Mplayer.com". Further, XOOM.com will pay us a portion of revenue received from end users referred to XOOM.com from the co-branded pages. This relationship brings us greater Internet reach, broadens distribution of client software and creates additional e-commerce revenue opportunities.

    Intel. In the past, Intel has sponsored select micro sites on Mplayer.com to promote and create awareness of Intel's Pentium II and Pentium processors with MM technology. We have also developed certain products compatible with Intel product releases. Intel is a repeat advertiser in Mplayer.com. Intel has used Mpath screen shots and other Mpath promotional materials to demonstrate innovative Internet technologies available on the Intel platform. Intel is also an investor in our company.

    Intel sponsored Mpath's creation of a software application that uses and demonstrates the advantages of a product and feature of Intel. Intel, at its discretion, may use and display the software application publicly and privately for various promotional purposes. Intel paid Mpath for these sponsorship rights and provided some hardware to Mpath on loan for use in development of the software application. Intel has accepted the software which has been delivered to it by Mpath and Mpath has at least one more item of software to deliver to Intel for its approval.

    Yahoo!. We have signed a technology license and integration agreement with Yahoo!, which licenses Yahoo! our audio chat technology to real-time, "one-to-one," "one-to-many" and "many-to-many" live conversations of streaming audio chat for use on Yahoo!'s Audio Chat Service for an initial six-month period. As part of the arrangement we have issued Yahoo! a warrant to purchase 192,000 shares of our common stock, at an exercise price of $10.29 per share which Yahoo! can only exercise upon reaching specific performance goals, including renewal of the license. We believe that our relationship with Yahoo! will further validate our technology, promote HearMe.com as a growing Web site on the Internet and increase the membership and reach of our live communities.

    Excite. Excite and Mpath have created a co-branded area on www.excite.com that creates a portal to the Mplayer.com service and provides additional distribution of the Mplayer.com client software. Excite and Mpath have also undertaken activities to promote each other's services on the Internet. Our agreement with Excite expands the distribution of the Mplayer.com client software, promotes Mplayer.com on one of the Internet's largest Web sites and helps to increase Mplayer.com's Internet reach.

    Macromedia. Macromedia and Mpath have agreed to collaborate on the development of products, license technologies to each other, and co-market their products and services. The companies anticipate working together to develop tools and products used to create highly interactive and large-scale Internet services and communities. Macromedia has agreed to license POP.X from us. We have licensed Macromedia's Flash Player and will participate in Macromedia's Traffic Affiliate Program. This relationship helps accelerate acceptance of POP.X by leveraging Macromedia's standard for multi-participant media development. The agreements between the companies also help to further validate our technologies, create additional Internet reach for us and provide us with revenue opportunities.

    GTECH. GTECH was an early adopter of Mpath's POP.X technology. GTECH has licensed POP.X from us for use with GTECH's entertainment and government-sanctioned online lottery systems. This presents an exciting new application and market for POP.X. Our relationship with GTECH has accelerated product development, provided revenue, and added another important reference account to validate our technology.

    Sega. SegaSoft Networks was the first licensee of Mplayer.com technology and uses the technology to operate its online service, www.heat.net. We have rights to certain SegaSoft Networks content and payments from SegaSoft Networks. SegaSoft Networks' parent company, CSK Corporation, is an investor in our company, and we also have a business relationship with Sega of America, Incorporated, another CSK subsidiary.

    In Mpath's April 1996 technology license agreement with SegaSoft, Inc., Mpath granted SegaSoft rights to use the then-existing Mplayer.com game service technology to operate a multi-player game network. Mpath granted SegaSoft rights to Mpath source code for internal use in the operation of SegaSoft's game network. SegaSoft may not sublicense the Mplayer.com technology to any third party which owns or operates an on-line Internet-based multi-player gaming service. SegaSoft agreed to pay Mpath royalties in consideration of the license grant. Mpath agreed to provide limited, ongoing technical assistance to SegaSoft in the use of the Mplayer.com technology. This technical assistance includes bug fixes and updates to the specific technology licensed that are intended for general commercial release. SegaSoft has a right to purchase the first-generation Mplayer.com technology which has now been superseded, if Mpath desires to sell it to any third party. By a March 28, 1997 amendment, Mpath agreed to deploy and provide service for game servers for SegaSoft. SegaSoft pays Mpath for the servers and services provided. The servers are deployed for a fixed period of time.

    Cox. Cox Interactive Media has contracted with Mpath for distribution of the Mplayer.com client software and the creation of a game channel for Cox. The agreement with Cox Interactive Media features co-branding of various web pages on the Cox Web sites and authorizes Cox to distribute the Mplayer.com client software to end users. Cox Technology Investments, Inc., a Cox affiliate, is an investor in our company. The Cox relationship will provide distribution of the Mplayer.com client software, added promotion for Mplayer.com and extension of our Internet reach.

    Of the above companies, Infoseek, Yahoo!, Excite, XOOM.com, Intel and Cox Interactive Media use our live communities technology. Infoseek, Yahoo! and Excite provide access to content over the Internet. XOOM.com is an Internet commerce company. Intel develops and manufactures computer components and Cox Interactive Media is a media and communications company. Macromedia, a multi-media software tools company, GTECH, a developer and manager of government-sanctioned on-line lotteries and SegaSoft Networks, a computer game company, use our Mpath Foundation technology. While our agreements with Infoseek, XOOM.com, Intel, Yahoo!, Excite, Macromedia, GTECH, Sega and Cox are representative of our strategic relationships, we do not believe that any single one of these relationships is material to the operations of our business.

Marketing and Sales

 Live Communities

    The marketing strategy for Mplayer.com and HearMe.com emphasizes two key objectives. The first is to provide consumers with online communities in which they can socialize, create their own experiences, engage in activities and events, and play multi-player games. The second is to provide online advertisers with opportunities to reach this attractive, targeted audience with innovative advertising products. We also market additional value-added services and products to Mplayer.com users.

    We market advertising opportunities on our live communities to the advertising industry through Web advertisements, trade shows, direct mail, advertising in the trade press and general public relations. We intend to expand our sales force in 1999 and to open new sales offices in locations that can target attractive market segments.

    We market Mplayer.com to consumers through Web advertising and publicity in consumer publications and Web sites. The Web ads are primarily placed on entertainment and community Web sites, which attract a similar psychographic and demographic audience as Mplayer.com. Our survey data indicates that over 90% of the participants in our sports and gamers communities are male, and the people within those communities are typically between the ages of 13 and 50; however, approximately 40% of the participants in our classics and casino community are women, and the people within that community are typically between the ages of 25 and 50. The public relations activity is focused on consumer publications such as Internet magazines, game magazines, news magazines, entertainment magazines, and newspapers. We are following a similar strategy for HearMe.com. Currently, over 40% of the participants on our HearMe.com service are women, and the people within the service are typically between the ages of 13 and 55. In addition, the significant majority of retail games offered on Mplayer.com contain a "button" on the CD-ROM version of the game linking to Mplayer.com.

    Our marketing and sales organization is also responsible for acquiring and developing original content for our live communities. We establish and maintain relationships with the world's leading computer game developers, enlisting their content for distribution on the Mplayer.com service while creating our own content for distribution within our live communities. In addition, we attract and retain our members on both the Mplayer.com and HearMe.com services by encouraging member-created content, hosting contests and events, and building information-oriented Web pages.

    Once a consumer becomes a registered member of our live communities, we begin to market value-added services and products to the consumer, including premium services, pay-per-play games and online purchasing of software and hardware products. These products are marketed to the consumer directly through Web and e-mail newsletter advertising and are sold online.

 Mpath Foundation

    To reach as many customer segments as possible and broaden the customer penetration of POP.X, Mpath Foundation markets its products and services through both direct and indirect distribution channels, domestically and internationally. In addition to addressing the needs of Web publishers seeking a complete system for developing and deploying live communities applications, Mpath Foundation has implemented a strategy to meet the needs of customers with specific application requirements. As such, Mpath Foundation plans to implement developer marketing programs targeted at creating a variety of highly customizable POP.X applications. These applications include live audio chat, pagers, classic games, event auditoriums and data analysis tools that are designed to complement a Web publisher's existing content.

    Mpath Foundation's direct sales force sells and markets products primarily to the top 200 Web content publishers worldwide. The initial target customers for POP.X include media companies, large portal sites, games publishers, wagering/gaming providers, as well as major entertainment companies. The direct sales force consists of regional account managers and technical sales engineers, supported by in-house technical marketing and customer support organizations. Customers such as Macromedia and GTECH enhance our ability to further penetrate this market with POP.X technology and applications.

    Mpath Foundation's reseller channel was established to create broader customer penetration and drive POP.X application development. We have established relationships with three classes of resellers including:

  .  Developer Partners focused on developing and selling POP.X applications;

  . Enterprise Partners delivering a full service solution to Web content publishers including creative development, infrastructure and operations; and

  . OEM Partners creating online products that incorporate POP.X components. Mpath Foundation reseller programs are targeted at penetration of the top 2,000 Web site publishers and services.

    Mpath Foundation participates in trade shows, conferences, and seminars, provides product information through our Web sites, places online advertising pieces through electronic media, participates in public relations activities, drives reach programs through targeted direct mail, and sponsors special reseller and developer programs, including its own conference. These programs are primarily targeted at driving awareness of POP.X in the Web publishing industry, creating brand recognition, and stimulating reseller and developer engagement with Mpath Foundation's products and services.

 Customers

    In 1998, CSK Sega, Sony and Electronic Arts accounted for 23%, 12% and 10% of total revenues respectively. In 1997, CSK Sega and Sony accounted for 35% and 11% of total revenues, respectively.

Operations and Infrastructure

    The network for our live communities is managed from our headquarters in Mountain View, California. The central services are co-located with Exodus Communications, a provider of Internet system and network management solutions. Our central services utilize four Sun enterprise-class servers consisting of a Master Control Program machine, a member database machine, a data warehouse machine and a member services billing machine. In addition, the central services utilize Sun servers for functions such as matchmakers, webservers and information logging and an X86 architecture machine for matchmaking.

    We also deploy numerous live communities servers across multiple locations at Exodus, PSINet and @Home co-location sites. Our agreements with Exodus Communications, PSINet, and @Home are not material as alternative sources exist for these services. The live communities servers are located as close as feasible to network interchange points to facilitate improved connectivity and lower latency. In general, the network topology for Mplayer.com and HearMe.com is designed to provide easy scalability and reduce network downtime. Our distributed architecture for our live communities servers enables Mplayer.com and HearMe.com to continue operations even in cases of severe Internet outages as long as some connectivity to our central service facility remains functional. The architecture also ensures optimal performance for users during game play. We intend to expand our infrastructure as necessary to meet the demand for our products and services.

    The Operations department is comprised of three groups: the Central Services Administration Group, the Network Operations Center Group and the Customer Support Group. The Central Services Administration Group is responsible for web services, network infrastructure, live communities administration and Mpath Foundation administration. The Network Operations Center group is responsible for real-time response and intervention into issues with its live communities and Mpath Foundation production services, and is staffed twenty-four hours per day, seven days a week. The Customer Support group is responsible for both customer billing and account issues for Electronic Arts' Ultima Online, Mpath Live Communities and other customers.

Competition

 Mpath Live Communities

    The market for Internet users and advertisers is new and rapidly evolving. Competition is intense and is expected to increase significantly in the future. In addition, barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create live communities on the Internet include the following:

  .  critical mass and functionality;

  .  brand recognition;

  .  member affinity and loyalty;

  .  broad demographic focus; and

  .  open access for visitors.

    Other companies creating Web-based live communities on the Internet are Cendant, E-Pub Services (Uproar.com), Lipstream, Microsoft, SegaSoft and Sony. We will also likely face competition in the future from Web directories, search engines, shareware archives, online communities, Internet telephony, content sites, commercial online service providers, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet either by developing their own community or acquiring one of our competitors.

    In addition, our future competition could include traditional media companies, a number of which, including CBS, Disney and NBC, have recently invested in and acquired Internet companies. Our competitors and potential competitors may develop superior communities or communities that achieve greater market acceptance than our community. We also compete for visitors with many Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, content sites, commercial online services and sites maintained by Internet service providers, as well as thousands of Internet sites operated by individuals and government and educational institutions. These competitors include free information, search and content sites or services, such as America Online, CNET, CNN/Time Warner, Excite, Infoseek, Lycos, Microsoft, Netscape and Yahoo!. We also compete with the foregoing companies, as well as traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on our Web site, brand recognition, customer service, the demographics of our members and viewers, our ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium we offer. We believe that the number of Internet companies relying on Web-based advertising revenue will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on our advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

    Many of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have. Our competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. Advertisers may perceive Internet content providers and Internet service providers, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial online services and sites maintained by Internet service providers as more desirable Web sites for placement of advertisements.

    In addition, substantially all of our current advertising customers and strategic partners also have established collaborative relationships with certain of our competitors or potential competitors, and other high-traffic Web sites. Accordingly, we cannot be certain that we will be able to grow our membership base, traffic levels and advertiser customer base at historical levels or retain our current members, traffic levels or advertiser customers. Advertisers may find other Web sites more attractive if Web traffic grows at a faster rate on the Web sites of competitors. and our strategic partners may decline to renew their agreements with us. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition.

 Mpath Foundation

    The market for software and services for the Internet is relatively new, constantly evolving and intensely competitive and we expect that competition will only intensify in the future. As part of our business, we sell and license products and services for community applications. Our principal competitors in this market include Acuity Software and in-house developers of such applications. Competitive factors in this market include the following:

  .  quality and reliability of software;

  .  features for creating, editing and adapting content;

  .  ease of use and interactive user features;

  .  scaleability and cost per user; and

  . compatibility with the user's existing network components and software systems.

    To expand our user base and further enhance the user experience, we must continue to innovate and improve the performance of our POP.X technology. Many of our existing and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than we do. We are committed to continued market penetration of our brand, products and services and we may implement pricing, licensing, service or marketing changes as a strategic response to changes in the competitive environment in an effort to extend our current brand and technology franchise. If we make price concessions or if our pricing and distribution strategies emerge from our competitors, our business, financial condition and results of operations may be adversely affected.

Proprietary Rights

    Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite efforts to protect our proprietary rights, unauthorized third parties could copy or otherwise obtain and use our products or technology, or develop similar technology. Other parties may breach confidentiality agreements and other protective contracts we have entered into. As a result we may not become aware of, or have adequate remedies in the event of, such a breach.

    We currently have six issued patents in the U.S. with expiration dates ranging from 2014 to 2016, two allowed patents and 16 patents pending. One of the patents pending is a provisional patent. We cannot be certain that any pending or future patent applications will be granted, that any existing or future patent will not be challenged, invalidated or circumvented, or that the rights granted under any patent that has issued or may issue will provide competitive advantages to us. Many of our current and potential competitors dedicate substantially greater resources than we do to protection and enforcement of intellectual property rights, especially patents. If a blocking patent has issued or issues in the future, we would need to either obtain a license or design around the patent. We cannot be certain that we would be able to obtain such a license on acceptable terms, if at all, or to design around the patent. We pursue the registration of certain of our trademarks and service marks in the U.S. and in certain other countries, although we have not secured registration of all our marks. As of February 11, 1999, we had four registered U.S. and four foreign trademarks or service marks, and had applications pending for an additional five U.S. and six foreign trademarks or service marks, and one intent to use trademark application in the U.S.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights or of similar rights of other companies within this market. We cannot be certain that the steps taken by us will prevent misappropriation or infringement of our proprietary information.

    Any such infringement or misappropriation, should it occur, could have a material adverse effect on our business, results of operations and financial condition. In addition, we are currently involved in litigation and additional litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition. Furthermore, it is possible that our business activities may infringe upon the proprietary rights of others, or that other parties may assert infringement claims against us.

    From time to time, we have been, and expect to continue to be, subject to claims in the ordinary course of our business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties by us and the content generated by our members. Although such claims have not resulted in any significant litigation or had a material adverse effect on our business to date, such claims and any resultant litigation, should it occur, might subject us to significant liability for damages. In addition, even if such claims are not meritorious, they could be time consuming and expensive to defend. Finally, as a result of such claims, our proprietary rights could be invalidated. Any of the foregoing could result in the diversion of management time and attention, any of which might have a material adverse effect on our business, results of operations and financial condition.

    We also rely on certain technology and content that we license from third parties, including software that is integrated with our internally developed software and used in our products and Web site, to perform key functions. Although we are generally indemnified against claims that such third-party technology or content infringes the proprietary rights of others, such indemnification is not always available for all types of intellectual property rights, and in some cases the scope of such indemnification is limited. Even if we receive broad indemnification, third-party indemnitors are not always well capitalized and may not be able to indemnify us in the event of infringement, resulting in substantial exposure to us.

    Infringement or invalidity claims arising from the incorporation of third-party technology or content, and claims for indemnification from our customers resulting from such claims, may be asserted or prosecuted against us. As a result of such claims, even if not meritorious, we could incur expenditures of significant financial and managerial resources in addition to potential product redevelopment costs and delays, all of which could materially and adversely affect our business, financial condition and results of operations.

    In addition, the expiration of any of our patents, patent rights, trade secrets, trademarks, service marks, trade names or copyrights could materially and adversely affect our business, financial condition and results of operations.

Regulation of our Business

    We are not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may be applicable to us in areas such as content, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of laws that currently regulate the Internet were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

    We face potential liability for claims based on the nature and content of the materials that we distribute over the Internet, including claims for defamation, negligence or copyright, patent or trademark infringement. Claims like these have been brought, and sometimes successfully litigated, against Internet companies. Our general liability insurance may not cover claims of this type or may not be adequate to indemnify us for any liability that may be imposed. Any liability not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business, financial condition and results of operations.

    Legislation over content distributed over the Internet could damage the growth of the Internet generally and decrease the demand for our products and services. Although two recently enacted federal laws regulating the content distributed over the Internet have either been partially struck down or enjoined, similar laws may be proposed and adopted. Portions of the Communications Decency Act of 1996, which proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet, were held to be unconstitutional by the U.S. Supreme Court. In addition, a federal judge recently issued a preliminary injunction against the Child Online Protection Act, a law attempting to protect children from pornography over the Internet. While we do not distribute the types of materials that these acts were designed to regulate, the nature of similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, could subject us to potential liability, which in turn could have an adverse effect on our business, financial condition and results of operations. See "--Proprietary Rights."

    Due to the global nature of the Web, it is possible that, the governments of other states and foreign countries might attempt to regulate our transmissions or prosecute us for violations of their laws even though transmissions by us over the Internet originate primarily in the State of California. Violations of local laws may be alleged or charged by state or foreign governments, and we may unintentionally violate local laws and local laws may be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition.

Employees

    As of December 31, 1998, we have 111 full-time employees, including 29 in research and development, 51 in sales and marketing and 25 in general and administrative functions. From time to time, we also employ independent contractors to support our engineering, market, sales and support and administrative organizations. See "Risk Factors--We depend on our key personnel to manage our business effectively in a rapidly changing market."

Facilities

    We are headquartered in Mountain View, California, where we lease approximately 28,800 square feet of office space from Martin CBP Associates, L.P. under a lease expiring in January 2002. Our monthly rent was initially $32,256 in 1997 and has increased each year based on an inflation index. We also maintain a sales office in New York City. We believe that our existing facilities are adequate to meet our current and foreseeable requirements or that suitable additional or substitute space will be available as needed.

Legal Proceedings

    On September 20, 1996, Mpath, MPCAT Acquisition Corporation (a wholly-owned subsidiary of Mpath), and Catapult Entertainment, Inc. executed an Agreement and Plan of Reorganization. The agreement provided for the merger of MPCAT into Catapult such that Catapult would be the surviving corporation and would become a wholly-owned subsidiary of Mpath. In addition, Catapult agreed, as part of the merger agreement, that it would file a voluntary bankruptcy petition. On October 10, 1996, Catapult filed a voluntary bankruptcy petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, San Jose Division. On November 15, 1996, the Bankruptcy Court entered its order, which approved the merger between MPCAT and Catapult. At the same time, the Bankruptcy Court entered a separate order that authorized Catapult to assume two patent licenses that it had obtained from Steve

Perlman prior to filing the bankruptcy petition. Mr. Perlman objected to the assumption of his licenses by Catapult, and on November 18, 1996, Mr. Perlman filed an appeal with the United States District Court for the Northern District of California, San Jose Division. On August 7, 1997, the District Court affirmed the Bankruptcy Court decision. On September 8, 1997, Mr. Perlman filed an appeal with the Ninth Circuit Court of Appeals, and on January 28, 1999, the Ninth Circuit reversed the Bankruptcy Court and the District Court. The Ninth Circuit held that Catapult could not assume Mr. Perlman's licenses without Mr. Perlman's consent. Catapult expects to file a petition for a writ of certiorari with the United States Supreme Court prior to April 28, 1999.

    We have been informed that the current holder of the rights to these patents is Microsoft. We believe that the technology used in our products and services does not infringe upon these patents. However, if a court were to rule that our technology did infringe upon these patents, we believe we will be able to work around these patents. Even if we were unable to work around these patents and were required to remove these portions of our technology, we do not believe that this would have a material adverse effect on our business, results of operations, or financial condition.

    From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us and our licensees. Claims like these, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could materially and adversely affect our business, financial condition and results of operations.

                                  MANAGEMENT

    The names and ages of Mpath's executive officers and directors as of February 10, 1999, are as follows:

                Name                Age Position
                ----                --- --------
 Paul Matteucci...................   43 President, Chief Executive Officer,
                                        Acting General
                                        Manager, Live Communities and Director
 Lynn Heublein....................   36 Chief Operating Officer
 Linda Palmor.....................   43 Chief Financial Officer
 Brian Apgar......................   44 Chief Entrepreneur, Founder and
                                        Director
 Steven Roskowski.................   33 Chief Technical Officer
 Robert Csongor...................   36 General Manager, Mpath Foundation
 James Schmidt....................   46 Vice President, Engineering
 James W. Breyer (1)..............   37 Director
 David A. Brown (2)...............   53 Director
 Douglas G. Carlston (1)..........   51 Director
 William McCall...................   38 Director
 Gregory O'Brien..................   51 Director
 Ruthann Quindlen (2).............   44 Director

--------
(1)Member of Audit Committee.
(2)Member of Compensation Committee.

    Paul Matteucci, President and Chief Executive Officer, joined Mpath and became a Director in May 1995. From December 1994 to May 1995, Mr. Matteucci was a Resident Entrepreneur at Institutional Venture Partners. From July 1986 to December 1994, Mr. Matteucci held various positions at Adaptec, Inc., including Vice President and General Manager. Prior to joining Adaptec, Inc., Mr. Matteucci held positions with Texas Instruments. Mr. Matteucci received an M.B.A. from Stanford University and an M.A. from Johns Hopkins School of Advanced International Studies. Mr. Matteucci received his undergraduate degree from the University of Pacific in Stockton, California.

    Lynn Heublein, Chief Operating Officer, joined Mpath in November 1996 upon Mpath's acquisition of Catapult Entertainment, Inc., which is now a wholly-owned subsidiary of Mpath. Catapult filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, San Jose Division, on October 10, 1996, and MPCAT Acquisition Corporation, a wholly-owned subsidiary of Mpath, merged with and into Catapult upon the conclusion of the bankruptcy proceedings. Ms. Heublein was a co-founder of Catapult, and from April 1994 to November 1996, she was Executive Vice President, Business Development at Catapult. From October 1993 to April 1994, she served as Vice President of Marketing for THQ, Inc. Ms. Heublein has also served Mpath in the capacity of Acting Chief Financial Officer and General Manager, Mpath Foundation. Ms. Heublein holds a B.S. in Engineering from the University of Washington and an M.B.A. from Stanford University.

    Linda R. Palmor, Chief Financial Officer, joined Mpath in February 1999. From February 1996 to February 1999, Ms. Palmor worked for Terayon Communication Systems, a developer and marketer of cable modem systems, where she served in a number of positions, including Vice President, Finance and Corporate Controller. From 1995 to 1996, Ms. Palmor served as the Corporate Controller of Electronic Arts, Inc., a multimedia software company. From 1991 to 1995, Ms. Palmor held a number of financial positions with The Walt Disney Company, a media conglomerate. Ms. Palmor is a certified public accountant, and she received a B.Sc. degree in biochemistry from Manchester University in the United Kingdom.

    Brian Apgar, Chief Entrepreneur, Founder and Director, co-founded Mpath in January 1995, where he has also served as President, Vice President, Development, General Manager, and Chief Operating Officer. From October 1993 to January 1995, Mr. Apgar served as a Resident Entrepreneur and in other consulting capacities for several venture capital firms, including Merrill Pickard Anderson & Eyre, Sigma Partners and Institutional Venture Partners. Mr. Apgar holds a B.A. in Physics from Princeton University.

    Steve Roskowski, Chief Technical Officer, joined Mpath in November 1996 upon Mpath's acquisition of Catapult Entertainment, Inc., which is now a wholly-owned subsidiary of Mpath. Catapult filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California, San Jose Division, on October 10, 1996, and MPCAT Acquisition Corporation, a wholly-owned subsidiary of Mpath, merged with and into Catapult upon the conclusion of the bankruptcy proceedings. From March 1994 to December 1996, Mr. Roskowski was Vice President, Engineering and a co-founder of Catapult. Mr. Roskowski has also served Mpath as Vice President, Operations and Vice President, Technology, Mpath Foundation. From October 1992 to March 1994, Mr. Roskowski was a manager of hardware for General Magic. Prior to that, he was a Project Manager at Apple Computer. Mr. Roskowski holds a B.S. in Engineering from the California Institute of Technology.

    Robert Csongor, General Manager, Mpath Foundation, joined Mpath in August 1996 where he initially served as Director of Product Marketing and also as Vice President, Business Development and Marketing. From January 1995 to August 1996, he served as Director of Marketing at NVIDIA Corporation. From August 1986 to January 1995, Mr. Csongor served in various capacities at Adaptec, Inc., including as Director of Marketing. Mr. Csongor holds a B.S. in Electrical Engineering from Villanova University.

    James Schmidt, Vice President, Engineering, joined Mpath in December 1998. From December 1986 to December 1998, Mr. Schmidt worked for Adaptec Inc., where he served in a number of positions, including Vice President and Chief Information Officer, Vice President, Process Development and Infrastructure, and Vice President, Engineering. Mr. Schmidt received both a B.S. degree in Electrical Engineering and an M.S. degree in Electrical Engineering from Wichita State University.

    James W. Breyer has served as a Director of Mpath since January 1995. Mr. Breyer has been a general partner of Accel Partners, a venture capital firm, since 1990, and the Managing Partner since 1997. Prior to joining Accel, Mr. Breyer worked as a management consultant at McKinsey and Company, and he held product management and marketing positions at Apple Computer and Hewlett Packard. Mr. Breyer currently serves as a director of Actuate, RealNetworks, Inc. and several privately held companies. Mr. Breyer holds a B.S. in Computer Science and Economics from Stanford University and an M.B.A. from Harvard University, where he was named a Baker Scholar.

    David A. Brown has served as a Director of Mpath since June 1995. Mr. Brown currently sits on the Board of Directors of Quantum Corporation, a mass storage company he helped found in February 1980. Mr. Brown has also been a management consultant and board member for various technology companies since February 1992. Mr. Brown received a B.S. in Engineering from San Jose State University and an M.S. in Engineering from the University of Santa Clara.

    Douglas G. Carlston has served as a Director of Mpath since February 1996. Mr. Carlston was a founder of Broderbund Software Inc., and he served as Chairman of the Board of Broderbund from November 1989 through August 1998. Mr. Carlston also served as Chief Executive Officer of Broderbund from November 1989 until October 1996 and as President of Broderbund from September 1981 until November 1989. Mr. Carlston holds a B.A. and J.D. from Harvard University.

    William McCall has served as a Director of Mpath since November 1998. Mr. McCall is the Director, New Media Development of Cox Enterprises, a media company, a position he has held since March 1997. From November 1994 to March 1997, Mr. McCall was a director of TCI Interactive, the interactive division of TCI, a cable company. From March 1994 to November 1994, Mr. McCall was employed by Classic Sports. From February 1991 to March 1994, he was employed by Court TV. Mr. McCall holds a B.A. in History from Connecticut College.

    Gregory O'Brien has served as a Director of Mpath since January 1999. Mr. O'Brien has been Chief Administrative Officer at CSK Global Business Offices since May 1998, and has held various other positions at CSK or its affiliates since September 1990. CSK is a computer software and services company. Mr. O'Brien has a B.BA. and an M.B.A. from Pace University.

    Ruthann Quindlen has served as a Director of Mpath since January 1995. Ms. Quindlen has been a partner at Institutional Venture Partners since 1994, where she has focused on investments in Internet and software companies. Prior to joining Institutional Venture Partners, Ms. Quindlen was a Managing Director at Alex Brown & Sons. Ms. Quindlen serves on the boards of many other private Internet companies including Digital Impact, Diffusion, FaceTime, Portera Systems, and TimeHub. Ms. Quindlen has a B.S. in Economics from Georgetown University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Board Composition

    Directors are elected annually at Mpath's annual meeting of stockholders, and serve for the term for which they are elected and until their successors are duly elected and qualified. Mpath's Bylaws currently provide for a Board of Directors comprised of eight directors.

Board Compensation

    Mpath's directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings. In August 1995, Mr. Brown purchased 60,000 shares of common stock at a price per share of $0.05. In February 1996, Mr. Carlston purchased 60,000 shares of common stock at a price per share of $0.21. The stock purchased by Messrs. Brown and Carlston is subject to a right of repurchase by Mpath that lapses over a four-year period. Officers of Mpath are appointed by the Board of Directors and serve at the Board's discretion. Directors who are employees of Mpath are also eligible to participate in Mpath's 1995 Stock Option/Stock Issuance Plan, and beginning in 1999, they will also be eligible to participate in Mpath's 1999 Employee Stock Purchase Plan. Beginning in 1999, directors who are not employees of Mpath will be eligible to participate in Mpath's 1999 Directors' Stock Option Plan. See "Stock Plans."

    Mpath has entered into indemnification agreements with each member of the Board of Directors and some of its officers providing for the indemnification of such person to the fullest extent authorized, permitted or allowed by law.

Board Committees

    The Board of Directors has a Compensation Committee that reviews and recommends to the Board the compensation arrangements provided to the management of Mpath and administers the various stock option plans. The members of the Compensation Committee are Ms. Quindlen and Mr. Brown.

    The Board of Directors has an Audit Committee that reviews Mpath's annual audit and meets with Mpath's independent auditors to review Mpath's internal controls and financial management practices. The Board's Audit Committee currently consists of Mr. Breyer and Mr. Carlston.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee of the Board of Directors consists of Mr. Brown and Ms. Quindlen. No interlocking relationship exists between any member of our Board of Directors or our Compensation Committee and any member of the board of directors or compensation committee of any other company, and no such interlocking relationship has existed in the past.

Executive Compensation

    The following table sets forth summary information concerning the compensation received for services rendered to Mpath during the year ended December 31, 1998 by the Chief Executive Officer and each of the other four most highly compensated executive officers, each of whose aggregate compensation during our last fiscal year exceeded, or would exceed on an annualized basis, $100,000 (the "Named Officers"). Other Annual Compensation consists of health insurance premiums paid for by Mpath on behalf of the Named Officer, and in some cases, the spouse and dependents of the Named Officer.

                           Summary Compensation Table

                                                               Long-Term
                                  Annual Compensation         Compensation
                          ----------------------------------- ------------
                                                               Securities
Name and Principal         Salary              Other Annual    Underlying     All Other
Position                    ($)    Bonus ($) Compensation ($)  Options (#) Compensation ($)
------------------         ------  --------- ---------------- ------------ ----------------
Paul Matteucci..........  $206,853    --          $4,581        300,000           --
 President and Chief
 Executive Officer
Lynn Heublein...........   179,086    --           2,764        160,000           --
 Chief Operating Officer
Brian Apgar.............   187,378    --           5,870         15,000           --
 Chief Entrepreneur and
 Founder
Steven Roskowski........   155,500    --           2,357         40,000           --
 Chief Technical Officer
Robert Csongor..........   152,375    --           5,759         25,000           --
 General Manager, Mpath
 Foundation

Option Grants

    The following table provides summary information regarding stock options granted to the Named Officers during the fiscal year ended December 31, 1998. The options were granted pursuant to Mpath's 1995 Stock Option/Stock Issuance Plan. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent Mpath's predictions of its stock performance. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. In January 1999, Mr. Csongor received an option to purchase 20,000 shares of common stock at an exercise price of $4.62.

                                                                            Potential
                                                                        Realizable Value
                                       Individual Grants                At Assumed Annual
                         ----------------------------------------------  Rates of Stock
                          Number Of   Percent Of                              Price
                         Securities  Total Options                      Appreciation For
                         Underlying   Granted To   Exercise                Option Term
                           Options   Employees In    Price   Expiration -----------------
Name                     Granted (#)  Fiscal Year  ($/Share)    Date       5%      10%
----                     ----------- ------------- --------- ---------- -------- --------
Paul Matteucci..........   300,000       18.9%       $1.03     6/8/08   $194,328 $492,466
Lynn Heublein...........   160,000       10.1         1.03    10/8/08    103,642  262,649
Brian Apgar.............    15,000        0.9         1.03    10/8/08      9,716   24,623
Steven Roskowski........    40,000        2.5         1.03    10/8/08     25,910   65,662
Robert Csongor..........    25,000        1.6         1.03    10/8/08     16,194   41,039

                       Option Grants in Last Fiscal Year

Option Exercises and Holdings

    The following table provides summary information concerning the shares of common stock acquired in 1998, the value realized upon exercise of stock options in 1998, and the year end number and value of unexercised options with respect to each of the Named Officers as of December 31, 1998. The value was calculated by determining the difference between the fair market value of underlying securities and the exercise price. The fair market value of Mpath's common stock throughout 1998 was assumed to be our initial public offering price of $11.00 per share.

                         Fiscal Year-End Option Values

                                                     Number of Securities
                           Shares                   Underlying Unexercised       Value of Unexercised
                         Acquired on                      Options at            In-the-Money Options at
                          Exercise      Value        December 31, 1998 (#)       December 31, 1998 ($)
Name                         (#)     Realized ($) (Exercisable/Unexercisable) (Exercisable/Unexercisable)
----                     ----------- ------------ --------------------------- ---------------------------
Paul Matteucci..........         0             0           420,000/0                 $4,187,400/$0
Lynn Heublein...........   174,584    $1,740,602           151,347/0                 $1,488,253/$0
Brian Apgar.............         0             0            30,000/0                 $ 299,100/$0
Steven Roskowski........   139,829    $1,393,112            23,931/0                 $ 217,915/$0
Robert Csongor..........   120,000    $1,196,400                 0/0                 $       0/$0

Stock Plans

    1999 Stock Incentive Plan. Our 1999 Stock Incentive Plan was adopted by the Board of Directors in February 1999 and we will be submitting it for approval by our stockholders prior to the closing of this offering. A total of 2,500,000 shares of common stock has been reserved for issuance under the 1999 Stock Incentive Plan as of the date of this offering. On the first day of each of our fiscal years in 2000, 2001, 2002, 2003, and 2004 the number of shares reserved for issuance under the 1999 Stock Incentive Plan will be increased by the lesser of:

  . 750,000 shares;

  . 3% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

  . a lesser number of shares as determined by the Board of Directors. No options to purchase shares of common stock have been issued under the 1999 Stock Incentive Plan.

    The 1999 Stock Incentive Plan provides for the grant of incentive stock options, as defined in Section 422 of the IRS Code, to employees and the grant of nonstatutory stock options and restricted stock to employees, non-employee directors and consultants. The Compensation Committee currently administers the 1999 Stock Incentive Plan and the Board of Directors has designated the Compensation Committee to administer the 1999 Stock Incentive Plan with respect to different groups of service providers. The administrator of the 1999 Stock Incentive Plan will determine number, vesting schedule, and exercise price for options, or conditions for restricted stock, granted under the 1999 Stock Incentive Plan; provided, however, an individual employee may not receive option grants for more than 2,500,000 shares in any fiscal year, and the exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant.

    In the event of a sale of all or substantially all of our assets of Mpath, or the merger or consolidation of Mpath with or into another corporation in which the ownership of more than 50% of the total combined voting power of Mpath's outstanding securities changes hands, then restrictions on restricted stock shall lapse unless the restrictions are assigned to the successor corporation. In addition, the administrator of the plan will either provide that options be assumed or substituted by the successor corporation, provide notice that the options will terminate on a specified date if not exercised or terminate each option in exchange for a payment equal to the excess of the fair market value of vested option shares over the exercise price of the shares.

    The Board of Directors may amend, modify or terminate the 1999 Stock Incentive Plan at any time as long as any amendment, modification or termination does not impair vesting rights of plan participants and provided that stockholder approval shall be required for an amendment to the extent required by applicable law, regulations or rules. The 1999 Stock Incentive Plan will terminate on February 9, 2009, unless the Board of Directors terminates it earlier. We have not issued any options under the 1999 Stock Incentive Plan to date.

    1995 Stock Option/Stock Issuance Plan. Our 1995 Stock Option/Stock Issuance Plan was adopted by the Board of Directors and approved by our stockholders in April 1995. As of December 31, 1998, an aggregate of 3,453,000 shares of common stock had been reserved for issuance under the 1995 Stock Plan. Under the 1995 Stock Plan, incentive stock options, within the meaning of Section 422 of the IRS Code, may be granted to employees and nonstatutory stock options may be granted and shares may be issued to employees, non-employee directors and consultants. As of February 11, 1999, 1,673,410 shares of common stock were issuable upon exercise of outstanding options granted under the 1995 Stock Plan, 1,656,396 shares of common stock have been issued upon exercise of options or pursuant to stock issuances. Options and stock granted under the 1995 Stock Plan will remain outstanding in accordance with their terms, but the Board of Directors has determined that no further options or other awards will be granted under the 1995 Stock Plan. The following table provides summary information concerning the stock options issued to executive officers under the 1995 Stock Plan. Directors were not awarded any stock options under the 1995 Stock Plan.

                                                   Number of Securities
                                                    Underlying Options  Terms of
                                                    Granted Under the     the
       Name                                          1995 Stock Plan    Options
       ----                                        -------------------- --------
     Paul Matteucci...............................       300,000        10 years
     Lynn Heublein................................       325,931        10 years
     Bryan Apgar..................................        30,000        10 years
     Steve Roskowski..............................       163,760        10 years
     Rob Csongor..................................       120,000        10 years
     James Schmidt................................       150,000        10 years

    The 1995 Stock Plan may be administered by the Board of Directors or a committee of the Board otherwise known as the Administrator which has the authority to grant option and stock purchase rights and to determine the terms of awards. Stock options granted under the 1995 Stock Plan may not have a term of more than ten years and generally remain exercisable for a period of three months following termination of the optionee's relationship with Mpath except in cases where termination is as a result of death or disability, longer periods apply. The exercise price of all incentive stock options must be at least equal to the fair market value of the common stock at the time of grant and the exercise price of nonstatutory stock options and the purchase price for restricted stock purchase grants must be at least 85% of the fair market value of the common stock at the time of grant. However, in the event an individual owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of Mpath the exercise price of stock options and the purchase price of stock purchase rights must in all cases be at least 110% of the fair market value of the common stock at the time of grant. The administrator has authority to grant stock options which are exercisable prior to vesting, in which case Mpath retains the right to repurchase the unvested portion of the exercised shares at the optionee's original exercise price. Outstanding options vest, and repurchase rights lapse, generally at a rate of 25% upon completion of one year of service after the grant and the balance in successive equal monthly installments over the next three years of service. In the event of a shareholder-approved merger or consolidation of Mpath in which the ownership of more than 50% of the total combined voting power of Mpath's outstanding securities changes hands, or the sale of all or substantially all of Mpath's assets in a complete liquidation or dissolution of Mpath, outstanding options granted under the 1995 Stock Plan will terminate unless assumed by a successor in interest to Mpath's business, and all Company stock repurchase rights will terminate unless the repurchase rights are assigned to the successor corporation.

    1999 Directors' Stock Option Plan. Our 1999 Directors' Stock Option Plan was adopted by the Board of Directors in February 1999 and we will be submitting it for approval by our stockholders prior to the closing of this offering. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan.

    Under the Directors' Plan, each non-employee director who first becomes a non-employee director after the effective date of the plan will receive an automatic initial grant of an option to purchase 30,000 shares of common stock upon appointment or election. Initial grants to non-employee directors shall become exercisable in installments of 25% of the total number of shares subject to the option on the first, second, third and fourth anniversaries of the date of grant. The Directors' Plan also provides for annual grants, on the date of each annual meeting of Mpath's shareholders, to each non-employee director who has served on Mpath's Board of Directors for at least six months. The annual grant to non-employee directors is an option to purchase 7,500 shares of common stock, which option shall become exercisable in full on the fourth anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of Mpath's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years, however, unvested options will terminate when the optionee ceases to serve as a Director and vested options will terminate if they are not exercised within 12 months after the Director's death or disability or within 90 days after the Director ceases to serve as a Director for any other reason.

    In the event of a sale of all or substantially all of the assets of Mpath or the merger or consolidation of Mpath with or into another corporation in which the ownership of more than 50% of the total combined voting power of Mpath's outstanding securities changes hands, all outstanding options will accelerate and become fully vested effective upon the consummation of the transaction.

    The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors other than the director or directors that have a personal interest at stake. Although the Board of Directors may amend or terminate the Directors' Plan; they may not take any action that may adversely affect any outstanding option. The Directors' Plan will have a term of ten years unless terminated earlier. We have not issued any options under the 1999 Directors' Plan to date.

    1999 Employee Stock Purchase Plan. Our 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in February 1999 and we will be submitting it for approval by our stockholders prior to the closing of this offering. A total of 750,000 shares of common stock has been reserved for issuance under the Purchase Plan, none of which have been issued as of the date of this offering. The number of shares reserved for issuance under the Purchase Plan will be increased on the first day of each of Mpath's fiscal years in 2000, 2001, 2002, 2003, and 2004 by the lesser of:

  .  100,000 shares;

  . 1% of Mpath's outstanding common stock on the last day of the immediately preceding fiscal year; or

  .  the number of shares determined by the Board of Directors.

The Purchase Plan becomes effective on the date of this prospectus. Unless terminated earlier by the Board of Directors, the Purchase Plan shall terminate in February 2019.

    The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods, other than the first offering period, commencing on May 1 and November 1 of each year. Each offering period will consist of four consecutive purchase periods of six months' duration, and at the end of each six month period an automatic purchase will be made for participants. The initial offering period is expected to commence on the date of this offering and end on April 30, 2001; the initial purchase period is expected to begin on the date of this offering and end on October 31, 1999. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Employees (including officers and employee directors) of Mpath, or of any majority-owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if Mpath or its subsidiary employs them for at least 20 hours per week and more than five months per year. Under the Purchase Plan, eligible employees may purchase common stock through payroll deductions, which in any event may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment. The Board may also implement provisions of the Purchase Plan that permit stock purchases through cash or stock contributions.

    Under the Purchase Plan, no employee shall be granted an option if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of stock of Mpath or its subsidiaries. In addition, no employee shall be granted an option under the Purchase Plan if the option would permit the employee to purchase stock under all employee stock purchase plans of Mpath and its subsidiaries in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,000 shares of common stock under the Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in the Purchase Plan shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date.

    The Purchase Plan provides that in the event of a merger or consolidation of Mpath with or into another corporation or a sale of all or substantially all of Mpath's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right will be substituted by the successor corporation unless the Board of Directors shortens any ongoing offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to consummation of the transaction. The Board of Directors has the power to amend or terminate the Purchase Plan and to change or terminate offering periods as long as any action does not adversely affect any outstanding rights to purchase stock under the Purchase Plan, however the Board may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid Mpath's incurring adverse accounting charges. We have not issued any shares under the 1999 Employee Stock Purchase Plan to date.

Limitation of Liability and Indemnification Matters

    As permitted by the Delaware General Corporation Law, Mpath has included a provision in its Restated Certificate of Incorporation to eliminate the personal liability of its officers and directors for monetary damages arising out of a breach or alleged breach of their fiduciary duties as officers or directors, other than in cases of fraud and other wilful misconduct. In addition, Mpath's Bylaws provide that Mpath is required to indemnify its officers and directors even where indemnification would otherwise be discretionary, and Mpath is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Mpath has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require Mpath to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers and directors, but not for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Mpath has obtained directors' and officers' liability insurance.

    At present, Mpath is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Mpath in which indemnification would be required or permitted. Mpath is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Mpath believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

  RELATED PARTY TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

Private Placements of Securities

    In January 1995, we issued and sold a total of 100,000 shares of our common stock at a price of $0.05 per share. In addition we issued and sold 2,800,000 shares of our Series A Preferred Stock to IVP and Accel Partners and their respective affiliates at a price of $0.50 per share.

    In August 1995 and January 1996, we issued and sold a total of 2,190,842 shares of our Series B Preferred Stock, at a price of $2.07 per share, to IVP, Accel Partners, Sutter Hill Ventures and their respective affiliates and other private investors.

    In April 1996, we issued and sold a total of 1,154,580 shares of our Series C Preferred Stock at a price of $10.28 per share to CSK Corporation and its affiliates, IVP, Accel Partners, Sutter Hill and certain other private investors. In November 1996, we issued and sold a total of 291,829 shares of our Series C Preferred Stock at a price per share of $10.28 to CSK Corporation. In March 1997, we issued and sold a total of 48,638 shares of our Series C Preferred Stock at a price of $10.28 per share to Electronic Arts.

    In November 1996, in connection with the reorganization of Catapult Entertainment, Inc., a California corporation, we acquired all of the outstanding capital stock of Catapult. As part of an Agreement and Plan of Reorganization and an Agreement and Plan of Merger, Catapult merged with and into a wholly-owned subsidiary of ours. In connection with the merger, Catapult's stockholders received 868,254 shares of our Series C Preferred Stock and options to purchase 121,078 shares of our common stock, valued at $10.28 per share. In addition, we issued and sold a warrant to purchase up to 52,250 shares of our common stock at a price of $60.00 per share to Intel. This warrant expires on December 31, 2000. We also issued two convertible promissory notes to Intel for $1,150,000 and $150,000, and issued a convertible senior subordinated promissory note to Viacom for $1,864,000. In July 1997, the notes to Intel were canceled in exchange for shares of our Series D Preferred Stock and warrants to purchase our common stock, based on a purchase price of $5.40 per share. The Viacom note is convertible into common stock upon a sale of all or substantially all of Mpath, through a merger, acquisition, or other transaction or upon an initial public offering of Mpath's common stock by means of a registration statement. The Viacom note is due and payable on November 18, 2001.

    In July and August 1997, we issued and sold a total of 3,111,110 shares of our Series D Preferred Stock to Intel, Technology Crossover Ventures, Electronic Arts, IVP, Accel Partners, Sutter Hill, Cox Technology Investments and certain other private investors at a price of $5.40 per share. In addition, in July and August 1997, we issued warrants to purchase 1,555,555 shares of common stock at an exercise price of $5.40 per share to the purchasers of the Series D Preferred Stock. These warrants to purchase common stock are exercisable in stages. One-half of the shares subject to these common stock warrants are exercisable upon the earlier to occur of:

  . a sale of Mpath in which the consideration per share received by us, on a fully-diluted basis, is less than $10.80 per share, and

  .  two years from the date of their issuance.

    The second half of the shares subject to these common stock warrants are exercisable upon the earlier to occur of:

  . a sale of Mpath in which the consideration per share received by us, on a fully-diluted basis, is less than $10.80 per share; and

  .  30 months from the date of their issuance.

    The first half of these warrants expire upon the earliest of:

  . the issuance and sale of shares of our common stock in an initial underwritten registered public offering in which the price per share is at least $10.80 and where we receive total net proceeds of at least $15,000,000,

  . a sale of Mpath in which the consideration per share received by us on a fully-diluted basis is at least $10.80,

  . the closing of a private financing of Mpath equity securities in which the price per share on a fully-diluted basis is at least $10.80 and where we receive total net proceeds of at least $10,000,000; and

  .  two years from the date of their issuance.

The second half of these warrants expire upon the same events as the first half of these warrants, except that they may be exercisable for up to 30 months after their issuance, not just two years. In any event, these common stock warrants expire five years from the date they become exercisable, if that ever occurs.

    In July 1998, we entered into a Loan and Security Agreement with Greyrock Business Credit, a Division of NationsCredit Commercial Corporation. Under this agreement, Greyrock Business Credit made a $1,500,000 term loan to us and agreed to provide an accounts receivable revolving line of credit for $1,500,000 and a capital equipment loan of $1,000,000. Amounts borrowed under these agreements are collateralized by substantially all our assets, bear interest at the prime rate plus two percent and mature on June 30, 1999. As of December 31, 1998 we had drawn down $1,500,000 against the term loan agreement and approximately $1,000,000 against the capital equipment agreement. We fully repaid the term loan with a portion of the net proceeds from the sale of our Series E Preferred Stock in January 1999. In connection with the loan agreement with Greyrock Business Credit, we issued and sold a warrant to Greyrock Business Credit to purchase 23,000 shares of our Series D Preferred Stock at an exercise price of $5.40 per share. This warrant is exercisable at any time and expires on July 30, 2003.

    In January 1999, we issued and sold a total of 3,035,306 shares of our Series E Preferred Stock to Intel, CSK Corporation, Technology Crossover Ventures, IVP, Accel Partners, Sutter Hill, Wheatley Partners, HLM ICB Fund, Winfield Capital Corp., Spinnaker Founders Fund and its affiliates and other private investors at a price of $6.60 per share. In connection with this sale of our Series E Preferred Stock, we issued a warrant to purchase 77,422 shares of our Series E Preferred Stock at an exercise price of $6.60 per share to NationsBanc Montgomery Securities LLC, the placement agent in the Series E financing. This warrant expires on the closing of this offering.

    Since our inception, we have, from time to time, issued and sold shares of our common stock and granted options to purchase common stock to our employees, directors and consultants.

Transactions with Directors and Officers

    Affiliate Relationships. The following members of the Board of Directors are affiliated with certain private investors that participated in the transactions listed above: James W. Breyer (Accel Partners), William McCall (Cox Technology Investments), Ruthann Quindlen (IVP) and Gregory O'Brien (CSK Corporation). In addition, David Brown directly holds shares of our preferred stock.

    Non-statutory Option's Change of Control. On February 5, 1999, Linda Palmor, Chief Financial Officer, received a non-statutory option to purchase 150,000 shares of our common stock at an exercise price of $5.50 per share. This price represented 85% of our common stock's fair market value on the date of grant. The stock issuable upon exercise of Ms. Palmor's option is subject to vesting over a four-year period. Although the option was granted outside the 1995 Stock Plan, it has substantially the same terms and conditions as options granted under the 1995 Stock Plan. In the event of a change of control, 40% of Ms. Palmor's unvested stock shall immediately vest. This option has a term of ten years.

    Promissory Notes. The executive officers listed on the table below have executed full-recourse promissory notes in favor of Mpath in excess of $60,000. All of the notes listed below were executed in connection with the purchase of shares of our common stock, and if the notes are not paid back when due, Mpath may seek repayment from the personal assets of the defaulting executive officer.

    Except for the note issued to Ms. Palmor, these notes will become due and payable upon the earliest of:

  .  9 months after our initial public offering;

  .  5 years from the date of issue; or

  .  the termination of the executive officer's employment with us.

    The note issued to Ms. Palmor will become due and payable upon the earliest of:

  .  2 years after our initial public offering,

  .  5 years from the date of issue; or

  .  the termination of the executive officer's employment with us.

                    Name                 Date of Note   Amount    Interest Rate
                    ----                 ------------ ----------- -------------
     Lynn Heublein,                        10/05/98   $ 78,105.23     5.12%
      Chief Operating Officer              11/22/98   $101,707.56     4.51%
     Linda Palmor,                         02/05/99   $221,398.31     4.71%
      Chief Financial Officer
     Steven Roskowski,                     11/22/98   $144,999.78     4.51%
      Chief Technical Officer
     Robert Csongor,                       11/22/98   $123,594.00     4.51%
      General Manager, Mpath Foundation

    Purchase of Shares in the Offering. Some of our existing stockholders and/or their affiliates have indicated to us that they intend to purchase at the initial public offering price $3.0 million of our common stock in this offering, which they are prohibited from selling for 90 days. The identity of the purchasers and the amounts to be purchased have not yet been determined.

SegaSoft Agreement

    In April 1996, we entered into a Technology License Agreement with SegaSoft. Under the agreement with SegaSoft, we granted SegaSoft a non-exclusive license to use certain proprietary information and technology which supports multi-participant interactive applications. In addition, we must provide technical assistance to SegaSoft. and SegaSoft must develop at least two games in each 12 month period beginning December 1, 1997. At any time after April 1998, SegaSoft may terminate the agreement upon 12 months written notice.

    We believe that the above transactions were entered into on terms no more favorable than they would have been had they been entered into with unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to the beneficial ownership of the shares of Mpath's common stock on a fully-diluted basis as of February 11, 1999, and as adjusted to reflect the sale of the common stock offered by Mpath pursuant to this prospectus by:

  . each person who is known by Mpath to own beneficially more than 5% of Mpath's common stock on a fully-diluted basis;

  .  each director, the Chief Executive Officer and the Named Officers; and

  .  all directors and executive officers of Mpath as a group.

Except as otherwise noted, the address of each person listed in the table is c/o Mpath Interactive, Inc., 665 Clyde Avenue, Mountain View, California 94043. The table includes all shares of common stock beneficially owned by the indicated stockholder as of February 11, 1999. The table excludes $3.0 million of our common stock that some of our existing stockholders and their affiliates have indicated to us they intend to purchase in this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 11, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of any other person. To the knowledge of Mpath, except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

    The percent of beneficial ownership for each stockholder is based on 17,718,739 shares of common stock outstanding as of February 11, 1999, and 21,618,739 shares of common stock outstanding after this offering. An "*" indicates ownership of less than 1%.

                                                              Percent of Class
                                                    Shares    -----------------
                                                 Beneficially  Before   After
  Name                                               Owed     Offering Offering
  ----                                           ------------ -------- --------
Accel Partners.................................    2,849,151    16.1%   13.2%
IVP............................................    2,849,153    16.1%   13.2%
CSK Corporation and affiliates.................    1,338,528     7.8%    6.4%
Sutter Hill Ventures...........................    1,351,259     7.6%    6.3%
Intel Corporation..............................    1,087,239     6.1%    5.0%
Cox Technology Investments, Inc. ..............      925,925     5.2%    4.3%
Paul Matteucci.................................    1,000,000     5.5%    4.5%
Brian Apgar....................................      639,000     3.6%    3.0%
Lynn Heublein..................................      424,728     2.4%    1.9%
Steve Roskowski................................      242,402     1.4%    1.1%
Robert Csongor.................................      140,000       *      *
James W. Breyer................................    2,849,151    16.1%   13.2%
David A. Brown.................................      195,757     1.1%     *
Douglas G. Carlston............................       60,000       *      *
William McCall.................................      925,925     5.2%    4.3%
Gregory O'Brien................................    1,388,528     7.8%    6.4%
Ruthann Quindlen...............................    2,849,153    16.1%   13.2%
All executive officers and directors as a group
 (13 persons)..................................   11,014,195    59.1%   48.9%

--------

    The number of shares indicated as beneficially owned by Accel Partners consists of:
  .  2,609,824 shares held by Accel IV L.P.

  .  105,417 shares held by Accel Investors 94 L.P.
  .  54,134 shares held by Accel Keiretsu L.P.

  .  62,680 shares held by Ellmore C. Patterson Partners, and
  .  17,096 shares held by Prosper Partners.

    Mr. Breyer is an affiliate of each of the entities listed in the previous sentence and disclaims his beneficial ownership of these shares except to the extent of his pecuniary interest in the various entities. The address of Accel is 428 University Avenue, Palo Alto, California 94301.

    The number of shares indicated as beneficially owned by IVP consists of:

  .  2,733,993 shares held by Institutional Venture Partners VI,
  .  56,075 shares held by Institutional Venture Management VI,
  .  13,630 shares held by IVP Founders Fund I, L.P. and
  .  45,455 shares held by IVP Broadband Fund, L.P.

    Ms. Quindlen is General Partner of each of the entities listed in the previous sentence and disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. The address of IVP is 3000 Sand Hill Road, Building 2, Suite 290, Menlo Park, California 94025.

    The number of shares indicated as beneficially owned by CSK Corporation and affiliates consists of:
  .  694,263 shares held by CSK Corporation,
  .  462,844 shares held by CSK Venture Capital Co. Ltd.,
  . 115,711 shares held by CSK Venture Capital Co. Ltd. as Investment Manager for CSK-2 Investment Fund,
  . 57,855 shares held by CSK Venture Capital Co. Ltd. as Investment Manager for CSK-1(A) Investment Fund, and
  . 57,855 shares held by CSK Venture Capital Co. Ltd. as Investment Manager for CSK-1(B) Investment Fund.

    Mr. O'Brien is an officer of a company affiliated with CSK Corporation and disclaims beneficial ownership of these shares. The address of CSK Corporation is 25th Floor, Shinjuku-Sumitomo Building, 2-6-1 Mishi-Shinjuku, Shinjuku-ku, Tokyo 163-0227, Japan.

    The number of shares indicated as beneficially owned by Sutter Hill Ventures consists of 998,852 shares held by Sutter Hill Ventures, and 352,407 shares held by 14 individuals or entities associated with Sutter Hill Ventures. The address of Sutter Hill Ventures is 755 Page Mill Road, Suite A200, Palo Alto, California 94304.

    Mr. McCall is the Director of New Media Development of a company affiliated with Cox Technology Investments, Inc. and disclaims beneficial ownership of these shares indicated as beneficially owned by Cox Technology Investments, Inc. except to the extent of his pecuniary interest in Cox Technology Investments. The address of Cox Technology Investments, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319.

    The number of shares indicated as beneficially owned by Paul Matteucci includes 420,000 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

    The number of shares indicated as beneficially owned by Brian Apgar includes 30,000 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

    The number of shares indicated as beneficially owned by Lynn Heublein includes 151,390 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

    The number of shares indicated as beneficially owned by Steve Roskowski includes 23,931 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

    The number of shares indicated as beneficially owned by Robert Csongor includes 20,000 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

    The number of shares indicated as beneficially owned by all executive officers and directors as a group includes 907,821 shares exercisable under outstanding stock options within 60 days of February 11, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the completion of this offering, the authorized capital stock of Mpath will consist of 150,000,000 shares of common stock, $.00005 par value, and 5,000,000 shares of undesignated preferred stock, $.00005 par value, after giving effect to the amendment of Mpath's Certificate of Incorporation to delete references to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, which will occur upon conversion of such preferred stock into common stock upon the closing of this offering.

Common Stock

    As of February 11, 1999, there were 17,718,739 shares of common stock outstanding held of record by 199 stockholders, and options to purchase an aggregate of 1,785,910 shares of common stock were also outstanding. There will be 21,264,158 shares of common stock outstanding (assuming no exercise of the underwriter's option to purchase additional shares, exercise of outstanding options under the Stock Plans after February 11, 1999 or exercise of warrants outstanding after the closing of this offering) after giving effect to the sale of the shares of common stock to the public offered in this prospectus.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

    Upon the closing of the offering, all outstanding shares of preferred stock will be converted into 13,451,921 shares of common stock and automatically retired. Thereafter, the Board of Directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

    The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Mpath without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights of the holders of common stock. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and Mpath currently has no plans to issue any shares of preferred stock.

Registration Rights

    The holders of 17,363,200 shares of common stock, including shares issuable upon exercise of outstanding warrants, or their transferees are entitled to certain rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of an agreement between Mpath and the holders of these registrable securities. On the written demand of holders of more than 50% of the then-outstanding registrable securities, Mpath shall use its best efforts to register the shares and those of any other stockholders who, by prompt notice, request registration, provided, however, that participation may be cut back by the managing underwriter. Mpath is not required to effect more than two demand registrations on Form S-1 at any time and more than two demand registrations on Form S-3 in any twelve-month period. Stockholders are also entitled to unlimited piggyback registration rights, provided, however, that participation may be cut back by the managing underwriter. All offering expenses in connection with such registration will be borne by Mpath, excluding underwriting discounts and commissions.

Delaware Law and the Effect of Certain Certificate of Incorporation and Bylaw Provisions

    Mpath is subject to the provisions of Section 203 of the Delaware General Corporation Law, and anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation at any time within three years immediately prior to the relevant date; or

  . an affiliate or associate of the persons described in the foregoing bullet points.

    Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither Mpath's Certificate of Incorporation nor the Bylaws exempt Mpath from the restrictions imposed under
Section 203 of the Delaware General Corporation Law. It is anticipated that the provisions of Section 203 of the Delaware General Corporation Law may encourage companies interested in acquiring Mpath to negotiate in advance with the Board of Directors of Mpath because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that results in the stockholder becoming an interested stockholder.

    In February 1999, our Board of Directors approved several amendments to our Certificate of Incorporation and Bylaws to provide that directors of Mpath will be elected without the application of cumulative voting. These amendments also provide that, after the closing of the offering contemplated in this prospectus, any action required or permitted to be taken by the stockholders of Mpath may be taken only at a duly called annual or special meeting of the stockholders. The Bylaws also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. All of these changes to our Certificate of Incorporation and Bylaws will be submitted to our stockholders for their approval, after which, these changes will go into effect upon the closing of this offering. See "Description of Capital Stock--Common Stock."

    The provisions discussed above could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Mpath.

Transfer Agent and Registrar

    The transfer agent and registrar for the common stock is BankBoston, N.A. The transfer agent's address and telephone number is 150 Royall Street, Campton, Massachusetts, 02021, (781) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, due to contractual and legal restrictions on resale, only a limited number of shares will be available for sale shortly after the offering. After these restrictions lapse, sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market price and our ability to raise equity capital.

    Upon completion of the offering, we will have 21,264,158 outstanding shares of common stock. Of these shares, the 3,900,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of Mpath as that term is defined in Rule 144 of the Securities Act.

    The remaining 17,718,739 shares of common stock outstanding are "restricted securities" within the meaning of Rule 144. Restricted shares may be sold in the public market only if registered with the Securities and Exchange Commission or if they qualify for an exemption from registration under Rule 144, Rule 144(k), or Rule 701 of the Securities Act, all of which are summarized below. Sales of the restricted shares in the public market, or the availability of shares for sale, could adversely affect the market price of our common stock.

    Our stockholders have entered agreements in which they have agreed that they will not, without the prior written consent of BancBoston Robertson Stephens, offer, sell, contract to sell, or grant any option to purchase or otherwise dispose of their shares of our common stock for a period of 180 days following the effective date of the registration statement filed pursuant to this offering. These agreements, often referred to as lock-up agreements, also apply to any securities owned by our stockholders that are exercisable for or convertible into our common stock. As a result of these contractual restrictions, shares subject to lock-up agreements may not be sold until such lock-up agreements expire or are waived by BancBoston Robertson Stephens. Taking into account the lock-up agreements, and assuming BancBoston Robertson Stephens does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

  . beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market;

  . beginning 180 days after the effective date, approximately 14,606,011 shares will be eligible for sale pursuant to Rules 144, 144(k) and 701; and

  . an additional 3,112,728 shares will be eligible for sale pursuant to Rule 144 after January 2000.

    Under Rule 144, the number of shares that may be sold by affiliates of our stockholders are subject to volume restrictions. In general, under Rule 144, and beginning after the expiration of the agreements, a person who has beneficially owned restricted shares, including shares that are aggregated to such person or persons, for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . one percent of the number of shares of common stock then outstanding, which will equal approximately 222,000 shares immediately after the offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. In order to sell shares under Rule 144, the selling stockholder must comply with manner of sale provisions and notice requirements and current public information about us must be available.

    Under Rule 144(k), the following persons will be expected to sell their shares without complying with the manner of sale, public information, number of shares limitation or notice provisions of Rule 144:

  .  not an affiliate of Mpath during the three months preceding a sale; and

  . beneficially owned the shares proposed to be sold for at least two years.

    As part of the agreements, all of our employees holding common stock or stock options may not sell shares acquired upon exercise of their options until 180 days after the effective date. Beginning 180 days after the effective date, any of our employees, officers, directors, or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, number of shares limitation or notice provisions of Rule 144. In addition, Mpath intends to file one or more registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued under our employee benefit plans. As a result, any options exercised under our stock option plans or any other benefit plan after the effectiveness of a registration statement will also be freely tradable in the public market, unless the shares are held by affiliates of ours. Shares held by our affiliates will still be subject to the number of shares limitation, manner of sale, notice and public information requirements of Rule 144 unless the shares may otherwise be sold under Rule
701. As of February 11, 1999, there were outstanding options for the purchase of 1,785,910 shares, all of which were exercisable. No shares have been issued to date under our Employee Stock Purchase Plan or our Directors' Stock Option Plan. As of February 11, 1999, there were outstanding warrants for the purchase of 1,986,282 shares that will survive the completion of this offering. See "Risk Factors--New investors will suffer immediate substantial dilution," "Management--Stock Plans" and "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

    The underwriters named below, have entered into an underwriting agreement to purchase from us the number of shares of common stock listed next to their names below. BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC, Warburg Dillon Read LLC, a subsidiary of UBS AG, and Wit Capital Corporation acting as e-Manager, are the representatives of the underwriters. The underwriters have committed to purchase and pay for all of the shares listed below if any shares are purchased.

                                                                         Number
                                                                           of
     Underwriter                                                         Shares
     -----------                                                         -------
BancBoston Robertson Stephens Inc. ....................................
Thomas Weisel Partners LLC.............................................
Warburg Dillon Read LLC, a subsidiary of UBS AG........................
Wit Capital Corporation................................................
                                                                         -------
  TOTAL................................................................
                                                                         =======

    Shares sold by the underwriters to the public will initially be offered at the public offering price listed on the cover page of this prospectus. Any shares sold by underwriters to securities dealers will be sold at a discount of
up to $    per share from the initial public offering price. Those securities dealers may resell any shares purchased from the underwriters to other brokers
or dealers at a discount of up to $   per share from the public offering price.
If all the shares are not sold at the initial offering price, the representatives may change the offering price and other selling terms.

    A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the e-Dealers.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Option to Purchase Additional Shares. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 585,000 additional shares of common stock at the same price per share as we will receive for the 3,900,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 3,900,000 shares offered in this prospectus. If purchased, additional shares will be sold by the underwriters on the same terms as those on which the 3,900,000 shares are being sold. We will be obligated to sell these shares if the underwriters exercise their option to purchase additional shares. If the option is exercised in full, the total price to the public, underwriting discounts and commissions and proceeds to company will be $49,335,000, $3,453,450 and $45,881,550, respectively.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Agreements Not to Sell Shares. Each of our officers and directors and other holders of shares of our common stock have agreed, during the period ending 180 days after the date of this prospectus, subject to limited exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or later acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of securities subject to the agreements not to sell shares. There are no existing agreements between the representatives of the underwriters and any of our stockholders providing consent to the sale of shares prior to the expiration of the 180-day period.

    Future Sales by Mpath. In addition, we have agreed that during the 180 days after the date of this prospectus, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions,
(1) consent to the disposition of any shares held by stockholders subject to agreements not to sell shares prior to the expiration of the 180-day period or
(2) issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options, and the issuance of options under existing stock option and incentive plans, provided such options do not vest prior to the expiration of the 180-day period. See "Shares Eligible for Future Sale."

    Purchase by Some of Our Existing Stockholders and/or Their Affiliates in the Offering. Some of our existing stockholders and/or their affiliates have indicated to us that they intend to purchase, at the initial public offering price, $3.0 million of our common stock in the offering, which they are prohibited from selling for 90 days. The underwriters have reserved these shares for sale to our existing stockholders and/or their affiliates.

    Listing. Application has been made to have our common stock approved for quotation on the Nasdaq National Market under the symbol "MPTH."

    No Prior Public Market. Prior to this offering, there has been no public market for our common stock. Consequently, the public offering price for the common stock offered by this prospectus will be determined through negotiations among Mpath and the representatives of the underwriters. Among the factors to be considered in such negotiations are prevailing market conditions, certain financial information of Mpath, market valuations of other companies that Mpath and the representatives believe to be comparable to Mpath, estimates of the business potential of Mpath, the present state of Mpath's development and other factors deemed relevant.

    Stabilization. The representatives of the underwriters have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that these types of transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    New Underwriters. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has co-managed twelve public offerings of equity securities and has acted as an underwriter in an additional four public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 50 public offerings.

    Costs of Offering. We estimate that total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $997,000.

                                 LEGAL MATTERS

    The validity of our common stock offered in this prospectus will be passed upon for Mpath by Venture Law Group, A Professional Corporation, 2800 Sand Hill Road, Menlo Park, California. Joshua L. Green and Jeffrey Y. Suto, Directors of Venture Law Group, are the Secretary and Assistant Secretary, respectively, of Mpath. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California. As of the date of this prospectus, two Directors of Venture Law Group beneficially own an aggregate of 9,660 shares of Mpath's common stock.

                                    EXPERTS

    The consolidated financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998, which are included in the prospectus, are included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given to us on the authority of such firm as experts in accounting and in auditing.

                             ADDITIONAL INFORMATION

    We have filed a registration statement, including any amendments thereto, on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the common stock offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to Mpath and our common stock offered in this prospectus, we refer you to the registration statement, including its exhibits, and the financial statements and notes filed with the registration statement. Statements made in this prospectus concerning the contents of any document are not necessarily complete. We refer you to the documents filed with the Securities and Exchange Commission as exhibits to the registration statement for a more complete description of the matter involved. The registration statement, including the exhibits, financial statements and notes filed as a part of the registration statement, as well as such reports and other information filed with the Securities and Exchange Commission, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission if you pay the fees prescribed by the Securities and Exchange Commission. Reports and other information may also be inspected without charge at a Web site maintained by the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

                            MPATH INTERACTIVE, INC.

                                    CONTENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Stockholders' Equity (Deficit).................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mpath Interactive, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Mpath Interactive, Inc. (the Company) at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, CA

January 29, 1999, except as to Note 15, which is as of February 12, 1999

                            MPATH INTERACTIVE, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                        December 31,
                                                -------------------------------
                                                  1997      1998       1998
                                                --------  --------  -----------
                                                                    (Pro Forma)
                                                                    (unaudited)
                    ASSETS
Current assets:
  Cash and cash equivalents.................... $  9,132  $  1,114
  Accounts receivable, net of allowance for
    doubtful accounts of $8 and $20
    respectively...............................      651     2,226
  Prepaid expenses and other current assets....      364       710
                                                --------  --------
    Total current assets.......................   10,147     4,050
Restricted cash................................      165       170
Property and equipment, net....................    1,974     1,878
Other assets...................................       70        79
                                                --------  --------
    Total assets............................... $ 12,356  $  6,177
                                                ========  ========
         LIABILITIES AND STOCKHOLDERS'
                EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................. $    429  $  1,119
  Accrued payroll and related expenses.........      787     1,029
  Accrued expenses.............................      652       719
  Current portion of capital lease
    obligations................................      399       458
  Deferred revenue.............................      278       332
  Notes payable................................      --      2,426
  Deferred rent................................       22        34
                                                --------  --------
    Total current liabilities..................    2,567     6,117
Convertible note payable.......................    1,864     1,864
Capital lease obligations, net of current
  portion......................................      784       326
                                                --------  --------
    Total liabilities..........................    5,215     8,307
                                                --------  --------
Commitments and contingencies (Note 5)

Stockholders' equity:
  Convertible preferred stock:
   Par value: $0.00005
   Authorized: 16,294,986 shares
   Issued and outstanding: 10,425,921 and
     10,416,615, respectively, and 0 pro forma
     with liquidation preference of
     $46,529,773...............................        1         1   $    --
  Common stock warrants........................        2         2          2
  Common stock:
   Par value: $0.00005
   Authorized: 25,000,000 shares
   Issued and outstanding: 2,584,150 and
     3,834,815, respectively, and 14,251,430
     pro forma.................................      --        --           1
  Additional paid-in capital...................   55,026    63,155     63,155
  Deferred stock based compensation............   (6,751)  (11,263)   (11,263)
  Notes receivable from stockholders...........      (83)   (1,020)    (1,020)
  Accumulated deficit..........................  (41,054)  (53,005)   (53,005)
                                                --------  --------   --------
    Total stockholders' equity (deficit).......    7,141    (2,130)  $ (2,130)
                                                --------  --------   --------
    Total liabilities and stockholders' equity
      (deficit)................................ $ 12,356  $  6,177
                                                ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            MPATH INTERACTIVE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                       (in thousands, except share data)

                                                  Year Ended December 31,
                                                 ----------------------------
                                                   1996      1997      1998
                                                 --------  --------  --------
Net revenues:
  Live Communities.............................. $     12  $    686  $  3,022
  Foundation....................................      112     2,041     5,005
                                                 --------  --------  --------
    Total revenues..............................      124     2,727     8,027
Cost of net revenues:
  Live Communities..............................       35     1,808     2,221
  Foundation....................................       90       620       790
                                                 --------  --------  --------
    Total cost of revenues......................      125     2,428     3,011
                                                 --------  --------  --------
      Gross profit (loss).......................       (1)      299     5,016
                                                 --------  --------  --------
Operating expenses:
  Research and development......................    5,261     2,436     3,132
  Sales and marketing...........................    3,937     6,906     7,847
  General and administrative....................    2,877     2,841     3,274
  Stock based compensation......................      383     1,676     2,601
  Write-off of acquired intangibles.............   12,876       --        --
                                                 --------  --------  --------
      Total operating expenses..................   25,334    13,859    16,854
                                                 --------  --------  --------
        Loss from operations....................  (25,335)  (13,560)  (11,838)
                                                 --------  --------  --------
Interest and other income.......................      353       283       390
Interest and other expense......................      (62)     (376)     (501)
                                                 --------  --------  --------
  Interest and other income (expense), net......      291       (93)     (111)
                                                 --------  --------  --------
      Loss before provision for income taxes....  (25,044)  (13,653)  (11,949)
Provision for income taxes......................       (1)       (1)       (2)
                                                 --------  --------  --------
        Net loss................................ $(25,045) $(13,654) $(11,951)
                                                 ========  ========  ========
Net loss per common share:
  Basic......................................... $ (33.80) $  (7.81) $  (5.39)
                                                 ========  ========  ========
  Diluted....................................... $ (33.80) $  (7.81) $  (5.39)
                                                 ========  ========  ========
Weighted average shares outstanding:
  Basic.........................................      741     1,749     2,217
                                                 ========  ========  ========
  Diluted.......................................      741     1,749     2,217
                                                 ========  ========  ========
Pro forma basic and diluted loss per share
 (unaudited)....................................                     $  (0.95)
                                                                     ========
Number of shares used in the pro forma
 calculation (unaudited)........................                       12,643
                                                                     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            MPATH INTERACTIVE, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                     Convertible
                      Preferred                                                      Notes                     Total
                        Stock              Common Stock   Additional   Deferred    Receivable              Stockholders'
                    -------------          --------------  Paid-In   Stock Based      From     Accumulated    Equity
                    Shares Amount Warrants Shares  Amount  Capital   Compensation Stockholders   Deficit     (Deficit)
                    ------ ------ -------- ------  ------ ---------- ------------ ------------ ----------- -------------
Balance at
December 31,
1995..............   4,989  $ 1     $--    2,277    $--    $ 6,454     $   (483)    $   (37)    $ (2,355)    $  3,580
Conversion of
prior year stock
par value.........     --   --       --      --      --        --           --          --           --           --
Issuance of Series
B convertible
preferred stock
net of offering
costs of $9.......       2  --       --      --      --          5          --          --           --             5
Issuance of common
stock for notes
receivable........     --   --       --      220     --         46          --          (46)         --           --
Exercise of stock
options...........     --   --       --       34     --          2          --          --           --             2
Issuance of Series
C convertible
preferred stock,
net of offering
costs of $54......   1,446  --       --      --      --     14,816          --          --           --        14,816
Issuance of Series
C convertible
preferred stock in
consideration of
Catapult
acquisition.......     878  --       --      --      --      9,021          --          --           --         9,021
Deferred stock
based
compensation......     --   --       --      --      --      2,720       (2,720)        --           --           --
Amortization of
deferred stock
based
compensation......     --   --       --      --      --        --           383         --           --           383
Net loss..........     --   --       --      --      --        --           --          --       (25,045)     (25,045)
                    ------  ---     ----   -----    ----   -------     --------     -------     --------     --------
Balance at
December 31,
1996..............   7,315    1      --    2,531     --     33,064       (2,820)        (83)     (27,400)       2,762
Issuance of Series
C convertible
preferred.........      49  --       --      --      --        500          --          --           --           500
Exchange of Series
C convertible
preferred stock
for Series D
convertible
preferred stock...      44  --       --      --      --        --           --          --           --           --
Issuance of Series
D convertible
preferred stock,
net of offering
cost of $98 and
converted
unamortized debt
discount of $360..   3,018  --       --      --      --     15,841          --          --           --        15,841
Issuance of common
stock warrants in
conjunction with
Series D
convertible
preferred stock...     --   --         2     --      --        --           --          --           --             2
Exercise of stock
options...........     --   --       --       53     --         14          --          --           --            14
Deferred stock
based
compensation......     --   --       --      --      --      5,607       (5,607)        --           --           --
Amortization of
deferred stock
based
compensation......     --   --       --      --      --        --         1,676         --           --         1,676
Net loss..........     --   --       --      --      --        --           --          --       (13,654)     (13,654)
                    ------  ---     ----   -----    ----   -------     --------     -------     --------     --------
Balance at
December 31,
1997..............  10,426    1        2   2,584     --     55,026       (6,751)        (83)     (41,054)       7,141
Adjustment to
Series C relating
to Catapult escrow
closing...........     (9)  --       --      --      --        (96)         --          --           --           (96)
Warrants issued to
purchase of Series
D preferred stock
for services
rendered..........     --   --       --      --      --         64          --          --           --            64
Exercise of common
stock options for
notes receivable
and cash..........     --   --       --      852     --        937          --         (937)         --           --
Repurchase of
stock options.....     --   --       --       (2)    --         (2)         --          --           --            (2)
Exercise of stock
options...........     --   --       --      400     --        113          --          --           --           113
Deferred stock
based
compensation......     --   --       --      --      --      7,113       (7,113)        --           --           --
Amortization of
deferred stock
based
compensation......     --   --       --      --      --        --         2,601         --           --         2,601
Net loss..........     --   --       --      --      --        --           --          --       (11,951)     (11,951)
                    ------  ---     ----   -----    ----   -------     --------     -------     --------     --------
Balances at
December 31,
1998..............  10,417  $ 1        2   3,834    $--    $63,155     $(11,263)    $(1,020)    $(53,005)    $ (2,130)
                    ======  ===     ====   =====    ====   =======     ========     =======     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            MPATH INTERACTIVE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                   Year ended December 31,
                                                  ----------------------------
                                                    1996      1997      1998
                                                  --------  --------  --------
Cash flows from operating activities:
  Net loss....................................... $(25,045) $(13,654) $(11,951)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
   Depreciation and amortization.................      395       852       976
   Stock based employee compensation.............      383     1,676     2,601
   Non cash interest on debt.....................      --         30        32
   Write-off of purchased in-process research
    and development costs from Catapult..........    1,600       --        --
   Write-off of intangible assets acquired in
    connection with the Catapult acquisition,
    net of legal and accounting costs of $367....   12,509       --        --
   Loss (gain) on sale of investment.............      --        --       (166)
   Amortization of notes payable discount........        7        47       --
   Changes in assets and liabilities:
     Accounts receivable.........................       (2)     (588)   (1,575)
     Prepaid expenses and other current assets...     (179)       74      (314)
     Officer note receivable.....................       70       --        --
     Other assets................................       23        (1)       (9)
     Accounts payable............................      161       (41)      690
     Accrued payroll and related expenses........      212       227       242
     Accrued expenses............................      505         3        67
     Deferred revenue............................       (8)      268        54
     Deferred rent...............................      --         23        12
                                                  --------  --------  --------
       Net cash used in operating activities.....   (9,369)  (11,084)   (9,341)
                                                  --------  --------  --------
Cash flows from investing activities:
  Purchase of investment.........................      --        --       (625)
  Proceeds from sale of investment...............      --        --        791
  Proceeds from disposal of fixed assets.........      --         57         0
  Acquisition of property and equipment..........   (1,220)   (1,092)     (880)
  Purchase of certificate of deposit (restricted
   cash).........................................     (165)      --         (5)
  Payments for Catapult acquisition, net of cash
   acquired of $30...............................   (2,414)      --        --
                                                  --------  --------  --------
       Net cash used in investing activities.....   (3,799)   (1,035)     (719)
                                                  --------  --------  --------
Cash flows from financing activities:
  Proceeds from notes payable....................      --        --      2,500
  Payments of notes payable......................                          (74)
  Proceeds from capital lease transactions.......      431       678       --
  Proceeds from refunds of capital lease
   deposits......................................      --         20       --
  Payments under capital lease obligations.......     (123)     (360)     (399)
  Proceeds from exercise of common stock options,
   net of repurchase.............................        2        14       111
  Proceeds from issuance of Series B preferred
   stock.........................................        5       --        --
  Proceeds from issuance of Series C preferred
   stock, net....................................   14,816       500       (96)
  Proceeds from issuance of Series D preferred
   stock, net....................................      --     13,287       --
  Proceeds from issuance of bridge loans.........      --      1,600       --
  Proceeds from common stock warrants issued with
   Series D preferred stock......................      --          1       --
                                                  --------  --------  --------
       Net cash provided by financing
        activities...............................   15,131    15,740     2,042
                                                  --------  --------  --------
       Net increase (decrease) in cash and cash
        equivalents..............................    1,963     3,621    (8,018)
                                                  --------  --------  --------
Cash and cash equivalents, beginning of period... $  3,548  $  5,511  $  9,132
                                                  ========  ========  ========
Cash and cash equivalents, end of period......... $  5,511  $  9,132  $  1,114
                                                  ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            MPATH INTERACTIVE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              For the Years Ended December 31, 1996, 1997 and 1998

1. FORMATION AND BUSINESS OF THE COMPANY:

   Mpath Interactive, Inc. (the Company), was incorporated in Delaware and commenced operations in January 1995. Mpath designs, develops, operates and markets a people-to-people entertainment and game community on the Internet and provides technology and services to third parties seeking to create online communities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash and Cash Equivalents:

   The Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market.

Restricted Cash:

   At December 31, 1997 and 1998, cash balances of approximately $165,000 and $170,000, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral to a letter of credit issued to the Company's landlord as a security deposit, and as a deposit against the Company's credit card.

Concentration of Credit Risk:

   Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents with two major banks. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that these banks are financially sound and, accordingly, minimal credit risk exists.

   With respect to accounts receivable, the Company's customer base is dispersed across many different geographic areas and range from individual consumers to a variety of commercial entities. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company periodically reviews the need for reserves for potential credit losses and such losses have been within management's expectations. Typically, the Company grants terms of 30 to 60 days for both their Live Communities and Foundation customers.

   No customer accounted for more than 10% of total revenues during the year ended December 31, 1996. During the year ended December 31, 1997, sales to two customers accounted for approximately 35% and 11% of total revenues. During the year ended December 31, 1998 three customers accounted for 10%, 12% and 23% of total revenues. One customer accounted for 43% of total accounts receivable at December 31, 1997. As of December 31, 1998, two customers accounted for approximately 19% and 27% of total accounts receivable.

Fair Value of Financial Instruments:

   The carrying amount of notes payable and capital lease obligations approximate fair value.

Consolidation:

   The consolidated financial statements include those of the Company and its subsidiary. Inter-company balances and transactions have been eliminated in consolidation.

                            MPATH INTERACTIVE, INC.

Property and Equipment:

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years. When property and equipment are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

Long-Lived Assets:

   The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires the Company to review for impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

Revenue Recognition:

 Live Communities

   Advertising revenues are recognized ratably over the period in which the advertisement is displayed provided that no significant obligations remain and collection of the resulting receivable is probable. Advertising rates are dependent on the services provided and the placement of the advertisements. To date, the duration of the Company's advertising commitments has generally averaged from two to three months.

   Revenues derived from monthly subscription services and on line only games are recognized over the period in which the services are provided. The Company records deferred revenue for any amounts received in advance of the completion of the subscription period.

 Foundation

   The Company has adopted the provisions of Statement of Position 97-2, or SOP 97-2, "Software Revenue Recognition," as amended by Statement of Position 98-9, "Software Revenue Recognition With Respect to Certain Transactions." The Company recognizes product revenue upon shipment if a signed contract exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. For contracts with multiple obligations (e.g., maintenance, unspecified upgrades), the Company allocates revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company, or for products not being sold separately, the price established by management. The Company recognizes revenue allocated to maintenance fees for ongoing customer support and unspecified upgrades ratably over the period of the maintenance contract or upgrade period.

   Revenues derived from software development activities are recognized using the percentage of completion methodology. The Company evaluates these long term contracts periodically for potential loss situations; any such loss would be recorded when identified.

   The Company records deferred revenue for any amounts received in advance of the completion of the maintenance contract period and for any amounts received prior to their being earned under the percentage of completion method.

Research and Development Costs:

   Research and development expenditures are charged to operations as incurred.

                            MPATH INTERACTIVE, INC.

Advertising Costs:

   Costs related to advertising and promotion of products is charged to sales and marketing expense as incurred. Advertising cost charged to expenses for the years ended December 31, 1996, 1997, and 1998 were approximately $921,000, $572,000, $1,201,000, respectively.

Earnings per Share

    Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common stock outstanding, reduced for shares subject to repurchase by the Company, while diluted earnings per share reflects the potential dilution that could occur because of preferred stock and if stock options and warrants were exercised. Preferred stock, stock options and warrants are excluded from the calculation if their effect would be antidilutive.

Pro forma net loss per share (unaudited)

    Pro forma net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, Series B, Series C and Series D preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998. The resulting pro forma adjustment results in an increase in the weighted average shares used to compute basic and diluted net loss per share of 10,416,615 shares for the year ended December 31, 1998. Pro Forma common equivalent shares, comprised of unvested common stock, and incremental common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share because they would be anti-dilutive.

Stock-Based Compensation

    Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation", defines a fair value based method of accounting for an employee stock option or similar equity instrument. This statement gives entities a choice of recognizing related compensation expense by adopting the fair value method or measuring compensation using the intrinsic value approach under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has chosen to continue to use the measurement prescribed by APB Opinion No. 25 for employee stock options and to make supplemental disclosures to show the effects of using the fair value-based measurement criteria. The Company accounts for options granted to non-employees under SFAS No. 123.

Income Taxes:

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Certain Risks and Uncertainties:

   The Company is subject to all of the risks inherent in an early stage business in the technology and entertainment industries. The risks include but are not limited to limited operating history, limited management resources, reliance on advertising for revenues where acceptance of advertising on the Internet is uncertain, reliance on relationships with content providers, dependence on the Internet and related security risks and the changing nature of the Internet industry.

                            MPATH INTERACTIVE, INC.

Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income:

   The Company has adopted the accounting treatment prescribed by Financial Accounting Statement No. 130, "Comprehensive Income." The adoption of this statement had no impact on the Company's financial statements for the periods presented.

Segment Information:

    In 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 supersedes FAS 14, "Financial Reporting for Segments of a Business Enterprise," replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 13).

Recent Accounting Pronouncements:

   On March 4, 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use. Costs incurred prior to the initial application of SOP 98-1 should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, the Company will adopt SOP 98-1 in its financial statements for the year ending December 31, 1999. The impact on the financial statements of the adoption of this standard has not yet been determined, but is not expected to be significant.

Pro Forma Balance Sheet (unaudited):

   The accompanying unaudited pro forma balance sheet at December 31, 1998 reflects the conversion of the Series A, Series B, Series C, Series C-1 and Series D preferred stock into common stock as of December 31, 1998. The conversion of such preferred stock is automatic upon the completion of an initial public offering price of at least $10.28 per share.

Reclassifications:

   Certain prior year amounts have been reclassified for consistency with current year financial statement presentation.

                            MPATH INTERACTIVE, INC.

3. CATAPULT ACQUISITION:

   In November 1996, the Company acquired all of the assets and assumed the liabilities of Catapult Entertainment, Inc. ("Catapult") as part of a Chapter 11 Plan of Reorganization under the United States Bankruptcy Code. The total acquisition cost was approximately $11,831,000 and consisted of (i) cash payments of $2,444,000, including $549,000 paid to Catapult's unsecured creditors; (ii) 877,560 shares of Series C preferred stock valued at $10.28 per share (see Note 7); and (iii) legal and accounting costs of $367,000. Net liabilities in excess of assets assumed by the Company amounted to $2,644,000. Approximately 105,000 shares of Series C Preferred Stock were placed in escrow in the event that the Company was required to pay allowable unsecured claims in excess of $549,000. As of May 1998, the final payment of $121,000 had been requested by Catapult creditors for which the Company was entitled to receive reimbursement from Series C preferred stock in escrow. The Series C preferred stock held in escrow was reduced by 9,306 shares and the remaining 95,665 shares were released to the stockholders of Catapult.

   The acquisition was accounted for as a purchase. Accordingly, the results of operations of Catapult have been included in the consolidated statements of operations from the date of acquisition.

   The purchase price, including liabilities assumed, in excess of the fair value of assets acquired was allocated to in-process research and development ($1,600,000), which was immediately expensed, and goodwill ($12,876,000).

   The goodwill was originally assigned a two year life based on the time it would take for competitors to develop competing technology. Shortly after the acquisition, however, significant changes in the industry caused the Company to move from a "pay for play" business model to an advertising supported model. The technology and business acquired from Catapult was based entirely on a "pay for play" business model. As a result, the Company no longer intended to further develop or use the Catapult technology. Accordingly, the Company wrote off the goodwill in December, 1996.

   In June 1998, the Company exercised warrants, received in connection with the Catapult Acquisition, and immediately sold the acquired shares, realizing a gain of approximately $167,000. The gain was included in other income during the year ended December 31, 1998.

4. PROPERTY AND EQUIPMENT:

   Property and equipment consists of the following (in thousands):

                                 December 31,
                                ----------------
                                                  Useful
                                 1997     1998     Life
                                -------  -------  -------
     Software.................. $   212  $   212  3 years
     Computer equipment........   1,198    2,078  3 years
     Furniture and fixtures....      86       86  5 years
     Leasehold improvements....     109      109  5 years
     Equipment under capital
      lease:
       Software................      56       56
       Computer equipment......   1,546    1,546
                                -------  -------
                                  3,207    4,087
     Less accumulated
      depreciation and
      amortization.............  (1,233)  (2,209)
                                -------  -------
                                $ 1,974  $ 1,878
                                =======  =======

   The accumulated amortization on assets under capital lease was approximately $455,000 and $900,000 at December 31, 1997 and 1998, respectively.

                            MPATH INTERACTIVE, INC.

5. COMMITMENTS AND CONTINGENCIES:

Contingencies:

   The Company has received notice of certain claims for potential patent infringement. The Company believes that these claims are without merit, intends to defend them vigorously. However, litigation is subject to inherent uncertainties and thus, there can be no assurance that these claims will be resolved favorably to the Company or that they will not have a material adverse affect on the Company's financial statements.

Lease Obligations:

   Future minimum lease payments under capital and operating leases at December 31, 1998 are as follows:

                                                           Capital   Operating
                                                           Leases      Leases
                                                          ---------  ----------
     1999................................................ $ 523,000  $  419,000
     2000................................................   334,000     422,000
     2001................................................    10,000     435,000
     2002................................................       --       36,000
                                                          ---------  ----------
       Total minimum lease payments......................   867,000  $1,312,000
                                                                     ==========
     Less amount representing interest...................   (83,000)
                                                          ---------
                                                            784,000
     Less current portion................................  (458,000)
                                                          ---------
                                                          $ 326,000
                                                          =========

   Rent expense for the years ended December 31, 1996, 1997 and 1998, was approximately $458,000, $500,000, and $498,000, respectively.

6. NOTES PAYABLE:

   In conjunction with its acquisition of Catapult (Note 3), the Company assumed certain indebtedness of Catapult. Included in the indebtedness assumed were convertible, non-interest bearing promissory notes payable totaling $1,300,000 which were due in full in November 2001. Associated with these notes was unamortized debt discount, which was calculated using an interest rate of 8.25%. Warrants to purchase the Company's common stock were issued in conjunction with the convertible promissory notes at the time of the Catapult acquisition. In July 1997, these notes were converted into 981,481 shares of Series D preferred Stock and warrants to purchase 490,741 shares of the Company's common stock. These warrants have an exercise price of $5.40 per share and have exercisability and expiration terms defined in Note 7--Common Stock Warrants. The unamortized debt discount was recorded as a reduction to additional paid-in capital in connection with the conversion of the notes into the Series D preferred stock.

   The Company also assumed a convertible note payable from Catapult bearing interest at prime (7.75% at December 31, 1998) which is due with interest in November 2001. At December 31, 1997 and 1998, the Company had $1,864,000 outstanding under this note payable. The entire amount of unpaid principal and accrued interest may be converted, at the option of the note holder, into shares of the Company's common stock, upon (i) a sale of all or substantially all of the Company, through a merger, acquisition or other transaction, or
(ii) upon an initial public offering of the Company's common stock. The number of shares of common stock this note can be converted into is calculated by dividing the amount of unpaid principal and interest by either (i) the IPO price per share, or (ii) the acquisition price per share.

                            MPATH INTERACTIVE, INC.

   In May 1997, the Company received convertible bridge loans totaling $1,600,000 from certain of its stockholders. The bridge loans carried interest at 6.23 % per annum. In July 1997, the bridge loans and accrued interest of approximately $14,000 were converted into 647,405 shares of Series D preferred stock and warrants to purchase 323,702 shares of the Company's common stock. These warrants have an exercise price of $5.40 per share and have exercisability and expiration terms defined in Note 7--Warrants.

   In July 1998, the Company entered into a revolving line of credit agreement for up to $1,500,000 or 80% of the Company's accounts receivable, a capital equipment purchase line agreement for up to $1,000,000 and a term loan agreement up to $1,500,000, all bearing interest rates of prime plus 2.0% (9.75% at December 31, 1998). Amounts borrowed under these agreements are collateralized by substantially all assets of the Company. In conjunction with this agreement, the Company issued a warrant to purchase 23,000 shares of the Company's Series D preferred stock at an exercise price of $5.40 per share, which expires July 31, 2003. As the fair value of these warrants was determined to be immaterial at the date of issuance, no additional debt issuance costs were recorded.

   As of December 31, 1998, the Company has borrowed approximately $1,500,000 and $1,000,000 against the term loan agreement and the capital equipment purchase line agreement, respectively. Amounts drawn against the revolving line of credit, term loan and capital equipment purchase line are due no later than June 30, 1999. The term loan was repaid in January 1999 (see Note 14). The Company is required to make monthly payments on the capital equipment purchase line equal to 1/48th of the balance until June 30, 1999. As of December 31, 1998, the Company has not drawn down any of the available funds on the revolving line of credit.

    Total notes payable outstanding are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
     Assumed note from Catapult................................. $1,864  $1,864
     Capital equipment purchase line............................    --      985
     Term loan..................................................    --    1,441
                                                                 ------  ------
                                                                  1,864   4,290
     Less current portion.......................................    (--) (2,426)
                                                                 ------  ------
     Total long term notes payable.............................. $1,864  $1,864
                                                                 ======  ======


7. STOCKHOLDERS' EQUITY (DEFICIT):

Convertible Preferred Stock:

   The Company has authorized a total of 13,182,258 shares of convertible preferred stock. The following is outstanding:

                                                               Issued and
                                                          Outstanding December
                                                                   31,
                                                          ---------------------
                                               Designated    1997       1998
                                               ---------- ---------- ----------
     Series A................................. 2,800,000   2,800,000  2,800,000
     Series B................................. 2,234,320   2,190,842  2,190,842
     Series C................................. 2,323,969   2,323,969  2,314,663
     Series C-1............................... 2,323,969         --
     Series D................................. 3,500,000   3,111,110  3,111,110
                                                          ---------- ----------
     Total convertible preferred stock........            10,425,921 10,416,615
                                                          ========== ==========

                            MPATH INTERACTIVE, INC.

   The rights, preferences and privileges of the preferred stockholders are as follows:

 Dividends:

   The holders of Series A, Series B, Series C, Series C-1 and Series D preferred stock are entitled to receive dividends, out of any assets legally available prior and in preference to any declaration or payment of any dividend on the common stock at the rate of $.05, $.205, $1.03, $1.03 and $0.54 per share per annum, respectively, when and if declared by the Board of Directors. Such dividends are not cumulative. After payment of the dividend preference, outstanding shares of Series A, Series B, Series C, Series C-1 and Series D preferred stock shall participate with shares of common stock as to any additional declaration or payment of any dividend. As of December 31, 1998, no dividends have been declared or paid.

 Liquidation:

   In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of Series D preferred stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A, Series B, Series C and Series C-1 preferred stock and common stock, an amount per share equal to the sum of (i) $5.40 for each outstanding share of Series D preferred stock and
(ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of Series D preferred stock shall be insufficient to permit the payment of preferential amounts, then the entire assets and funds to the Company legally available for distribution shall be distributed ratably among the holders of Series D preferred stock in proportion to the aggregate liquidation preference for the shares owned by each such holder.

   After completion of distribution to the preferred Series D stockholders, the holders of Series A, Series B, Series C and Series C-1 preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of common stock, an amount per share equal to the sum of (i) $.50 for each outstanding share of Series A preferred stock, $2.07 for each outstanding share of Series B preferred stock, $10.28 for each outstanding share of Series C and Series C-1 preferred stock, and (ii) an amount equal to declared but unpaid dividends on such shares. If upon the occurrence of such an event, the assets and funds distributed among the holders of Series A, Series B, Series C and Series C-1 preferred stock shall be insufficient to permit the payment of preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series C-1 preferred stock in proportion to the aggregate liquidation preference for the share of such stock owned by each holder.

   After completion of distribution to the preferred stockholders, the remaining assets of the Company will be distributed to the holders of Series A preferred stock and common stock pro rata based upon the number of shares of common stock held by each (assuming conversion into common stock of all such Series A preferred stock) until the holders of Series A preferred stock shall have received an aggregate of $2.50 per share of Series A preferred stock held, including amounts paid from above. Any remaining assets are to be distributed ratably among the holders of the Company's common stock.

 Conversion:

   Each share of Series A, Series B, Series C, Series C-1 and Series D preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as determined by dividing the applicable original issue price by the conversion price applicable to such share in effect at the date of conversion. The original issue price shall be adjusted for any stock splits. Each share of preferred stock

                            MPATH INTERACTIVE, INC.

shall automatically be converted into shares of common stock immediately upon the earlier of (i) the closing of a firm commitment underwritten public offering results in not less than $10.28 per share and aggregate net proceeds to the Company of more than $15,000,000 or (ii) written consent or agreement of the holders of 66 2/3% of the then outstanding preferred stock. At December 31, 1998, each share of Series A, Series B, Series C, Series C-1 and Series D preferred stock can be converted to one share of common stock, subject to adjustments under specific circumstances. The Company has reserved a total of 14,642,477 shares of common stock in the event of preferred stock conversion.

 Redemption:

   The preferred stock is not redeemable.

 Voting Rights:

   The holder of each share of Series A, Series B, Series C, Series C-1 and Series D preferred stock is entitled to one vote for each share of common stock into which such share of the preferred stock is convertible.

Common Stock:

   Previously the Company had issued 2,397,000 shares of its common stock to the founders and key employees of the Company under restricted stock purchase agreements in exchange for notes receivable bearing interest at 5.2% to 6.8% per annum.

   In the period ending December 31, 1998, the Company issued 852,378 options for shares of its common stock to seven key employees of the Company. All of the options were exercised immediately in exchange for cash and notes receivable bearing interest rates ranging from 5.93% to 6.02% per annum.

   Under the terms of the agreements, the Company has the option to repurchase all or any portion of the purchased shares in which the founders and key employees have not acquired a vested interest, should the individuals cease to be employed, at the holder's original purchase price. The Company's right to repurchase such shares generally lapses 25% on the first anniversary date of the purchase of the common stock and thereafter ratably over three years. At December 31, 1998, 195,354 shares of the founders common stock and 589,599 shares of the options exercised were subject to the Company's right of repurchase.

Warrants:

  In conjunction with a capital lease agreement, the Company granted warrants to purchase up to 43,477 shares of its Series B preferred stock at an exercise price of $2.07 per share and expire September 30, 1999. The warrants are exercisable based on the amount of the lease line used. As the fair value of these warrants was determined to be immaterial at the date of issuance, no charge to rent expense was recorded. At December 31, 1998 warrants to purchase 43,477 shares of Series B preferred stock were fully exercisable. The Company has reserved 43,477 shares of Series B preferred stock for the exercise of these warrants.

   In conjunction with the issuance of the Series D preferred stock, issued during July and August 1997, the Company issued warrants to the Series D investors to purchase 1,555,555 shares of common stock at a price of $5.40 per share (subject to adjustments under certain circumstances). This grant of 1,555,555 includes the 490,741 convertible promissory note grant and the 323,702 bridge loan conversion grant (see Note 6). No charge was recorded for the fair value of these warrants at the date of grant (of $529,000) as the warrants were costs of financing recorded against additional paid-in capital. One-half of the warrants shall become exercisable upon the earlier of the sale of the Company for a price which is less than $10.80 per share or July 18, 1999 and

                            MPATH INTERACTIVE, INC.

the remaining warrants shall become exercisable upon the earlier of the sale of the Company for a price which is less than $10.80 per share or January 19, 2001.

   One-half of the warrants expire upon (i) the closing of an initial public offering with a price per share greater than $10.80 per share (subject to adjustments under certain conditions) and having aggregate net proceeds to the Company greater than $15,000,000, (ii) the sale of the Company for a price per share greater than $10.80 per share (subject to adjustment) or (iii) a private financing with a price per share greater than $10.80 per share (subject to adjustment); provided that the event occurs before 24 months from the date of purchase. The remaining warrants expire under the same circumstances provided, however, that the event occurs before 30 months from the date of purchase and the offering has an aggregate net proceeds to the Company greater than $10,000,000.

   The Company entered into an agreement with a national Internet Service Provider (service provider) in 1995 to provide the equipment necessary for the Company's services. In connection with this agreement, the Company tentatively agreed to issue warrants to purchase 120,000 shares of common stock, although the warrant was not issued until an agreement as to its terms was finalized on February 12, 1999. The warrants entitle the holder to purchase 12,000 shares of common stock at $0.21 per share and 108,000 shares at $1.03 per share. These warrants are immediately exercisable and expire in February 2004. The fair value of these warrants, as determined using the Black-Scholes model, was calculated to be approximately $913,000, which will be expensed as cost of revenues in the first quarter of 1999.

   The Company issued a warrant to purchase up to 52,250 shares of common stock at a price of $60 per share (subject to adjustments under certain circumstances) in connection with the issuance of notes payable by Catapult prior to its acquisition by the Company (See Note 6). The warrant is exercisable, in whole or in part, at any time on or after November 18, 1996, based on certain conditions as defined, and expires on December 31, 2000. The Company has reserved 52,250 shares of common stock for the exercise of this warrant. As the fair value of these warrants was determined to be immaterial at the date of issuance, no charge was recorded.

    The following table summarizes the outstanding warrants at December 31, 1998:

                                                                 Number of  Exercise
 Date of Grant            Issued to                  Type        Warrants     Price       Expires
 -------------   ---------------------------- ------------------ --------- ----------- --------------
 September 1995  Capital lessor               Series B Preferred    43,477       $2.07 September 1999
 November 1996   Promissory noteholder              Common          52,250      $60.00 November 2000
   July 1997     Series D Preferred investors       Common       1,555,555       $5.40  (see Note 6)
   July 1998     Note financer                Series D Preferred    23,000       $5.40 July 2003
  (see above)    Internet service provider          Common         120,000 (see above)  (see above)

1995 Stock Option/Stock Issuance Plan:

   During 1995, the Company adopted the 1995 Stock Option/Stock Issuance Plan (the Plan). The Plan is divided into an Option Grant Program under which employees may be granted options to purchase common stock and a Stock Issuance Program under which employees may be issued shares of common stock directly, either through the immediate purchase of such shares or for services rendered to the Company. Options are granted at an exercise price determined by the board of directors and are fully exercisable on date of grant, subject to repurchase (at the original price) by the Company. The repurchase right lapses for 25% of the shares upon completion of one year of service and the balance in successive equal monthly installments over three years. Options expire ten years after issuance. As of December 31, 1998 shares authorized under the plan were 3,453,000.

                            MPATH INTERACTIVE, INC.

   As part of the Catapult acquisition, the Company exchanged options to purchase 122,403 shares of stock under the Plan for Catapult options outstanding prior to the acquisition. These options, which were fully vested upon consummation of the acquisition, are exercisable following termination of employment for a period up to four years after the Company's acquisition of Catapult or nine months after an initial public offering of the Company, (unless the lock-up period following the initial public offering imposed upon a particular by the underwriters is longer than six months, in which case such option's shall not terminate until three months after expiration of such lock-up period). Shares issuable upon exercise of 15,453 of the options were held as part of the escrow described under Note 3. The Catapult options held in escrow were reduced by 1,325 options and the remaining 14,128 options were released from escrow in 1998. The exercise price of the options was based on the exchange ratio in the acquisition and range from $1.01 to $6.29 per share.

   Activity under the Plan, including options granted in connection with the above Catapult acquisition, is as follows:

                                                                          Weighted
                          Options                                         Average
                         Available   Number of    Exercise    Aggregate   Exercise
                         for Grant    Options       Price       Price      Price
                         ----------  ----------  ----------- -----------  --------
Balances, December 31,
 1995...................    728,000     595,000  $0.05-$0.21 $    62,000   $ 0.10
  Options additionally
   reserved.............    380,000
  Options granted.......   (457,903)    457,903  $0.21-$6.29     777,000   $ 1.70
  Options canceled......     55,500     (55,500) $0.21-$1.03     (16,000)  $ 0.29
  Options exercised.....                (33,750) $0.05-$0.21      (2,000)  $ 0.07
                         ----------  ----------              -----------
Balances, December 31,
 1996...................    705,597     963,653  $0.05-$6.29     821,000   $ 0.85
  Options additionally
   reserved.............    600,000
  Options granted.......   (837,750)    837,750  $      1.03     863,000   $ 1.03
  Options canceled......    144,525    (144,525) $0.21-$1.03     (93,000)  $ 0.65
  Options exercised.....                (53,400) $0.05-$1.03     (15,000)  $ 0.28
                         ----------  ----------              -----------
Balances, December 31,
 1997...................    612,372   1,603,478  $0.05-$6.29   1,576,000   $ 0.98
  Options additionally
   reserved.............  1,150,000
  Options granted....... (1,586,750)  1,586,750  $1.03-$2.50   1,992,000   $ 1.26
  Options repurchased...      1,500              $      1.03               $ 1.03
  Options canceled......    152,166    (152,166) $0.05-$6.29    (134,000)  $(0.88)
  Options exercised.....             (1,252,165) $0.05-$1.13  (1,050,000)  $(0.84)
                         ----------  ----------              -----------
Balances, December 31,
 1998...................    329,288   1,785,897  $0.05-$6.29 $ 2,384,000   $ 1.33
                         ==========  ==========              ===========

   At December 31, 1996, 1997 and 1998, options for 1,455,088, 12,501 and
589,599 shares remain subject to the Company's right of repurchase.

                            MPATH INTERACTIVE, INC.

   The options outstanding and currently exercisable by exercise price at December 31, 1998 are as follows:

                                                            Options Currently
                   Options Outstanding                         Exercisable
     ---------------------------------------------------  -----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
                                  Remaining    Average                  Average
      Exercise       Number      Contractual   Exercise     Number      Exercise
        Price      Outstanding      Life        Price     Exercisable    Price
     -----------   -----------   -----------   --------   -----------   --------
        $0.05         106,334     6.3 years     $0.05        106,334     $0.05
        $0.21          38,187     5.2 years     $0.21         38,187     $0.21
     $1.01-$1.13    1,308,736     9.2 years     $1.03      1,308,736     $1.03
        $1.50          46,500     9.9 years     $1.50         46,500     $1.50
        $2.01          30,712     2.1 years     $2.01         30,712     $2.01
        $2.50         189,000      10 years     $2.50        189,000     $2.50
        $6.29          66,428     1.9 years     $6.29         66,428     $6.29
                    ---------                              ---------
     $0.05-$6.29    1,785,897     8.6 years     $1.34      1,785,897     $1.33
                    =========                              =========

    For financial reporting purposes, the Company has determined that the deemed fair market value on the date of grant of employee stock options granted since 1995 was in excess of the exercise price of the options. The difference is considered stock compensation expense and is charged against income over the vesting period of the options.

Pro Forma Stock-Based Compensation:

   The Company accounts for employee stock options under APB Opinion No. 25. Had the Company determined compensation expense under SFAS No. 123, the effect on the Company's net earnings would have been insignificant. These pro forma results are not necessarily indicative of results which may be expected in the future as additional grants are made each year and options vest over several years. The weighted average fair value of the options and warrants granted or modified for the years ended December 31, 1996, 1997 and 1998 was $0.17, $0.40 and $0.22 respectively.

   The following weighted average assumptions were used in the above calculations:

                                                      1996      1997     1998
                                                    ---------  -------  -------
     Risk free interest rate.......................      6.11%    6.05%    5.13%
     Expected life................................. 5.5 years  4 years  4 years
     Volatility....................................       --       --       --
     Dividend yield................................       --       --       --

8. NET LOSS PER SHARE:

   In accordance with the requirements of SFAS No. 128, a reconciliation of the numerator and denominator of basic and diluted loss per share is provided as follows:

                                             Year Ended December 31,
                                      ----------------------------------------
                                          1996          1997          1998
                                      ------------  ------------  ------------
Numerator--Basic and Diluted:
  Net loss........................... $(25,045,000) $(13,654,000) $(11,951,000)
Denominator--Basic and Diluted:
  Weighted average common shares
   outstanding.......................      741,000     1,749,000     2,217,000
Basic and Diluted loss per share..... $     (33.80) $      (7.81) $      (5.39)

                            MPATH INTERACTIVE, INC.

   Options and warrants to purchase common and preferred shares, unvested common shares subject to repurchase by the Company and preferred securities are not included in the diluted loss per share calculations as their effect is antidilutive for all periods presented. These dilutive securities at December 31, 1998 included weighted average common stock equivalents relating to preferred stock and options and warrants to purchase common and preferred shares (as calculated using the treasury method), as follows:

                                                   1996      1997       1998
                                                 --------- --------- ----------
     Preferred stock............................ 5,332,682 8,662,706 10,416,615
     Unvested common shares..................... 1,435,088   794,594    185,354
     Options....................................   650,168 1,118,773  1,993,582
     Warrants...................................       --    216,088    543,436

9. EMPLOYEE BENEFIT PLAN:

   The Company created a 401(k) Plan (the Plan) to provide tax deferred salary deductions for all eligible employees. Participants may make voluntary contributions to the Plan up to 20% of their compensation, not to exceed the annual 402(g) limitation for any plan year. The Company's matching contribution is discretionary as determined by the Board of Directors. During 1996, 1997 and 1998, the Company did not contribute to the Plan.

10. INCOME TAXES:

   For the years ended December 31, 1996, 1997 and 1998 the provision for income taxes comprised minimum state tax expense.

   The components of the net deferred tax assets comprised (in thousands):

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
  Net operating loss carryforwards.......................... $ 14,552  $ 17,588
  Tax credit carryforwards..................................      988       988
  Accruals, depreciation and amortization...................      389       528
  Intangible assets.........................................    6,957     5,097
                                                             --------  --------
                                                               22,886    24,201
  Less valuation allowance..................................  (22,886)  (24,201)
                                                             --------  --------
  Net deferred tax asset.................................... $    --   $    --
                                                             ========  ========

   Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its net deferred tax assets.

    The difference between the statutory rate of approximately 40% (34% federal and 6% state, net of federal tax benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company not recording the benefit received from the accumulation of their net deferred tax assets.

    At December 31, 1997 and 1998, the Company had federal and state net operating loss carryforwards of approximately $32,816,000 and $45,232,000, respectively, available to offset future regular and alternative minimum taxable income. Of the total net operating loss carryforwards, $16,231,000 was attributed to Catapult's carryforwards (see Note 3). The Company's net operating loss carryforwards expire on various dates after the year 1999, if not utilized.

                            MPATH INTERACTIVE, INC.

    Due to changes in the Company's ownership, future utilization of these net operating losses and credit carryforwards will be subject to certain annual limitations as defined by the Tax Reform Act of 1986. Due to separate return limitations, future utilization of the net operating losses and credits of Catapult will be subject to additional limitations.

   Due to changes in the Company's ownership, future utilization of these net operating loss carryforwards may be subject to certain limitations on annual utilization as deferred by the Tax Reform Act of 1986.

11. RELATED PARTY TRANSACTIONS:

   One of the Company's major customers is also an investor and has a seat on the Board of Directors. The Company had revenue transactions in the normal course of business with this customer totaling $515,000 and $1,901,000 in the years ending December 31, 1997 and 1998, respectively. During the year ending December 31, 1996, the Company did not have revenue transactions with this customer. As of December 31, 1998, the Company has an accounts receivable balance of $376,000 outstanding from this customer.

12. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

                                                    Year Ended December 31,
                                                -------------------------------
                                                   1996       1997      1998
                                                ---------- ---------- ---------
Cash paid for interest......................... $   40,000 $  115,000 $ 222,000
Exercise of common stock options for notes
 receivable....................................     46,000        --    937,000
Issuance of Series C preferred stock in
 consideration of Catapult acquisition in
 November 1996.................................  9,021,000        --        --
Assumption of notes payable in connection with
 the Catapult acquisition, net of original
 discount of $415,000..........................  2,756,000        --        --
Conversion of Series C preferred stock to
 Series D preferred stock......................        --     500,000       --
Exchange of notes payable for Series D
 preferred stock...............................        --   1,300,000       --
Conversion of bridge loans and accumulated
 interest into Series D preferred stock........        --   1,614,000       --
Non cash payment for common stock warrants.....        --       1,000       --
Buyout of Catapult leases with deposit funds...        --      74,000       --
Non cash financing cost in conjunction with
 financing arrangement for warrant of 23,000
 shares of Series D preferred stock............        --         --     64,000
Compensation accrued for options granted.......    365,000  1,606,000   215,000
Compensation recorded for options exercised....     12,000     63,000 2,380,000

13. SEGMENTS:

   As discussed in Note 2, the Company has two reportable segments: Live Communities and Foundation. Live Communities provides a live entertainment and game community on the Internet. Foundation leverages the technology expertise developed in creating Live Communities by providing licensed technology, developmental and supporting services to companies seeking to create online communities.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on profit or loss from operations before income tax and including nonrecurring gains and losses.

                            MPATH INTERACTIVE, INC.

   The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business has different strategies. The following table provides financial information by segment (in thousands):

                                 1996              1997             1998
                           ----------------- ----------------- ----------------
                                     Percent           Percent          Percent
                                       of                of               of
                            Dollar    Total   Dollar    Total  Dollar    Total
                            Value    Revenue  Value    Revenue  Value   Revenue
                           --------  ------- --------  ------- -------  -------
Net revenues:
  Live Communities........ $     12     10%  $    686     25 % $ 3,022     38%
  Foundation..............      112     90%     2,041     75 %   5,005     62%
                           --------    ---   --------    ---   -------    ---
    Total................. $    124    100%  $  2,727    100 % $ 8,027    100%
                           ========    ===   ========    ===   =======    ===
Cost of net revenues:
  Live Communities........ $     35     28%  $  1,808     66 % $ 2,221     28%
  Foundation..............       90     72%       620     23 %     790     10%
                           --------          --------          -------
    Total................. $    125          $  2,428          $ 3,011
                           ========          ========          =======
Gross profit (loss):
  Live Communities........ $    (23)   -18%  $ (1,122)   (41)% $   801     10%
  Foundation..............       22     18%     1,421     52 %   4,215     52%
                           --------          --------          -------
    Total................. $     (1)         $    299          $ 5,016
                           ========          ========          =======
Operating expenses:
  Live Communities........ $ 11,648          $  8,106          $ 9,740
  Foundation..............      427             4,077            4,513
                           --------          --------          -------
    Total................. $ 12,075          $ 12,183          $14,253
                           ========          ========          =======
Operating loss:
  Live Communities........ $(11,671)         $ (9,228)         $(8,939)
  Foundation..............     (405)           (2,656)            (298)
                           --------          --------          -------
    Total................. $(12,076)         $(11,884)         $(9,237)
                           ========          ========          =======

  The Company does not track assets at all or operating expenses in any more detail than presented above for the Chief operating decision maker to make operating decisions. Accordingly such information has not been presented.

  In 1996, operating expenses and operating loss do not agree to the amounts on the statement of operations as the write-off of acquired intangibles was not considered to be a part of either operating segment. In 1996, 1997 and 1998, the operating expenses and operating loss do not agree to the amounts on the statements of operations as the stock compensation was not classified within either operating segment.

14. SUBSEQUENT EVENTS:

   In January of 1999 the Company increased the authorized number of shares of preferred stock to 16,294,986 and issued 3,035,306 shares of Series E convertible preferred stock, with a par value of $.00005 per share, at a price of $6.60 per share. An additional 77,422 shares of Series E preferred stock are reserved for issuance upon exercise of warrants granted to the investment bankers at an exercise price of $6.60 per share. The warrants expire upon the earlier of January 15, 2004, the sale or merger of substantially all of the

                            MPATH INTERACTIVE, INC.

Company's assets or an underwritten public offering of securities. The fair value of these warrants of $104,000 will be recorded as a reduction of additional paid-in capital.

   Each share of Series E preferred stock is convertible at the option of the holder into one share of common stock. All preferred shares will automatically convert into common stock upon the earlier of the closing of an underwritten public offering of common stock for not less than $10.80 per share, with aggregate net proceeds of more than $15,000,000, or the date specified by written consent or agreement of the holders of at least sixty-six and two thirds percent (66.67%) of the then outstanding shares of preferred stock.

   The holders of Series E preferred stock are entitled to receive, on an equal basis, non- cumulative dividends in preference to holders of common stock at the rate of $0.66 per share, when and if declared by the Board of Directors.

   Upon liquidation, dissolution, or winding up of the Company, the holders of preferred stock are entitled to receive on an equal basis in conjunction with holders of preferred Series D and in preference to holders of common and holders of Series A,B,C and C-1 an amount equal to $6.60 for each share of Series E and $5.40 for each share of Series D then held plus any declared but unpaid dividends. Holders of Series A,B,C and C-1 preferred stock shall then receive distributions based on their liquidation rates.

   After completion of the distribution to the preferred stockholders the remaining assets will be distributed to the holders of Series A Preferred Stock and common stock on a common equivalent of $2.50 per share. Thereafter, the holders of common stock will be entitled to receive all remaining assets.

   The holders of each share of Series E preferred stock shall have the right to that number of votes equal to the number of shares of common held on as converted basis.

   Immediately subsequent to the issuance of Series E preferred stock the term loan for $1,500,000 (see Note 6) became due and payable. The Company has fully repaid this obligation.

15. ADDITIONAL SUBSEQUENT EVENTS:

    In February 1999, the Company's Board of Directors approved the 1999 Stock Incentive Plan, which is still subject to stockholder approval. A total of 2,500,000 shares of common stock has been reserved for issuance under this plan, which is subject to annual increases. This plan provides for the grant of incentive stock options to employees and nonstatutory stock options and restricted stock to employees, directors and consultants. The terms of the option and restricted stock grants will be determined by the Board of Directors on the date of issuance.

    In February 1999, the Company's Board of Directors approved the 1999 Directors' Stock Option Plan (the "Directors' Plan"), which is still subject to stockholder approval. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for an initial grant of an option to purchase 30,000 shares of common stock to each person who becomes a non-employee director after the effective date of the Directors' Plan. These options vest and become exercisable 25% annually upon the first, second, third and fourth anniversaries of the date of grant. The Directors' Plan also calls for annual grants upon each annual meeting of options to purchase 7,500 common shares, which option becomes exercisable and vested in full upon the fourth anniversary of the date of grant. Options must be granted at the fair market value on the date of grant and have a term of the lesser ten years or the term of the optionees' service as a director.

    In February 1999, the Company's Board of Directors approved the 1999 Employee Stock Purchase Plan (the "Purchase Plan"), which is still subject to stockholder approval. A total of 750,000 shares of common

                            MPATH INTERACTIVE, INC.

stock has been reserved for issuance under the Purchase Plan, which is subject to annual increases. The Purchase Plan allows for eligible employees to purchase a limited number of shares of the Company's Common Stock at 85% of the fair market value during certain plan-defined dates.

    On February 11, 1999, the Company entered into a Letter of Understanding with Yahoo! Inc., which outlines an arrangement to license to Yahoo! certain technology. As part of this arrangement, the Company issued Yahoo! a warrant to purchase 192,000 shares of common stock at an exercise price of $10.29 per share, which Yahoo! can exercise upon certain milestones. While the final valuation of this warrant will not be established until all of the milestones have been met, the Company will estimate the value at each month-end. One-half of the value will be expensed in the six-month period to September 30, 1999. The remaining expense will be charged to operations over the period of the agreement with Yahoo!.

                              [INSIDE BACK COVER]

Title: "Advertising Products." Text: "The Mpath technologies offer Internet advertisers an opportunity to reach targeted audiences who are participating in activities that keep them absorbed in our Live Communities. Our Live Communities serve over 3 million registered users with over 80,000 unique daily visitors generating over 300 minutes of average monthly usage per visitor. Mpath's Live Communities advertising leverages rich media to provide enhanced opportunities for building brand awareness and loyalty and increasing customers' purchase intent. Live Communities can also target ads to distinct demographic and psychographic groups. Live Communities offer standard banner advertising and also go beyond-the banner to offer TV-style interstitials, Web viewers, buttons, sponsorships, contests, promotions and special offers."

Center of page:
Seven overlapping images of Web pages, banner ads, and buttons, which display the various types of advertising mediums available. Each image has text associated with it, and the text for such images is as follows:

1. "Email Newsletters. Deliver messages directly to the live communities membership and hyperlink to the advertiser's Web site."
2. "Banner Ads and Buttons. Target by content, demographics, geography, browser and domain."
3. "Intersitials. Offer innovative, full-screen, TV style ads--using animation, audio or static graphics."
4. "Web Viewers. Target by content, demographics and geography with guaranteed visibility so members can navigate the advertiser's site from directly within our live communities."
5. "Sponsorships. Display high visibility ad or logo by lobby, community or pager sponsorship and link ad or logo to the advertiser's Web site."
6. "Member Portraits. Customize a member portrait with the advertiser's corporate logo or icon."

Bottom of page:
Text: "Strategic Relationships. Mpath has entered into strategic relationships with some of the most prominent media technology companies in order to increase membership and usage, maximize revenues, build brand recognition, accelerate product development and acquire content." Small corporate logos for the following entities:

1.  Infoseek Corporation
2.  XOOM, Inc.
3.  Intel Corporation
4.  Excite, Inc.
5.  Macromedia, Inc.
6.  GTECH Corporation
7.  SegaSoft Networks, Inc. (Heat logo)
8.  Cox Interactive Media, Inc.

                          [LOGO OF MPATH APPEARS HERE]




    Until     , 1999 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Mpath in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                        Amount
                                                                      to be Paid
                                                                      ----------
Securities and Exchange Commission registration fee.................   $ 13,748
NASD filing fee.....................................................      5,445
Nasdaq National Market listing fee..................................     90,000
Printing and engraving expenses.....................................    225,000
Legal fees and expenses.............................................    300,000
Accounting fees and expenses........................................    207,000
Blue Sky qualification fees and expenses............................      3,000
Transfer Agent and Registrar fees...................................     10,000
Miscellaneous fees and expenses.....................................    142,807
                                                                       --------
  Total.............................................................    997,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification under specific circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act. Article X of Mpath's Certificate of Incorporation (Exhibit 3.1) and Article VII, Section 6 of Mpath's Bylaws (Exhibit 3.3) provide for indemnification of Mpath's directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, Mpath has entered into indemnification agreements (Exhibit 10.1) with its officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among Mpath and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

      Since January, 1995, Mpath has sold and issued the following securities:

      1. In January and March 1995, Mpath issued and sold for cash a total of 100,000 shares of its Common Stock at a price of $0.05 per share to two investors and 2,800,000 shares of its Series A Preferred Stock at a price of $0.50 per share to seven investors. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. These investors were affiliated entities of sophisticated venture capital funds. The actual number of investment decisionmakers is smaller than the number of investors due to the splitting out of the allocated investment by the venture capital funds among affiliated entities and individuals. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. In addition, based on representations made to Mpath by the investors, the investors were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      2. In August 1995 and January 1996, Mpath issued and sold for cash a total of 2,190,842 shares of its Series B Preferred Stock at a price of $2.07 per share to 29 private investors. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. These investors were affiliated entities of sophisticated venture capital funds and sophisticated individuals. The actual number of investment decisionmakers is smaller than the number of investors due to the splitting out of the allocated investment by the venture capital funds among affiliated entities and individuals. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. Based on representations made to Mpath by the investors, the investors were accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      3. In April, May and July 1996, Mpath issued and sold for cash a total of 1,154,580 shares of its Series C Preferred Stock at a price of $10.28 per share to 35 private investors. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. These investors were affiliated entities of sophisticated venture capital funds, corporations and sophisticated individuals. The actual number of investment decisionmakers is smaller than the number of investors due to the splitting out of the allocated investment by the venture capital funds among affiliated entities and individuals. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. Based on representations made to Mpath by the investors, the investors were all accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      4. In November 1996, Mpath issued and sold a total of 291,829 shares of its Series C Preferred Stock at a price per share of $10.28 to 27 investors. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. These investors were affiliated entities of sophisticated venture capital funds, corporations and sophisticated individuals. The actual number of investment decisionmakers is smaller than the number of investors due to the splitting out of the allocated investment by the venture capital funds among affiliated entities and individuals. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. Based on representations made to Mpath by the investors, the investors were all accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      5. In March 1997, Mpath issued and sold 48,638 shares of its Series C Preferred Stock at a price of $10.28 per share to one private investor. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The investor was a corporation. Based on representations made to Mpath by the investor, information supplied by Mpath to the investor and the relationship between Mpath and the investor, the investor had adequate access to information about Mpath. Based on representations made to Mpath by the investor, the investor was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and was able to bear the financial risk of their investment. The investor represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      6. In November 1996, Mpath acquired one hundred percent of the outstanding stock of Catapult Entertainment, Inc., a California corporation, in connection with Catapult's reorganization. Pursuant to an Agreement and Plan of Reorganization and an Agreement and Plan of Merger, Catapult merged with and into a wholly-owned subsidiary of Mpath and Mpath issued 868,254 shares of Series C Preferred Stock and options to purchase 121,078 shares of common stock, valued at $10.28 per share, to 26 securityholders of Catapult. In addition, Mpath issued and sold a warrant to purchase up to 52,250 shares of common stock at a price of $60.00 per share to Intel. Mpath also issued two convertible promissory notes to Intel for $1,150,000 and $150,000 respectively and issued a convertible senior subordinated promissory note to Viacom International, Inc. for $1,864,000. The Agreement and Plan of Reorganization was approved by the United States Bankruptcy Court. The securities were deemed to be exempt from registration pursuant to Section 3(a)(7) under the Securities Act.

      7. In July and August 1997, Mpath issued and sold a total of 3,111,110 shares of Series D Preferred Stock to 28 private investors for cash and the cancellation of debt at a price of $5.40 per share. In addition, in July and August 1997, Mpath issued warrants to purchase 1,555,555 shares of common stock at an exercise price of $5.40 per share to the purchasers of the Series D Preferred Stock. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. These investors were affiliated entities of sophisticated venture capital funds, corporations and sophisticated individuals. The actual number of investment decisionmakers is smaller than the number of investors due to the splitting out of the allocated investment by the venture capital funds among affiliated entities and individuals. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. Based on representations made to Mpath by the investors, the investors were all accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      8. In July 1998, Mpath entered into a loan and security agreement pursuant to which Mpath received a $1,500,000 term loan. In connection with the loan and security agreement, Mpath issued and a warrant to purchase 23,000 shares of Series D Preferred Stock at an exercise price of $5.40 per share. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The investor was a lending institution. Based on representations made to Mpath by the investor, information supplied by Mpath to the investor and the relationship between Mpath and the investor, the investor had adequate access to information about Mpath. Based on representations made to Mpath by the investor, the investor was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and was able to bear the financial risk of their investment. The investor represented its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      9. In January 1999, Mpath issued and sold for cash a total of 3,035,306 shares of Series E Preferred Stock to 69 private investors at a price of $6.60 per share. In addition, Mpath issued a warrant to purchase 77,422 shares of its Series E Preferred Stock at an exercise price of $6.60 per share and paid a commission of $1,201,980 to NationsBanc Montgomery Securities, LLC, the placement agent in the Series E financing. The issuance of the securities was deemed to be exempt from registration under the Securities Act pursuant to Rule 506 under Regulation D. Based on representations made to Mpath by the investors, information supplied by Mpath to the investors and the relationship between Mpath and the investors, all investors had adequate access to information about Mpath. Based on representations made to Mpath by the investors, the investors were all accredited investors within the meaning of Rule 501 of Regulation D under the Securities Act and were able to bear the financial risk of their investment. The investors represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities. Mpath did not make any offer to sell the securities by means of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

      10. Since inception, Mpath has issued an aggregate of 3,329,806 options to purchase its common stock net of lapsed options to 184 of its employees, directors and consultants with exercise prices ranging from $0.05 to $5.50, and has issued and sold an aggregate of 4,201,896 shares of its common stock net of repurchases to 101 of its employees, directors and consultants at prices ranging from $0.005 to $5.50. The issuance of the securities was deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. Almost all of these issuances were made in reliance upon Rule 701 promulgated under the Securities Act. Those issuances that were not made in reliance upon Rule 701 were to officers of Mpath whose relationship with Mpath provided for adequate access to information about Mpath.

Item 16. Exhibits and Financial Statement Schedules

      (a) Exhibits

 Number Description
 ------ -----------
  1.1   Form of Underwriting Agreement (subject to negotiation).
  3.1   Amended and Restated Certificate of Incorporation of Mpath.**
  3.2   Amended and Restated Certificate of Incorporation of Mpath (as
        proposed).
  3.3   Amended and Restated Bylaws of Mpath.**
  3.4   Amended and Restated Bylaws of MPath (as proposed).**
  4.1   Specimen Stock Certificate.**
  4.2   Fourth Amended and Restated Investors' Rights Agreement dated January
        15, 1999.**
  4.3   Form of Common Stock Purchase Warrant, issued in connection with the
        Series D Preferred Stock financing.**
  4.4   Warrant to Purchase Shares of Capital Stock dated November 18, 1996, issued by Mpath in favor of Intel Corporation.**
  4.5   Common Stock Purchase Warrant dated February 12, 1999, issued by Mpath in favor of PSINet, Inc.**
  4.6   Common Stock Purchase Warrant dated February 12, 1999, issued by Mpath in favor of PSINet, Inc.**
  4.7   Common Stock Purchase Warrant dated February 11, 1999, issued by Mpath in favor of Yahoo! Inc.+**
  4.8   Preferred Stock Purchase Warrant dated September 29, 1995, issued by
        Mpath in favor of Lighthouse Capital Partners, LP.**
  4.9   Warrant to Purchase Stock dated July 29, 1998, issued by Mpath in favor of Greyrock Business Credit.**
  4.10  Series E Preferred Stock Purchase Warrant dated January 15, 1999, issued by Mpath in favor of NationsBanc Montgomery Securities LLC.**
  4.11  Convertible Senior Subordinated Promissory Note dated November 18,
        1996, issued by Mpath to Viacom International, Inc.**
  4.12  Secured Promissory Notes dated July 29, 1998, and December 24, 1998 issued by Mpath to Greyrock Business Credit.**
  5.1   Opinion of Venture Law Group regarding the legality of the common stock being registered.**
 10.1   Form of Indemnification Agreement between Mpath and each of its officers and directors.**
 10.2   1995 Stock Option/Stock Issuance Plan.**
 10.3   1999 Stock Incentive Plan.**
 10.4   1999 Employee Stock Purchase Plan.**
 10.5   1999 Directors' Stock Option Plan.**
 10.9   Application Development Agreement dated November 9, 1998 between Mpath and Intel Corporation.+**
 10.10  Technology License Agreement dated April 15, 1996 between Mpath and
        SegaSoft Networks, Inc.+**
 10.11  Amendment #1 to Technology License Agreement dated November 27, 1996 between Mpath and SegaSoft Networks, Inc.+**
 10.12  Amendment #2 to Technology License Agreement dated March 28, 1998 between Mpath and SegaSoft Networks, Inc.+**
 10.13  Amendment #3 to Technology License Agreement dated October 27, 1998 between Mpath and SegaSoft Networks, Inc.+**
 10.15  Loan and Security Agreement dated July 29, 1998 between Mpath and
        Greyrock Business Credit, including the related Schedule to Loan and
        Security Agreement dated July 29, 1998, the related Amendment to Loan
        Documents dated July 31, 1998, the related Patent and Trademark
        Security Agreement dated July 29, 1998, the related Supplement One to
        Patent and Trademark Security Agreement dated December 1, 1998, and the related Security Agreement in Copyrighted Works dated July 29, 1998.**

 10.16 Industrial Lease dated December 1996 between Mpath and The Prudential
       Insurance Company of America and the related Nondisturbance and Attornment Agreement dated February 25, 1998.**
 23.1  Consent of Independent Accountants.
 23.2  Consent of Attorney (See Exhibit 5.1).**
 24.1  Power of Attorney.**
 27.1  Financial Data Schedule.**

--------
 *To be filed by amendment.
**Previously Filed.
 +Confidential treatment requested as to certain portions of this Exhibit.

      (b) Financial Statement Schedules

      Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California on April 21, 1999.

                                          MPATH INTERACTIVE, INC.

                                          By: /s/ Paul Matteucci
                                             ----------------------------------
                                          Paul Matteucci
                                          President and Chief Executive
                                           Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----

        /s/ Paul Matteucci           President, Chief Executive      April 21, 1999
____________________________________ Officer and Director
           Paul Matteucci            (Principal Executive
                                     Officer)

                 *                   Chief Financial Officer         April 21, 1999
____________________________________ (Principal Financial and
          Linda R. Palmor            Accounting Officer)

                 *                   Director                        April 21, 1999
____________________________________
            Brian Apgar

                 *                   Director                        April 21, 1999
____________________________________
          James W. Breyer

                 *                   Director                        April 21, 1999
____________________________________
           David A. Brown

                 *                   Director                        April 21, 1999
____________________________________
        Douglas G. Carlston

                 *                   Director                        April 21, 1999
____________________________________
           William McCall

                 *                   Director                        April 21, 1999
____________________________________
          Gregory O'Brien

                 *                   Director                        April 21, 1999
____________________________________
          Ruthann Quindlen

  *By:   /s/ Paul Matteucci                                          April 21, 1999
  __________________________________
           Paul Matteucci
          Attorney-in-Fact

 Number Description
 ------ -----------
  1.1   Form of Underwriting Agreement (subject to negotiation).
  3.1   Amended and Restated Certificate of Incorporation of Mpath.**
  3.2   Amended and Restated Certificate of Incorporation of Mpath (as
        proposed).
  3.3   Amended and Restated Bylaws of Mpath.**
  3.4   Amended and Restated Bylaws of MPath (as proposed).**
  4.1   Specimen Stock Certificate.**
  4.2   Fourth Amended and Restated Investors' Rights Agreement dated January
        15, 1999.**
  4.3   Form of Common Stock Purchase Warrant, issued in connection with the
        Series D Preferred Stock financing.**
  4.4   Warrant to Purchase Shares of Capital Stock dated November 18, 1996, issued by Mpath in favor of Intel Corporation.**
  4.5   Common Stock Purchase Warrant dated February 12, 1999, issued by Mpath in favor of PSINet, Inc.**
  4.6   Common Stock Purchase Warrant dated February 12, 1999, issued by Mpath in favor of PSINet, Inc.**
  4.7   Common Stock Purchase Warrant dated February 11, 1999, issued by Mpath in favor of Yahoo! Inc.+**
  4.8   Preferred Stock Purchase Warrant dated September 29, 1995, issued by
        Mpath in favor of Lighthouse Capital Partners, LP.**
  4.9   Warrant to Purchase Stock dated July 29, 1998, issued by Mpath in favor of Greyrock Business Credit.**
  4.10  Series E Preferred Stock Purchase Warrant dated January 15, 1999, issued by Mpath in favor of NationsBanc Montgomery Securities LLC.**
  4.11  Convertible Senior Subordinated Promissory Note dated November 18,
        1996, issued by Mpath to Viacom International, Inc.**
  4.12  Secured Promissory Notes dated July 29, 1998, and December 24, 1998 issued by Mpath to Greyrock Business Credit.**
  5.1   Opinion of Venture Law Group regarding the legality of the common stock being registered.**
 10.1   Form of Indemnification Agreement between Mpath and each of its officers and directors.**
 10.2   1995 Stock Option/Stock Issuance Plan.**
 10.3   1999 Stock Incentive Plan.**
 10.4   1999 Employee Stock Purchase Plan.**
 10.5   1999 Directors' Stock Option Plan.**
 10.9   Application Development Agreement dated November 9, 1998 between Mpath and Intel Corporation.+**
 10.10  Technology License Agreement dated April 15, 1996 between Mpath and
        SegaSoft Networks, Inc.+**
 10.11  Amendment #1 to Technology License Agreement dated November 27, 1996 between Mpath and SegaSoft Networks, Inc.+**
 10.12  Amendment #2 to Technology License Agreement dated March 28, 1998 between Mpath and SegaSoft Networks, Inc.+**
 10.13  Amendment #3 to Technology License Agreement dated October 27, 1998 between Mpath and SegaSoft Networks, Inc.+**
 10.15  Loan and Security Agreement dated July 29, 1998 between Mpath and
        Greyrock Business Credit, including the related Schedule to Loan and
        Security Agreement dated July 29, 1998, the related Amendment to Loan
        Documents dated July 31, 1998, the related Patent and Trademark
        Security Agreement dated July 29, 1998, the related Supplement One to
        Patent and Trademark Security Agreement dated December 1, 1998, and the related Security Agreement in Copyrighted Works dated July 29, 1998.**
 10.16  Industrial Lease dated December 1996 between Mpath and The Prudential
        Insurance Company of America and the related Nondisturbance and
        Attornment Agreement dated February 25, 1998.**

 23.1 Consent of Independent Accountants.
 23.2 Consent of Attorney (See Exhibit 5.1).**
 24.1 Power of Attorney.**
 27.1 Financial Data Schedule.**

--------
 *To be filed by amendment.
**Previously Filed.
 +Confidential treatment requested as to certain portions of this Exhibit.